Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-10746
PROSPECTUS

                             NEW CHINA HOMES, LTD.

                            2,000,000 COMMON SHARES

                          2,000,000 REDEEMABLE COMMON
                            SHARE PURCHASE WARRANTS

                               ----------------

     This is our initial public offering of common shares and redeemable common share purchase warrants. We are offering 2,000,000 common shares and 2,000,000 warrants.

     You may purchase the common shares and warrants separately and transfer them separately at any time. Each warrant entitles the registered holder to purchase through March 8, 2005, one common share at a price of $5.75 per share, subject to adjustment under certain circumstances. We may redeem the warrants at a redemption price of $.25 per warrant. Before the first anniversary of the date of this prospectus, the warrants may not be redeemed by us without the written consent of Barron Chase Securities, Inc., our managing underwriter.

     Our common shares and warrants have been approved for listing on the Nasdaq National Market under the symbols "NEWC" and "NEWCW."

          INVESTING IN OUR COMMON SHARES AND WARRANTS INVOLVES RISKS. FOR A DESCRIPTION OF THESE RISKS, SEE PAGES 14 THROUGH 25.

================================================================================
                                   PER SHARE     PER WARRANT         TOTAL
--------------------------------------------------------------------------------
Public Offering Price .........     $ 5.00        $ 0.125        $10,250,000
--------------------------------------------------------------------------------
Underwriting Discount .........     $  .50        $ 0.0125       $ 1,025,000
--------------------------------------------------------------------------------
Proceeds to New China Homes
 before expenses ..............     $ 4.50        $ 0.1125       $ 9,225,000
================================================================================

     We have granted the underwriters a 45-day option to purchase up to 300,000 additional common shares and warrants on the same terms and conditions as set forth above solely to cover over-allotments, if any.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     It is expected that delivery of the certificates representing the common shares and the warrants will be made at the offices of Barron Chase Securities, Inc. on or about March 15, 2000.

                         [BARRON CHASE SECURITIES LOGO]

                  The date of this Prospectus is March 8, 2000

[Map of China indicating its major cities] [Graphic of the original master site plan for California Gardens with the New China Homes, Ltd. Logo]

"Some of China's largest and fastest growing cities are moving towards suburban living." "The original master site plan for California Gardens, a suburban development in Northwestern Shanghai."

     "New China Homes" and the New China Homes logo are our service marks for which registration has been applied. All other service marks, trademarks or trade names appearing in this prospectus are the property of their respective owners.

                               ----------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES AND WARRANTS OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

[Pictures of the homes in the California Gardens development. Pictures of a tennis court, a carport area and the on-site High School within California Gardens. A picture of the California Gardens entrance pavilion and security area.]

"Some of the homes and the main entrance for our California Gardens project, a 350 acre planned residential community in Northwest Shanghai."

"Top Row: Three views of the California Gardens suburban community. Middle Row:
Tennis court, carport areas, and the on-site High School. Left: California Gardens entrance pavilion and security area."

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary ......................................................     4
Risk Factors ............................................................    14
Use of Proceeds .........................................................    26
Dividend Policy .........................................................    26
Capitalization ..........................................................    27
Dilution ................................................................    28
Selected Financial and Operating Data ...................................    29
Management's Discussion and Analysis of Financial Condition and Results
   of Operations.........................................................    34
Overview of the Legal Framework Regulating China's Real Estate Market ...    42
Overview of China's Economy .............................................    49
China's Real Estate Market ..............................................    57
About Our Company .......................................................    61
Taxation ................................................................    70
Management ..............................................................    76
Certain Transactions ....................................................    83
Security Ownership of Beneficial Owners and Management ..................    84
Description of Securities ...............................................    85
Enforceability of Civil Liabilities and Certain Foreign Issuer
   Considerations .......................................................    91
Shares Eligible for Future Sale .........................................    93
Underwriting ............................................................    94
Experts .................................................................    97
Legal Matters ...........................................................    97
Where You Can Find More Information .....................................    97
Index to Consolidated Financial Statements ..............................   F-1

                              PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS MATERIAL ASPECTS OF OUR BUSINESS AND THIS OFFERING, BUT YOU SHOULD READ THE ENTIRE PROSPECTUS BEFORE DECIDING TO PURCHASE OUR COMMON SHARES OR WARRANTS. UNLESS OTHERWISE NOTED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS WILL NOT EXERCISE THEIR OVER-ALLOTMENT OPTION AND GIVES EFFECT TO A 999-FOR-ONE STOCK SPLIT EFFECTED IN AUGUST 1999. ALL REFERENCES IN THIS PROSPECTUS TO "NEW CHINA HOMES," THE "COMPANY" OR "WE," "OUR" OR "US" REFER TO NEW CHINA HOMES, LTD. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS" ON PAGE 14.

                     THE CHANGING HOUSING MARKET IN CHINA

       Private land ownership in China was abolished in the 1950s and was replaced by a centrally planned and managed land resources allocation system, which legally prohibited the transfer or lease of land in China. With the Chinese economy moving towards a more liberalized market-oriented system, reforms have been introduced in China's property sector. Under land reform legislation, while the transfer of land ownership is still restricted, "land use rights" may be granted, transferred, leased or mortgaged in accordance with stipulated legal procedures and requirements. Upon becoming the Premier of China in March 1998, Zhu Rongji renewed efforts for structural economic reform by announcing, among other initiatives, a new housing reform program. The principal policies of this new housing initiative are as follows:

       /bullet/ Establishing a new urban housing system adapted to the "socialist market economic system" and the specific national situation of China;

       /bullet/ Creating a multi-level housing supply system;

       /bullet/ Expanding the scope of home financing; and

       /bullet/ Improving the regulation of the housing market.

                                  OUR COMPANY

       New China Homes is a holding company which presently conducts business through its 98.2%-owned subsidiary, Shanghai Chingchu Property Development Co., Ltd. Shanghai Chingchu was founded in 1997 to become a leading developer of large, planned residential communities in China's rapidly emerging private home building market. Through Shanghai Chingchu, we design, develop, construct, market and sell spacious, high-quality, affordable homes in planned residential communities, which are targeted at Chinese middle income families. We target development sites which are within commuting distance to China's principal population centers.

                        OUR CALIFORNIA GARDENS PROJECT

       In May 1997, Shanghai Chingchu began construction of our first planned residential community, called CALIFORNIA GARDENS. CALIFORNIA GARDENS is located on a 350-acre site just inside the northwestern corner of the outer ring road surrounding the city of Shanghai. When completed, CALIFORNIA GARDENS will feature the following:

       /bullet/ A projected 4,485 townhouses (configured in rows of 6-13 contiguous homes) and 1,280 apartments, representing a total of approximately 10 million square feet;

       /bullet/ Townhouses which provide average floor space of approximately
          1,600 square feet, and feature front yards (convertible to carports) and back yards. The apartments will provide an average floor space of approximately 1,000 square feet and will have available parking facilities;

       /bullet/ Close proximity to one of Shanghai's main motor transportation arteries, which is located within eight miles of the city center; and

       /bullet/ A wide range of amenities, making CALIFORNIA GARDENS a full service residential community. These amenities include the following:

       /bullet/ kindergartens, primary and high schools;

       /bullet/ full sports facilities, including swimming pools and a "pitch and putt" golf area;

       /bullet/ a meeting and conference facility;

       /bullet/ a 24-hour medical clinic;

       /bullet/ an on-site motel; and

       /bullet/ retail shopping, restaurants and a country club.

       As of September 30, 1999 Shanghai Chingchu had completed the construction of, and delivered to its customers, 1,110 homes. Shanghai Chingchu is developing and marketing the homes at CALIFORNIA GARDENS in five phases consisting of a specified number of homes. Phase 1 consists of 365 homes. Each home in Phase 1 has been sold. The construction of Phase 2, consisting of a total of 752 homes which are being offered in two-subdivisions, was completed in June 1999, and as of September 1999, Shanghai Chingchu has delivered 745 homes in that Phase. Phase 2A will consist of 74 semi-detached home units. Phase 2A is currently in its initial planning stage. Phase 3, consisting of 416 homes under construction, was completed at the end of 1999. Phase 4, consisting of a total of 1,070 homes which are being offered in two sub-divisions, is currently accepting deposits, or "booking fees." Construction of homes in the first sub-division of Phase 4 is scheduled to commence in late January 2000, and construction of homes in the second sub-division of Phase 4 is scheduled to commence in June 2000. Shanghai Chingchu presently has land use rights only for Phases 1, 2, 2A, 3 and one of the sub-divisions of Phase 4. The remaining homes at CALIFORNIA GARDENS are in different stages of planning and pre-development processing. Shanghai Chingchu anticipates that its development will be completed in 2003.

                        PROPERTY MANAGEMENT SERVICE FEES

       We may provide management services to each homeowner of CALIFORNIA GARDENS for a monthly general maintenance service fee. These services would include garbage collection, security, maintenance services, bus transportation to and between mass transit locations and landscaping. These services are currently provided to CALIFORNIA GARDENS residents by an unrelated company at an average monthly fee of US$ 24 per unit. These fees are likely to increase over time, subject to prior regulatory approval.

       The monthly maintenance service fee does not cover the costs of major repairs, which may include significant work required to repair or replace a roof or facade. A one-year warranty is provided to the residents of CALIFORNIA GARDENS to cover the costs of these major repairs. Residents of CALIFORNIA GARDENS must also contribute an average of US$ 430 per home to a sinking fund prior to taking occupancy of their homes. We anticipate that the sinking fund will be adequate to cover the costs of these major repairs. To the extent that repair costs exceed the amount within the sinking fund during the warranty period, it will be our obligation to pay for the necessary repairs. It will become the responsibility of the CALIFORNIA GARDENS Residents Association to seek further payment from unit owners for major repairs to the extent that the cost of any major repair exceeds the amount in the sinking fund and following the expiration of the warranty period.

                             OUR BUSINESS STRATEGY

       Our objective is to complete the development and sale of homes at the CALIFORNIA GARDENS project and to develop and market similar residential communities in other principal cities in China. Key elements of our business strategy include:

       /bullet/ focusing on key urban markets in China for the development of affordable residential communities;

       /bullet/ targeting the emerging Chinese middle-income class as home buyers;

       /bullet/ providing substantial benefits to home buyers;

       /bullet/ continuing our commitment to quality leadership; and

       /bullet/ entering markets early.

        OUR CORPORATE BACKGROUND, STRUCTURE AND CONTROLLING SHAREHOLDER

       All of our present operations in China are conducted through Shanghai Chingchu, our 98.2% indirect subsidiary. Shanghai Chingchu is organized as a Sino-foreign equity joint venture, and is subject to various Chinese foreign investment enterprise laws, regulations and taxes, and to legal and contractual obligations relating to the payment of dividends and management fees, while New China Homes, in its capacity as the holding company of Shanghai Chingchu, is not subject to these requirements. For instance, under Chinese law, Shanghai Chingchu must establish a reserve fund, a bonus and welfare fund for staff and workers and an enterprise development fund to which it is required to contribute a portion of its after-tax profits before distributing any dividends to shareholders.

       Our principal shareholder is Far East Consortium International Limited, a Cayman Islands company whose shares have been publicly-traded and listed on the Hong Kong Stock Exchange since 1971. Far East Consortium has holdings in real estate development projects, hotels, manufacturing companies and other companies engaged in property development and management business throughout Southeast Asia, China, Australia and North America. To date, all funding for our business activities has been provided by Far East Consortium. After this offering, Far East Consortium will continue to own approximately 77% of our outstanding common shares and will continue to file reports in Hong Kong under the rules of the Hong Kong Stock Exchange that include information relating to New China Homes, including financial statements prepared in accordance with accounting principles generally accepted in Hong Kong that consolidate the financial results of New China Homes, so long as it has a controlling interest in New China Homes.

                              CONTACT INFORMATION

  Principal Executive Offices:          Offices in the United States:

  16/F Far East Consortium Building     44 East 67th Street
  121 Des Voeux Road                    New York, New York 10021
  Central, Hong Kong

  Telephone number: (852) 2850-0600     Telephone number: (212) 535-2592

                                EXCHANGE RATES

       We have prepared our financial statements in accordance with Hong Kong GAAP and published such statements in Hong Kong dollars. All references to "HK$" are to Hong Kong dollars. All references to "U.S. dollars," "dollars," "US$" or "$" are to United States dollars. For your convenience, conversion of amounts from Hong Kong dollars into United States dollars has been made at the unified exchange rate of US$ 1.00 = HK$ 7.7679, the noon buying rate in New York City for cable transfers in Hong Kong dollars as certified for customs purposes by the Federal Reserve Bank in New York on September 30, 1999.

       On consolidation, the financial statements of our joint venture subsidiary in China are translated from Renminbi which we sometimes refer to as "RMB", being its functional currency, into Hong Kong dollars. The translation of Hong Kong dollar amounts into United States dollars within the consolidated financial statements are for convenience only and have been made at a rate of HK$ 7.75 to US$ 1.00. Such translations should not be construed as representations that the Hong Kong dollar amounts could be converted into United States dollars, at that rate or any other rate. The following table indicates the relevant exchange rates between one Renminbi, one Hong Kong Dollar and one United States dollar for the periods indicated:

                                              RENMINBI         HONG KONG DOLLAR
                                            AVERAGE NOON         AVERAGE NOON
                                         BUYING RATE(1)(2)     BUYING RATE(1)(2)
                                        -------------------   ------------------
FISCAL YEAR
1997 ................................           8.3193               7.7431
1998 ................................           8.3008               7.7467
1999 (through September 30, 1999) ...           8.2774               7.7665

PERIOD ENDING
September 30, 1998 ..................           8.3055               7.7480
September 30, 1999 ..................           8.2774               7.7665

----------------
(1) The noon buying rate in New York for cable transfers payable in foreign currencies for customs purposes by the Federal Reserve Bank of New York.

(2) Determined by averaging the rates on the last business day of each month during the relevant period.

     On March 7, 2000, the noon buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank in New York was one United States dollar equals 7.7840 Hong Kong dollars or 8.2784 Renminbi.

                                 THE OFFERING

Securities offered ................   2,000,000 common shares at US$ 5.00 per share and warrants to purchase 2,000,000 common shares at US$ 0.125 per
                                      warrant. You may purchase the common shares and warrants
                                      separately and transfer them separately at any time. Each
                                      warrant entitles the registered holder to purchase, at any time through March 8, 2005 one common share at a price of US$
                                      5.75 per share, subject to adjustment under certain
                                      circumstances. The warrants are not exercisable unless, at the time of exercise, we have a current prospectus under the
                                      Securities Act covering the common shares issuable upon
                                      exercise of the warrants and these common shares have been registered, qualified or are exempt under applicable state securities laws. We are required to maintain an effective
                                      registration statement covering the common shares underlying the warrants before we can redeem the warrants. Before the first anniversary of the date of this prospectus, we may not redeem the warrants without the written consent of the
                                      underwriter. See "Description of Securities" on page 85 and
                                      "Underwriting" on page 94.

Common shares to be outstanding
 after the offering ...............   12,400,000 common shares.

Cancellation of pre-offering common
 shares if we do not earn specified   All of the existing shareholders of the Company have agreed
 net income .......................   with us that:

                                        /bullet/ 25% of their common shares will be canceled if our net income is less than US$ 10 million in the one-year
                                      period commencing on the first day of the month
                                      following the closing of this offering; and

                                        /bullet/  25% of their common shares will be canceled if our net income is less than US$ 20 million in the following
                                      one-year period.

Use of proceeds ...................   We estimate that we will receive net proceeds before
                                      expenses from this offering of US$ 9,225,000, and US$
                                      10,608,750 if the managing underwriter exercises its over-
                                      allotment option in full. We will use the proceeds from this offering for working capital and general corporate purposes, including the completion of additional phases of the
                                      CALIFORNIA GARDENS project and for future development of
                                      residential communities in China. See "Use of Proceeds" on page 26.

Nasdaq National Market Symbols
  Common shares ...................   NEWC
  Warrants ........................   NEWCW

                     SUMMARY FINANCIAL AND OPERATING DATA

     We have prepared our financial statements in accordance with accounting principles generally accepted in Hong Kong ("Hong Kong GAAP"), which differ in certain significant respects from U.S. generally accepted accounting principles ("US GAAP"). We describe these differences in note 16 of notes to our consolidated financial statements included in this prospectus. The following summary financial and operating data summarizes financial and certain operating data for our business for the periods indicated. We derived the summary statement of operations data for the fiscal years ended March 31, 1997, 1998 and 1999 and the summary balance sheet data as of March 31, 1998 and 1999 presented below from our consolidated financial statements included in this prospectus. We derived the summary statement of operations data for the fiscal years ended March 31, 1995 and 1996 and for the six months ended September 30, 1998 and 1999, and the summary balance sheet data as of September 30, 1998 and 1999 presented below from our unaudited consolidated financial statements which were prepared on the same basis as our audited consolidated financial statements, and include all adjustments which we believe are necessary to present fairly the data for such periods. Results for the six months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full fiscal year ending March 31, 2000. You should read the summary financial and operating data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:

                                                                          FISCAL YEAR ENDED MARCH 31,
                                              -----------------------------------------------------------------------------------
                                                  1995        1996        1997           1998            1999           1999
                                              ----------- ----------- ------------ --------------- --------------- --------------
                                                  HK$         HK$          HK$           HK$             HK$             US$
Amounts in accordance with
 Hong Kong GAAP
 Operating revenues .........................        --          --           --      74,197,884     270,830,228     34,945,836
                                                 ======      =====       =======      ==========     ===========     ==========
 Operating (loss) income before interest
  and income taxes ..........................    (8,939)     (8,985)     (10,609)     (3,360,594)     48,666,153      6,279,504
 Interest expenses ..........................        --          --           --       1,451,955       6,306,527        813,746
                                                 ------      ------      -------      ----------     -----------     ----------
 (Loss) income before income taxes ..........    (8,939)     (8,985)     (10,609)     (4,812,549)     42,359,626      5,465,758
 Income taxes ...............................        --          --           --      (1,131,674)     15,706,408      2,026,633
                                                 ------      ------      -------      ----------     -----------     ----------
 (Loss) income before minority interests.....    (8,939)     (8,985)     (10,609)     (3,680,875)     26,653,218      3,439,125
 Minority interests .........................        --          --           --         (41,358)        570,569         73,622
                                                 ------      ------      -------      ----------     -----------     ----------
 Net (loss) Income ..........................    (8,939)     (8,985)     (10,609)     (3,639,517)     26,082,649      3,365,503
                                                 ======      ======      =======      ==========     ===========     ==========
 (Loss) earnings per share ..................     (8.94)      (8.99)      (10.61)      (3,639.52)      26,082.65       3,365.50
                                                 ======      ======      =======      ==========     ============    ===========
 Weighted average number of shares
  outstanding (See note (1)) ................     1,000       1,000        1,000           1,000           1,000          1,000
                                                 ======      ======      =======      ==========     ============    ===========
Amounts in accordance with US GAAP
 Operating revenues .........................        --          --           --      74,197,884     270,830,228     34,945,836
                                                 ======      ======      =======      ==========     ============    ===========
 Operating (loss) income before
  income taxes ..............................    (8,939)     (8,985)     (10,609)     (5,718,280)     40,915,526      5,279,423
                                                 ======      ======      =======      ==========     ============    ===========
 Net (loss) income ..........................    (8,939)     (8,985)     (10,609)     (4,246,356)     24,571,592      3,170,528
                                                 ======      ======      =======      ==========     ============    ===========
 (Loss) earnings per share ..................     (8.94)      (8.99)      (10.61)      (4,246.36)      24,571.59       3,170.53
                                                 ======      ======      =======      ==========     ============    ===========
 Weighted average number of shares
  outstanding (See note (1)) ................     1,000       1,000        1,000           1,000           1,000          1,000
                                                 ======      ======      =======      ==========     ============    ===========
Pro Forma (loss) earnings per share .........       N/A         N/A          N/A             N/A            2.36           0.30
                                                 ======      ======      =======      ==========     ============    ===========
Pro Forma number of shares ..................       N/A         N/A          N/A             N/A      10,400,000     10,400,000
                                                 ======      ======      =======      ==========     ============    ===========

                                                             SIX MONTHS ENDED
                                                              SEPTEMBER 30,
                                              ----------------------------------------------
                                                    1998            1999           1999
                                              --------------- --------------- --------------
                                                    HK$             HK$             US$
Amounts in accordance with
 Hong Kong GAAP
 Operating revenues .........................   102,297,739     115,946,294     14,960,812
                                                ===========     ===========     ==========
 Operating (loss) income before interest
  and income taxes ..........................    14,162,354      17,024,774      2,196,745
 Interest expenses ..........................     1,962,622       1,799,258        232,162
                                                -----------     -----------     ----------
 (Loss) income before income taxes ..........    12,199,732      15,225,516      1,964,583
 Income taxes ...............................     4,553,762       5,708,190        736,541
                                                -----------     -----------     ----------
 (Loss) income before minority interests.....     7,645,970       9,517,326      1,228,042
 Minority interests .........................       162,990         208,608         26,917
                                                -----------     -----------     ----------
 Net (loss) Income ..........................     7,482,980       9,308,718      1,201,125
                                                ===========     ===========     ==========
 (Loss) earnings per share ..................      7,482.98            0.90           0.12
                                                ============    ============    ===========
 Weighted average number of shares
  outstanding (See note (1)) ................         1,000      10,400,000     10,400,000
                                                ============    ============    ===========
Amounts in accordance with US GAAP
 Operating revenues .........................   102,297,739     115,946,294     14,960,812
                                                ============    ============    ===========
 Operating (loss) income before
  income taxes ..............................    12,300,168      10,661,830      1,375,721
                                                ============    ============    ===========
 Net (loss) income ..........................     7,550,272       4,711,220        607,900
                                                ============    ============    ===========
 (Loss) earnings per share ..................      7,550.27            0.45           0.06
                                                ============    ============    ===========
 Weighted average number of shares
  outstanding (See note (1)) ................         1,000      10,400,000     10,400,000
                                                ============    ============    ===========
Pro Forma (loss) earnings per share .........           N/A             N/A            N/A
                                                ============    ============    ===========
Pro Forma number of shares ..................           N/A             N/A            N/A
                                                ============    ============    ===========

     No dividends have been paid during the periods indicated above.

BALANCE SHEET DATA:

                                                          AS OF MARCH 31,
                                             ------------------------------------------
                                                   1998           1999         1999
                                             --------------- ------------- ------------
                                                   HK$            HK$           US$
Amounts in accordance with
 Hong Kong GAAP
 Total assets ..............................   127,186,261    222,204,385   28,671,533
 Total shareholders' equity (deficit) ......    (3,112,250)    23,042,477    2,973,223
Amounts in accordance with US GAAP
 Total assets ..............................   126,578,854    221,500,707   28,580,736
 Total shareholders' equity (deficit)
  (See note 4) .............................    (3,719,657)    22,271,842    2,873,786

                                                                          PRO FORMA AS ADJUSTED
                                                AS OF SEPTEMBER 30,      (SEE NOTES (2) TO (4))
                                             -------------------------- -------------------------
                                                  1999         1999          1999         1999
                                             ------------- ------------ ------------- -----------
                                                  HK$           US$          HK$          US$
Amounts in accordance with
 Hong Kong GAAP
 Total assets .............................. 250,863,477   32,369,480   310,150,977   40,019,481
 Total shareholders' equity (deficit) ...... 112,943,445   14,573,348   172,230,945   22,223,348
Amounts in accordance with US GAAP
 Total assets .............................. 244,772,677   31,583,571   304,060,177   39,233,571
 Total shareholders' equity (deficit)
  (See note 4) ............................. 106,818,833   13,783,076   166,106,333   21,433,075

----------------
(1) Adjusted to give effect to a 999-for-one stock split effected in August
    1999.

(2) Adjusted to give effect to the net proceeds from the sale of 2,000,000 common shares and 2,000,000 warrants in this offering after deducting the underwriting discounts and commissions and estimated offering expenses. The estimated net proceeds are assumed to be included in cash balances.

(3) We have assumed that there has been no exercise of the warrants offered hereby, the over-allotment option, the underwriter warrants or stock options outstanding.

(4) The US GAAP pro forma as adjusted stockholders' equity amount at September 30, 1999 includes deferred compensation expense of US$ 2,125,000, representing US$ 850,000 of future consulting services to be provided by the consultants and US$ 1,275,000 of additional compensation arising from the fair value of the common stock, valued by the directors at US$ 2.50 per share, issued to the consultants on April 2, 1999. This amount will be expensed commencing the first quarter of fiscal 2000.

(5) As of September 30, 1998 and September 30, 1999, Shanghai Chingchu had a total of HK$ 123.5 million and HK$ 82.9 million, respectively, of outstanding mortgage loans subject to performance guarantees. Shanghai Chingchu has agreed to secure the obligations of CALIFORNIA GARDENS home purchasers to make repayment to the mortgagees of their homes. The performance guarantees provide that upon default by a home purchaser of its obligation to repay the mortgage installments for three consecutive months, the relevant mortgage bank may require Shanghai Chingchu to pay the outstanding mortgage principal, together with accrued interest, subject to transferring all its rights and interests in the mortgaged property to Shanghai Chingchu. As of September 30, 1999, Shanghai Chingchu has not been required to make any payment under these performance guarantees.

KEY OPERATING DATA:

     The following tables set forth key operating data for the Company as of September 30, 1999:

     a) Revenue recognized for the sale of homes in CALIFORNIA GARDENS:

                                                     SIX MONTHS ENDED
                      FISCAL YEAR ENDED MARCH 31,      SEPTEMBER 30,
                      --------------------------- ----------------------
                           1998         1999         1998         1999
                        ----------   ------------ ----------   ---------
                                       (IN HK$ MILLIONS)
   Phase 1 ..........       73.92        35.26        31.95        0.23
   Phase 2 ..........         --        234.66        69.83       22.71
   Phase 2A .........         --           --           --          --
   Phase 3 ..........         --           --           --        92.68
   Phase 4 ..........         --           --           --          --
                            -----       ------       ------      ------
                            73.92       269.92       101.78      115.62
                            =====       ======       ======      ======

     Under Hong Kong GAAP, we recognize revenue from the sale of homes on a percentage of completion basis. The tables below, however, provide information based upon the purchase price of units for which a sales purchase agreement has been executed and we have received at least 90% of the purchase price, plus the amount of deposits, or booking fees, received by us for units which have not been purchased.

     a) Total revenue:

               NUMBER OF UNITS   TOTAL SALES VALUE
                                      HK$'000
  Purchased         1,444             493,206
  Booked              572             214,559
  Total             2,016             707,765

   b) During the six months ended September 30, 1999, the Company received a total of HK$ 10.5 million in booking fees while no booking fees were owed to us by home buyers during that period. As of September 30, 1999, the average booking fee taken by the Company was HK$ 18,700. As of September 30, 1999, the average unit price of HK$ 341,000 for homes sold is comprised of a HK$ 18,700 booking fee and HK$ 322,300 for the balance of the home price.

/bullet/ Booking fees are the refundable deposits from potential home buyers which reserve a person's right to purchase a home at a later date until the Company has started construction and secured the requisite pre-sales permits from the relevant land administration bureau. The term "sold" refers to the signing of a sales and purchase agreement and the receipt of 90% of all sales proceeds.

  c) When a home buyer has paid 30% of the total purchase price (inclusive of the booking fee), the home buyer is eligible to sign a pre-sales agreement. When signing a pre-sales agreement, a home buyer must specify the method of paying the remaining 70%, which generally can be made through one or more of the following options:

      1. Mortgage;
      2. Public housing fund;
      3. A mixture of mortgage and public housing fund; or
      4. Installment.

      For settlement methods one, two or three, the balance of the purchase price is required to be paid within two months from the date of signing the pre-sales agreement. If a home buyer elects to pay the balance of the purchase price in installments, 90% of the purchase price is required to be paid within two months from the date of signing the pre-sales agreement and the remaining 10% is required to be paid on delivery of the home unit.

      Regardless of the method of settlement selected, at least 90% of the total purchase consideration is required to be settled within 2 months from the date of signing the pre-sales agreements. It is at the date of signing the pre-sales agreement that a home unit is considered to be "purchased" by a home buyer because a condition of sales under the percentage of completion method is established. Revenue will therefore be recognized in accordance with the percentage of completion method of accounting.

      The following table sets forth information as to the timing of payment of the purchase price balance by home buyers who have paid a booking fee:

  A   --represents: the home buyers who made timely payment of 90% of the purchase price, i.e. within 2 months from the date of signing the pre-sales agreement.
  B   --represents: the home buyers who were late in paying 90% of the purchase price, but paid the 90% of the purchase price as at September 30, 1999.
  C   --represents: the home buyers who are currently late in their payment of
        90% of the purchase price, but have paid a portion of the amount due, the booking fee excepted.
  D   --represents: the home buyers whose purchase price balance is not currently due.

                   PHASE 1                   PHASE 2                   PHASE 3                    TOTAL
          -------------------------  ------------------------  ------------------------  -----------------------
             NUMBER                    NUMBER                    NUMBER                    NUMBER
CATEGORY    OF UNITS    PERCENTAGE    OF UNITS    PERCENTAGE    OF UNITS    PERCENTAGE    OF UNITS    PERCENTAGE
--------  -----------  ------------  ----------  ------------  ----------  ------------  ----------  -----------
  A            75          20.55%        203         27.25%         72         21.56%         350        24.24%
  B           278          76.16%        495         66.44%        107         32.04%         880        60.94%
  C            12           3.29%         33          4.43%         92         27.54%         137         9.49%
  D            --           0.00%         14          1.88%         63         18.86%          77         5.33%
  Total       365         100.00%        745        100.00%        334        100.00%       1,444       100.00%

     Delays may be caused for the following reasons:

     1. Mortgages are new financial products in China and bankers who provide such facilities to new home buyers are unfamiliar with the procedure.
     2. The Public Housing Fund does not have sufficient money to fund the borrowing because of the high demand.
     3. The delay was caused by home buyers' personal reasons.

     d) Status of payment for homes purchased as at September 30, 1999:

             NUMBER OF      TOTAL
               UNITS     SALES VALUE   AMOUNT PAID   AMOUNT OWING
             ---------  ------------  ------------  -------------
                           HK$'000       HK$'000       HK$'000
  Phase 1        365        109,402      108,060         1,342
  Phase 2        745        257,376      247,051        10,325
  Total        1,110        366,778      355,111        11,667
  Phase 3        334        126,428       86,452        39,976
  Total        1,444        493,206      441,563        51,643

   Total sales value is based on the full purchase price of the home purchased. As at September 30, 1999, Phases 1 and 2 have been constructed and are currently ready for delivery or have been delivered.

     The following table sets forth a categorical analysis of the status of payment of homes as at September 30, 1999:

           PHASE 1   PHASE 2   PHASE 3    TOTAL
          --------- --------- --------- --------
CATEGORY   HK$'000   HK$'000   HK$'000   HK$'000
--------  --------- --------- --------- --------
  A            --        --       980       980          (note below)
  B            --       262       938     1,200          (note below)
  C         1,342     6,893    21,550    29,785
  D            --     3,170    16,508    19,678
  Total     1,342    10,325    39,976    51,643

           Note:
                  These represent the remaining 10% of the purchase price required to be paid upon the delivery of the home unit.

     e) The number of homes completed but not sold as of September 30, 1999 is as follows:

                NUMBER OF       NUMBER OF     NUMBER OF
             HOMES COMPLETED   HOMES SOLD   HOMES NOT SOLD
             ---------------   ----------   --------------
  Phase 1           365             365           0
  Phase 2           752             745           7
                  1,117           1,110           7

                                 RISK FACTORS

       YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE OUR COMMON SHARES AND WARRANTS.

RISKS RELATING TO THE COMPANY

WE HAVE LIMITED OPERATING HISTORY UPON WHICH YOU MAY EVALUATE US.

       We only commenced operations in 1997. Accordingly, our limited operating history makes predicting our future operating results, including operating expenses, difficult. Our revenues may not grow at the rate that we anticipate, or may not continue at their current levels.

TO DATE, OUR SOLE BUSINESS VENTURE HAS BEEN THE DEVELOPMENT OF THE CALIFORNIA GARDENS PROJECT.

       Shanghai Chingchu began construction of our first property development project, CALIFORNIA GARDENS, Shanghai in 1997.

       We derived all of our profits for the fiscal years ended March 31, 1998 and 1999 and the six months ended September 30, 1999 from the sale of units in CALIFORNIA GARDENS. Our future results will heavily depend on the development and sale of units in the additional phases. If Shanghai Chingchu is unable to generate satisfactory sales for these units our business growth and prospects will be impaired.

       In addition, our future results depend on our ability to undertake new property projects which involve identifying suitable development sites.

WE ARE GROWING RAPIDLY AND MANAGING OUR GROWTH MAY BE DIFFICULT.

       We have grown and expect to continue to grow rapidly by developing new residential communities. This growth is likely to place a significant strain on our resources and systems. To manage our growth, we must implement systems and train and manage our employees.

       Some of our senior management have only recently joined us. Of the employees listed in the management section of this prospectus, four have worked for us for less than three years. We cannot assure you that our management will be able to effectively or successfully manage our growth.

WE EXPECT OUR EXPENDITURES TO INCREASE.

       Some of our expenditures are fixed, including salary and office expenses. If our revenues do not increase, we may not be able to compensate by reducing expenses in a timely manner. In addition, we plan to significantly increase our operating expenses to:

       /bullet/ develop additional residential communities;

       /bullet/ increase our sales and marketing operations; and

       /bullet/ purchase land for future development.

       Further, as a publicly-traded company, we expect that our expenses for professional services will also increase. If increased revenues do not accompany these expenses, our business, financial condition, liquidity and operating results will be materially adversely affected.

OUR SUCCESS IS DEPENDENT ON OUR SENIOR MANAGEMENT TEAM AND KEY EMPLOYEES WHO WE MAY NOT BE ABLE TO RETAIN.

       If one or more members of our senior management team or key employees, including Michael O'Young, our President and Chief Executive Officer, were unable or unwilling to continue in their present positions, our business, financial condition and operating results could be materially adversely affected. Most members of our senior management do not have employment agreements.

       We plan to hire additional employees to manage our anticipated growth. Competition for personnel, particularly for employees with management and technical expertise, is intense. Our business, financial condition, liquidity and operating results may be materially adversely affected if we cannot hire and retain suitable personnel.

THE INTERESTS OF FAR EAST CONSORTIUM, OUR CONTROLLING SHAREHOLDER, MAY CONFLICT WITH OUR INTERESTS AND THE INTERESTS OF OUR SHAREHOLDERS, AND FAR EAST CONSORTIUM MAY PLACE THEIR INTERESTS BEFORE THE INTERESTS OF OUR OTHER SHAREHOLDERS.

       After this offering, Far East Consortium will own approximately 77% of our outstanding common shares. Accordingly, Far East Consortium will retain the power to elect all our directors and to approve most matters presented to our shareholders for a vote. Far East Consortium's ownership might discourage someone from making a significant equity investment in us, even if we needed the investment to meet our obligations and to operate our business.

WE WILL REQUIRE ADDITIONAL CAPITAL RESOURCES TO DEVELOP ADDITIONAL PROJECTS, AND THESE RESOURCES MAY NOT BE AVAILABLE WHEN NEEDED OR AT ALL.

       We will require additional capital resources to develop additional residential projects. To date, we have relied principally on financing from Far East Consortium. Following this offering, we expect to derive capital resources from internally generated funds, borrowings and the issuance of additional equity or debt securities. We cannot assure you that we will be able to obtain additional financing on satisfactory terms, or at all. If we are unable to obtain additional financing after this offering, we will not be able to develop additional residential projects and our business development will be curtailed until such time, if any, as we are able to obtain additional capital resources.

WE MAY NOT BE ABLE TO SELL OUR HOMES IF INTEREST RATES INCREASE OR OUR PROSPECTIVE HOME BUYERS ARE NOT ABLE TO OBTAIN MORTGAGE FINANCING.

       Most of our prospective home buyers are expected to finance a substantial portion of the purchase price of their homes with mortgage loans. Because of the need for mortgages, demand for homes is likely to be adversely affected by increases in interest rates or reduced availability of mortgage financing in China.

WE MAY NOT BE ABLE TO GENERATE ADEQUATE REVENUES IF LOCAL BUSINESS CONDITIONS IN SHANGHAI CHANGE ADVERSELY. OUR REVENUES MAY BE AFFECTED BY THE FOLLOWING LOCAL BUSINESS CONDITIONS: EMPLOYMENT AND INFLATION RATES, THE EMERGENCE OF NEW RESIDENTIAL PROPERTY DEVELOPMENTS, ADVERSE CHANGES IN PROPERTY VALUES AND LOCAL GOVERNMENTAL REGULATIONS. AS A RESULT OF THESE CONDITIONS, THE TRADING PRICE OF OUR COMMON SHARES MAY ALSO DECLINE IN VALUE.

       All our current operations are situated in Shanghai, China. Accordingly, demand for our homes could decrease if there occurs an adverse change in Shanghai's local economic and other conditions, such as rates of employment and inflation, emergence of new residential property developments, property values generally and changes in local governmental regulations. We intend to expand our operations into other regions in China, which we expect will reduce the overall risk of having all of our operations concentrated in one particular city. However, new markets may prove to be less stable than the Shanghai market and may involve delays, problems and expenses not encountered by us in Shanghai which may adversely affect our business.

THE MANNER IN WHICH WE RECOGNIZE PROFITS AND EXPENSES FOR ACCOUNTING PURPOSES MAY NOT BE AN ACCURATE REFLECTION OF OUR SALES LEVELS OR OTHER IMPORTANT EVENTS AFFECTING THE CONSTRUCTION OF OUR HOMES.

       We use the percentage of completion method to recognize income from the development and sale of our homes when construction has progressed beyond the preliminary stage. The amount of income that we recognize from the pre-sale of our units is based on the proportion of construction costs incurred up to the accounting date to the estimated total construction costs to completion, but is limited to the amount of sales proceeds received and receivable. Accordingly, our reported results from operations are sensitive to the progress of actual construction of our units and the changes in our estimated total construction costs. See note 3 of notes to consolidated financial statements.

OUR PROFITS WHICH MAY BE AVAILABLE FOR DISTRIBUTION MAY BE LIMITED.

       We mainly carry out our property development business through our subsidiaries and Sino-foreign equity joint ventures established in China. Profits available for distribution by these companies are determined in accordance with accounting principles and financial regulations in China, and profits as so determined differ from profits determined in accordance with Hong Kong GAAP in certain significant aspects, which include the use of different bases for recognition of revenues and expenses. Under relevant Chinese foreign investment laws and regulations, profits available for distribution are determined after transfers to statutory reserve funds and the payment of taxes. Under the "Law of the People's Republic of China on Chinese Foreign Equity Joint Ventures" and its implementing rules, the "Regulations of the People's Republic of China Concerning Financial Administration of Foreign Investment Enterprise" and the "Accounting System of the People's Republic of China for Foreign Investment Enterprises," profits may be distributed as dividends only after the following payments are made: (1) enterprise income tax; (2) compensation, liquidated damages, late-payment penalties, penalty interest and fines; (3) to cover previous years' losses; and (4) payments to the reserve fund, enterprise development fund, the bonus and welfare fund for staff and workers (to be determined by the Company's board of directors and, in the case of CALIFORNIA GARDENS, the amount paid out for such funds amounts to 15.5% of the payroll). As of September 30, 1999, we had profits of RMB 27,222,014 which were available for distribution to shareholders as dividends.

OUR OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION IN THE AREAS OF PLANNING AND ZONING, BUILDING DESIGN AND CONSTRUCTION, HUMAN HEALTH, AND THE ENVIRONMENT. OUR DEVELOPMENT PROJECTS MAY BE DELAYED BY EXTENSIVE GOVERNMENTAL REGULATIONS.

       We are subject to various laws and regulations concerning planning and zoning, building design and construction. We may experience delays or other problems in the issuance of the necessary permits and/or licenses to complete our projects. We cannot assure you that we will be able to obtain the necessary licenses or permits in a timely manner. We may also be subject to periodic delays in our home building projects due to building moratoria in any of the areas in which we operate or plan to operate.

       We are also subject to a variety of laws and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given home building site vary greatly according to the site's location, the site's environmental condition, the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict home building activity in environmentally sensitive regions or areas. See "Acquisitions of Land Use Rights" on page 43 of this prospectus and "Licensing of Foreign Investment in Property Development; Investment Structure" on page 46 of this prospectus. See also, "Foreign Exchange Control Implications for Foreign Investors in China" on page 47 of this prospectus.

WE ARE SUBJECT TO CLAIMS UNDER PERFORMANCE GUARANTEES FOR OUR HOME PURCHASERS.

       Shanghai Chingchu usually arranges bank financing for the purchasers of its homes and provides guarantees to secure the obligations of these purchasers to make repayment to the mortgagees of their homes. Under the terms of the performance guarantees, upon default by the home purchaser of his obligation to repay the mortgage installments for three consecutive months, the relevant mortgage bank may require Shanghai Chingchu to pay the outstanding mortgage principal together with accrued interest of the relevant property, subject to transferring all its rights and interests in the property to Shanghai Chingchu. As of September 30, 1999, Shanghai Chingchu had a total of HK$ 82.9 million of outstanding mortgage loans subject to performance guarantees. As of September 30, 1999, Shanghai Chingchu has not been required to make any payment under these performance guarantees. There is no assurance that the purchasers whose mortgage facilities are covered by these performance guarantees will comply with all relevant provisions regarding the repayment of the mortgage loans, and substantial costs may be incurred by Shanghai Chingchu if these provisions are breached and the performance guarantees are invoked.

WE MAY NOT BE ABLE TO PROPERLY OPERATE OUR BUSINESS IF WE FAIL TO OBTAIN YEAR 2000 READINESS.

       The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. The testing of our computer systems in January 2000 indicated no Year 2000 issues. However, the failure of our vendors, subcontractors, suppliers or others with whom we do business to correct a material Year 2000 problem could result in an interruption in, or failure of, certain of our normal business activities or operations.

       We have developed a compliance program to assess the overall impact of the Year 2000 issue on our business and developed contingency plans designed to mitigate certain of our Year 2000 risks. Our Year 2000 risks are related to products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts to address the Year 2000 risks are not successful, or if other parties with which we conduct business do not successfully address these risks, our business, operating results and financial position could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Our Year 2000 State of Readiness" on page 40.

RISKS RELATING TO OUR INDUSTRY

THE PRIVATE RESIDENTIAL REAL ESTATE MARKET IN CHINA IS IN AN EARLY STAGE OF DEVELOPMENT. WE MAY NOT BE ABLE TO DEVELOP OUR RESIDENTIAL REAL ESTATE DEVELOPMENT BUSINESS IF THIS MARKET DOES NOT DEVELOP IN ACCORDANCE WITH OUR EXPECTATIONS.

       Private ownership of property in China is still in an early stage of development. It is therefore difficult for us to predict with certainty the timing and the level of demand for our properties. The lack of an active secondary market for residential properties in most regions of China and the early stage of a market for mortgage financing in China may adversely affect demand for our projects.

RESIDENTIAL PROPERTY DEVELOPMENT ACTIVITIES INVOLVE SIGNIFICANT RISKS, INCLUDING MATERIAL PRE-DEVELOPMENT EXPENDITURES, UNFORESEEABLE CONSTRUCTION DELAYS, LAGGING HOME SALES GROWTH AND THE COSTS ASSOCIATED WITH OBTAINING GOVERNMENT APPROVALS. WE MAY NOT BE ABLE TO GENERATE ADEQUATE REVENUES TO PROPERLY OPERATE OUR BUSINESS SHOULD THESE RISKS MATERIALIZE.

       We operate by purchasing land use rights for large tracts of undeveloped land from municipal and provincial governments of China, which we later develop into planned communities. Acquiring land use rights and committing the financial and managerial resources to develop this land involve significant risks. Before a subdivision generates any revenue, material expenditures are required for items including acquiring land use rights and constructing subdivision infrastructure, such as roads and utilities. Property development also involves the following risks:

       /bullet/ construction may not be completed on schedule or within budget due to unforeseeable factors such as adverse weather conditions;

       /bullet/ government approvals may take more time and resources to obtain than expected;

       /bullet/ we may experience delays in the process of clearing and resettlement of the development site; and

       /bullet/ our properties may not achieve anticipated sales.

THE REVENUES FROM, AND MARKET VALUE OF, OUR PROPERTIES MAY BE ADVERSELY AFFECTED BY MANY FACTORS BEYOND OUR CONTROL. THESE FACTORS INCLUDE ECONOMIC CONDITIONS, THE REAL ESTATE MARKET GENERALLY, INTEREST AND EXCHANGE RATE FLUCTUATIONS, AND CHANGES IN GOVERNMENTAL REGULATIONS.

       The revenues from, and market values of, our property development projects may be affected by a number of factors, including the international, regional and local economic climate, the local real estate market, the proximity and quality of management, changes in market rates for comparable sales and rentals and fluctuation in operating costs.

       Property investment projects may also be affected by factors such as interest rates and exchange rate fluctuations, changes in government regulations, availability of financing, changes in tax laws or rates and environmental policies. In addition, our costs of holding unsold properties may be significant and may result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may not be able to dispose of certain subdivision inventories on a bulk or other basis which may result in a loss.

OUR INVESTMENTS IN PROPERTIES MAY BE ILLIQUID.

       Due to the generally illiquid nature of property investment, it may be difficult for us to convert real estate assets into cash upon short notice. In addition, if we need to dispose of a property quickly, we may have to accept a lower price than if we had the ability to hold the property until a more opportune time. Depending on the prevailing property market conditions, we may sometimes encounter difficulty in obtaining commercially favorable financing in lending transactions secured by our properties.

WE MAY ENCOUNTER CONSTRUCTION DELAYS AND COST OVERRUNS.

       Property development projects that we have undertaken and expect to undertake in the future typically require substantial capital expenditures during the construction period, and it may take many months or years before the project can be pre-sold and/or completed to generate positive cash flow. The duration and the costs involved in completing a development project can be adversely affected by many factors including shortages of materials, equipment and labor, natural catastrophe, labor disputes, accidents and other unforeseeable circumstances. Delays in obtaining the requisite licenses, permits or approval from governmental agencies or authorities can also increase the costs, delay or prevent the pre-sale or completion of a project. Construction delays or failure to complete the construction of a project to its planned specifications or schedule may result in liabilities, loss of revenues and less attractive returns.

WE MAY SUFFER CAPITAL INVESTMENT LOSSES AS WELL AS LOST REVENUES IF NATURAL DISASTERS AND OTHER EVENTS RESULT IN LOSSES IN EXCESS OF OUR INSURANCE PROCEEDS.

       The climate and geology of China present increased risk of natural disasters as compared to many other regions in the world. Our business may be adversely affected to the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur in an area where our projects are underway. Although we have appropriate public liability insurance and contractors' comprehensive insurance for our property projects, certain types of losses, such as losses from natural disasters, are generally not insured because they are either uninsurable or not cost justifiable. If an uninsured loss or a loss in excess of our insured limits occur, we may suffer losses of capital investment which could adversely affect future revenue streams while we remain liable for any financial obligations relating to the relevant project.

THE RESIDENTIAL REAL ESTATE MARKET IN CHINA IS SUBJECT TO INTENSE COMPETITION FROM OTHER REAL ESTATE DEVELOPERS, INDIVIDUAL SALES IN THE SECONDARY MARKET AND AVAILABLE RENTAL HOUSING.

       Over the last decade, a large number of property developers have expanded their operations into China. These include a number of leading Hong Kong and Asian real estate development and investment groups, many of whom have greater financial, managerial, marketing and other resources than us. Residential property developers compete not only for home buyers, but also for desirable development sites, raw materials and skilled subcontractors. We also compete for residential sales with individual sales of existing homes in the secondary market and available rental housing. We also expect that continued economic development of China will be accompanied by further property development and expansion. Increasing competition may substantially, adversely affect our business.

THE LAND APPRECIATION TAX MAY CONSUME BETWEEN 30 AND 60 PERCENT OF OUR PROFITS.

       Income from the transfer of state-owned land use rights, buildings and their attachments is subject to a land appreciation tax or LAT. LAT is payable on the balance of proceeds received on the transfer, after deducting various prescribed items, including sums paid for acquisition of land use rights and the costs and expenses of the development of the land and construction of buildings. LAT is charged on gains at progressive rates ranging from 30% to 60%.

       An exemption from payment of LAT may be available if the taxpayer constructs ordinary standard residential apartments and the appreciation amount does not exceed 20 percent of the sum of certain deductions as allowed under Chinese law.

       If we decide to sell any of our property interests in the future, such sale may be subject to LAT depending on:

       /bullet/ the prevailing circumstances at the time of such sale;

       /bullet/ the manner of sale;

       /bullet/ the provisions of the relevant Chinese regulations which are in force at the relevant time; and

       /bullet/ the profit margin on the sale of our homes.

       LAT could reduce the attractiveness of investment in property development projects in China and thereby affect the prospects of the Company's property business in China. For further information about the LAT, please refer to note 6 of our notes to consolidated financial statements.

RISKS RELATING TO CHINA

THE EFFECT OF THE CONTINUING RAPID EVOLUTION OF CHINA'S POLITICAL AND ECONOMIC SYSTEMS ON OUR FUTURE IS DIFFICULT TO PREDICT.

       All of our operations are in China. As a result, significant political and economic uncertainties may affect our operations and assets. The political and economic systems of China differ significantly from those of many countries you may be familiar with, including the United States, countries of the European Union, Japan, etc. Compared to these countries, China's economic system is generally characterized by a higher rate of growth, a lower level of development and a higher level of government involvement and planning.

       Central economic planning is still a major feature of the Chinese economy. The State Council, with the approval of the National People's Congress, plans and manages a substantial part of the Chinese economy by means of a series of five-year economic and social development plans, referred to as "Five-Year Plans". Each Five-Year Plan sets overall targets for development of agriculture, industry, finance and other aspects of economic and social life. To implement each Five-Year Plan, the State Development and Planning
Commission:

       /bullet/ establishes annual production and development targets;

       /bullet/ formulates and supervises annual plans to achieve the targets;

       /bullet/ allocates resources necessary to achieve the targets; and

       /bullet/ approves all major economic projects.

       Economic reform policies are still experimental. Since the founding of the People's Republic of China, the Chinese Government has owned the majority of all productive assets. However, since 1978, the government has been pursuing a course of economic reform. These reforms have emphasized, at different times:


       /bullet/ decentralization of decision-making;

       /bullet/ separation of regulatory and governmental functions from management functions;

       /bullet/ utilization of market forces in setting prices for many commodities and services;

       /bullet/ encouragement of private economic activity and ownership, including private home ownership;

       /bullet/ encouragement of foreign investment in certain sectors; and

       /bullet/ encouragement of exports.

       We cannot assure you that the Chinese government will continue to pursue its course of reform. The government considers many of these reform measures to be experimental, and accordingly it may refine, modify, suspend, delay or reverse any of the measures. Factors that have caused the government to modify or delay the implementation of certain reform measures include political changes, and such economic factors as changes in rates of national and regional economic growth, unemployment and inflation. We cannot assure you that the government will not adopt changes in policy or regulations that might have an adverse effect on us, such as changes in the rate or method of taxation, additional restrictions on currency conversion or remittance, or others. For further information about the political and regulatory environment to which we are subject, please refer to "National Legislation" and "Local Legislation" beginning on pages 42 and 43 of this prospectus.

WE MAY NOT BE ABLE TO GENERATE ADEQUATE SALES REVENUES IF RECENT ECONOMIC TRENDS IN CHINA'S ECONOMY CONTINUE. THESE TRENDS INCLUDE INCREASED INTEREST RATES, SLOWER ECONOMIC GROWTH AND DECLINES IN MARKET VALUES OF REAL ESTATE.

       During the 1980s and generally through 1997, the Chinese economy experienced relatively high rates of growth, which to a certain extent has been uneven among various geographical regions of China and among various sectors of the economy. The government responded by implementing measures to restrain the rate of growth and control inflation, including measures to reduce availability of credit, giving rise to systemic liquidity constraints. However, since mid-1997, many Asian counties have experienced significant adverse economic developments, known as the Asian-financial crisis, including:

       /bullet/ substantial deterioration in currency exchange rates between the U.S. dollar and certain Asian currencies;

       /bullet/ increased domestic interest rates;

       /bullet/ reduced economic growth rates;

       /bullet/ increased corporate defaults and bankruptcies;

       /bullet/ declines in market values of real estate, listed shares and other classes of assets;

       /bullet/ decreases in levels of direct foreign investment; and

       /bullet/ government-imposed austerity measures.

       China has been somewhat less affected by the Asian financial crisis than other Asian economies, in part because of its relatively lower levels of foreign currency borrowings and the non-convertibility of its currency, the Renminbi yuan, for capital account transactions. In an attempt to counteract these effects and maintain economic growth, the government has taken steps, including increased spending on infrastructure projects, including housing projects, intended to increase domestic demand and consumer spending. We cannot assure you that these steps will be successful in maintaining economic growth in China at historical rates. Further we cannot assure you that the current economic developments in other Asian countries will not continue to have an adverse effect on the economy of China, or that similar economic developments will not occur in China in the future, which would have an adverse effect on our business.

CHINA'S LEGAL SYSTEM IS RELATIVELY NEW, AND THE APPLICATION, INTERPRETATION AND ENFORCEMENT OF LAWS IS DIFFICULT TO PREDICT.

       Commencing in 1978, China began the process of modernizing its legal system by enacting a comprehensive system of statutory law and regulations. Under the Chinese legal system, as in civil law jurisdictions, court decisions are based on statute law. Prior court decisions do not have binding precedential effect in the Chinese system, as they do in common law systems. As a consequence, it may be difficult to predict the outcome of a dispute, as a court's application and interpretation of the law may differ from prior interpretations. In addition, because of the recent adoption of most laws, the amount of guidance available in the form of published case law and judicial interpretation of laws is limited.

CHANGES IN LAND USE LAWS INSTITUTED BY THE CHINESE GOVERNMENT MAY MAKE THE EXPANSION OF OUR RESIDENTIAL REAL ESTATE BUSINESS DIFFICULT.

       In the past, local land bureaus had the power to approve land projects (comprising non-farmland) of a size of up to 1,333,400 square meters. Pursuant to the Land Administration Law of China adopted on August 29, 1998 and effective as of January 1, 1999, China has adopted a policy of limiting the power of local land bureaus to approve land projects of a size of 700,000 square meters or below. For projects which comprise non-farmland and which exceed this size, approval will have to be obtained from China's central government. Such a measure is expected to have the two-fold effect of creating a barrier against entry to China's property market by less established developers without an existing land bank, as well as adversely affecting the ability of established developers to obtain approvals for the acquisition of large sites to replenish its land bank for new projects. As this land policy was introduced relatively recently, it will take some time before its impact on China's property market in general and on New China Homes in particular can be evaluated.

       Further, the Chinese government may, under special circumstances, in the needs of public interest, repossess land or structures on land. In this situation, the Chinese government will pay compensation taking into account the remaining term of the land use rights, as well as the development and use of the land and the structures on the land.

IF THE GOVERNMENT DECIDES TO DEVALUE THE RENMINBI, OUR RESULTS OF OPERATIONS COULD BE AFFECTED IN WAYS THAT MIGHT BE POSITIVE OR NEGATIVE.

       In 1994, the People's Bank of China ("PBOC") eliminated the prior system of fixed exchange rates for conversion of Renminbi into other currencies in favor of a system in which published exchange rates reflect buying and selling rates (within a prescribed range) quoted by foreign exchange bank participants in an interbank market. Since that time, the exchange rates for conversion of the Renminbi to the U.S. dollar have remained relatively stable, with the Renminbi appreciating slightly against the dollar. Although authoritative Chinese government sources confirm that there is no current intention to devalue the Renminbi, many independent economists believe that with domestic growth slowing and currency devaluations by other Asian countries putting pressure on the competitiveness of Chinese exports, the possibility exists of a future devaluation of the Renminbi. We have not entered into any agreements or purchased any instruments to hedge our exchange rate risks, although we may do so in the future.

IF WE FAIL TO OBTAIN AND MAINTAIN FOREIGN EXCHANGE REGISTRATION CERTIFICATES, WE MAY NOT BE ABLE TO REPATRIATE OUR INCOME.

       We rely on the revenue generated by our joint venture subsidiaries. Under Chinese law, joint venture companies must complete the procedures for obtaining their foreign exchange registration certificates and have such certificates annually examined by the foreign exchange administrative authorities of China, before principal and interest income in Renminbi generated in China can be converted into foreign currency and repatriated from the country in foreign currency. If we are unable to obtain the necessary foreign exchange registration certificates or fail to have such certificates examined annually for any of our joint venture companies, we may not be able to repatriate the Renminbi income earned by these companies in China, which may have an adverse impact on our business operations and financial position.

RISKS RELATING TO THIS OFFERING AND OUR COMMON SHARES AND WARRANTS

THE PRICE OF OUR COMMON SHARES AND WARRANTS IS LIKELY TO BE HIGHLY VOLATILE AND THESE SECURITIES MAY TRADE AT PRICES BELOW THE PRICE THAT YOU PAY FOR THESE SECURITIES IN THIS OFFERING.

       The market price of our common shares and warrants is likely to be highly volatile as the stock market in general, and the market for start-up companies in particular, has been highly volatile. Investors may not be able to resell their common shares and warrants following periods of volatility because of the market's adverse reaction to such volatility. The trading prices of many start-up companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below such historical highs. Factors that could cause such volatility may include, among other things:

       /bullet/ actual or anticipated variations in quarterly operating results;

       /bullet/ changes in financial estimates by securities analysts;

       /bullet/ conditions or trends in China or the residential housing market in China;

       /bullet/ announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

       /bullet/ capital commitments;

       /bullet/ additions or departures of key personnel; and

       /bullet/ sales of common shares or warrants.

       Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common shares and warrants, regardless of our operating performance.

OUR COMMON SHARES AND WARRANTS HAVE NEVER BEEN PUBLICLY TRADED, SO WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP FOR OUR COMMON SHARES OR WARRANTS.

       There has never been a public market for our common shares and warrants. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price has been determined by negotiations between the underwriters and us and may not be indicative of prices that will prevail in the trading market.

THE MARKET PRICE OF OUR COMMON SHARES MAY DECLINE AS A RESULT OF FLUCTUATIONS IN OUR QUARTERLY RESULTS. THE FOLLOWING FACTORS MAY AFFECT OUR QUARTERLY
RESULTS: THE SEASONALITY OF OUR REVENUES, THE GENERAL LEVEL OF MARKET ACCEPTANCE OF OUR HOMES, INTENSE COMPETITION AND UNCERTAIN GOVERNMENTAL REGULATIONS IN THE AREA OF REAL ESTATE.

       We expect that our quarterly operating results will fluctuate significantly due to many factors, many of which are beyond our control, including:

       /bullet/ the seasonality of our revenues;

       /bullet/ the uncertain acceptance of our homes by Chinese buyers;

       /bullet/ intense competition; and

       /bullet/ uncertainty surrounding the regulation of the housing market.

       Due to the limited history of the residential housing market in China, we believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet the securities analysts' or your expectations, the price of our common shares or warrants could be materially adversely affected.

IF OUR CURRENT SHAREHOLDERS SELL SHARES ELIGIBLE FOR FUTURE SALE, THE MARKET PRICE OF OUR COMMON SHARES MAY DECLINE.

       If our shareholders sell substantial amounts of our common shares, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering, then the market price of our common shares could fall. On the date of this prospectus, no common shares other than the 2,000,000 common shares being sold in the offering (2,300,000 common shares if the managing underwriter exercises its over-allotment option in full) are freely tradable. Our directors and officers have agreed with the underwriter not to sell or otherwise dispose of any of our securities for a period of 24 months from the date of this prospectus without the prior written consent of the underwriter. Sales of substantial amounts of our common shares or warrants, or the potential for such sales, in the public market could materially adversely affect the market price of our common shares or warrants.

OUR BOARD OF DIRECTORS HAS THE AUTHORITY TO ISSUE PREFERRED SHARES HAVING RIGHTS AND PREFERENCES WHICH ARE MORE FAVORABLE THAN OUR COMMON SHARES.

       Our Board of Directors has the authority, without further action by our shareholders, to issue up to 5,000,000 preferred shares in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our common shares. Preferred shares could thus be issued quickly with terms calculated to delay or prevent a change in control of New China Homes or make removal of management more difficult. In addition, if the Board of Directors issues preferred shares, the market price of our common shares may fall and the relative voting and other rights of the holders of our common shares may be adversely affected. For three years after the effective date of this offering, the Company may not issue preferred shares without the consent of the underwriters. See "Description of Securities - Preferred Shares" on page 85 of this prospectus.

BECAUSE WE ARE A CAYMAN ISLANDS COMPANY, OUR SHAREHOLDERS MAY FACE GREATER DIFFICULTIES IN PROTECTING THEIR INTERESTS THAN WOULD SHAREHOLDERS OF A COMPANY INCORPORATED IN THE UNITED STATES.

       Our corporate affairs are governed by our Memorandum and Articles of Association and by the Companies Law (1998 Revision) of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, our public shareholders may have more difficulty in protecting their interests in the face of action by the management, directors or our controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. See "Differences in Corporate Law" on page 87 of this prospectus for a description of the differences between U.S. and Cayman Islands law with respect to shareholders' rights and the fiduciary responsibilities of directors.

YOU MAY EXPERIENCE DIFFICULTIES IN EFFECTING SERVICE OF LEGAL PROCESS AND ENFORCING JUDGMENTS AGAINST NEW CHINA HOMES AND OUR MANAGEMENT. A MINORITY OF OUR DIRECTORS AND OFFICERS ARE U.S. CITIZENS RESIDING IN THE STATE OF FLORIDA.

       New China Homes is a Cayman Islands company and substantially all of our assets and our subsidiaries are located in China. In addition, a majority of the directors and officers of New China Homes are non-residents of the United States, and all or a substantial portion of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon a majority of the directors and officers, including with respect to matters arising under the U.S. federal securities laws and applicable state securities laws. A minority of our directors and officers are United States nationals and live in the state of Florida. Service of process may be effected on any of these directors or officers at their addresses in Florida as stated in "Name and Address of Beneficial Owner" on page 84 of this prospectus. Moreover, there is doubt as to whether the courts of the Cayman Islands or China would enforce judgments of United States courts against New China Homes, its directors or its officers predicated on the civil liability provisions of the securities laws of the United States or any state thereof or in original actions brought in the Cayman Islands or China, liabilities against New China Homes or such non-residents predicated upon the U.S. federal securities laws and applicable state securities laws. See "Enforceability of Civil Liabilities and Certain Foreign Issuer Considerations" on page 91 of this prospectus.

DATA ABOUT CHINA AND THE CHINESE HOUSING MARKET INCLUDED IN THIS PROSPECTUS MAY PROVE TO BE INACCURATE.

       Data in this prospectus relating to China's economy, its political conditions and its property markets in various regions are derived from or based on various official and unofficial publications. While we have taken reasonable care to ensure that the facts presented in these statements are accurately reproduced from such sources, such information has not been independently verified by us. Such information may not be accurate, complete or up-to-date. The statistical statements in this prospectus may be incorrect or inaccurate and they may not be comparable to the statistics produced for other jurisdictions. However, we are liable under the Securities Act for incorrect or inaccurate statements made in this prospectus.

IF WE ARE UNABLE TO MAINTAIN A CURRENT REGISTRATION STATEMENT FOR COMMON SHARES UNDERLYING THE WARRANTS OR THE WARRANTS ARE NOT REGISTERED, QUALIFIED OR EXEMPT FROM REGISTRATION UNDER STATE SECURITIES LAWS, THE WARRANT HOLDERS WILL BE UNABLE TO EXERCISE THE WARRANTS AND THE WARRANTS MAY BECOME VALUELESS.

       The warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the common shares issuable upon exercise of the warrants, and such shares are registered, qualified or deemed to be exempt under the applicable state securities laws. We will attempt to maintain a current effective registration statement relating to the common shares issuable upon exercise of the warrants. If we are unable to maintain a current registration statement because the costs render it uneconomical, or because the value of the common shares underlying the warrants is less than the exercise price, or any number of other reasons, the warrant holders will be unable to exercise the warrants and the warrants may become valueless.

       Although the warrants will not knowingly be sold to purchasers in jurisdictions in which common shares are not registered or otherwise qualified for sale, purchasers may buy warrants in the after-market or may move to jurisdictions in which the common shares underlying the warrants are not registered or qualified during the period that the warrants are exercisable. In this event, we would be unable to issue common shares to those persons desiring to exercise their warrants (whether in response to a redemption notice or otherwise), unless and until the common shares could be qualified for sale in the jurisdictions in which such purchasers reside, or exemptions exist in such jurisdictions from such qualification. Warrant holders would have no choice but to attempt to sell the warrants or allow them to expire unexercised.

AS A CHINESE-BASED COMPANY, OUR SHAREHOLDERS MAY HAVE GREATER DIFFICULTY IN OBTAINING INFORMATION ABOUT US ON A TIMELY BASIS THAN WOULD SHAREHOLDERS OF A U.S.-BASED COMPANY.

       Our operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about us from sources other than us. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits, contract awards for development projects, etc. will not be readily available to shareholders. Shareholders will be dependent upon our management for reports of our progress, development, activities and expenditure of proceeds. The current Chinese legal system provides that the laws and regulations governing the issuance of construction permits and construction awards for development projects are publicly available in China. It is uncertain, however, whether the public will have the access to obtain copies of construction permits of a particular developer, or other information relating to contract awards for a particular project. While it may be possible for an unrelated third party to instruct a local attorney in China to obtain copies of the construction permits, it is within the discretion of the local authorities to disclose such information. With respect to other information on contract awards, it is unlikely that any other information will be made available to the public.

SHARES THAT MAY BE ISSUED AFTER THIS OFFERING UPON THE EXERCISE OF THE MANAGING UNDERWRITER'S OVER-ALLOTMENT OPTION AND OPTIONS MAY RESULT IN DILUTION.

       You should be aware that we are permitted, and in some cases obligated, to issue common shares in addition to the common shares to be outstanding after the offering. If and when we issue these common shares, the percentage of the common shares you own may be diluted. The following is a summary of additional common shares that we have currently approved for issuance upon the exercise of options and warrants after the offering:

       /bullet/ 2,000,000 common shares issuable upon the exercise of the warrants;

       /bullet/ 300,000 common shares issuable upon the exercise of the managing underwriter's over-allotment option;

       /bullet/ 300,000 common shares issuable upon the exercise of the warrants granted to the managing underwriter pursuant to the managing underwriter's over-allotment option;

       /bullet/ 200,000 common shares issuable upon the exercise of the common shares representative warrants;

       /bullet/ 200,000 common shares issuable upon the exercise of the underlying warrants; and

       /bullet/ 600,000 common shares issuable upon the exercise of outstanding options or options which may be issued to purchase common shares under our 1999 Stock Option Plan.

FORWARD-LOOKING INFORMATION CONTAINED IN THIS PROSPECTUS MAY PROVE INACCURATE.

       You should carefully consider the foregoing risk factors and the other information contained in this prospectus before making an investment in the securities. Information contained in this prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology. Such statements reflect the current views of our management with respect to future events and are subject to numerous risks, uncertainties and assumptions, including the risk factors described in this prospectus. No assurance can be given that the future results covered by the forward-looking statements or projections will be achieved. There can be no assurance that these assumptions will prove accurate or that future events will not cause material changes in our business which adversely affect financial results. The foregoing matters constitute cautionary statements identifying important factors with respect to such forward-looking statements and projections, including risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

                                USE OF PROCEEDS

       The net proceeds before expenses from the offering will be approximately $9,225,000 million, and $10,608,750 million if the underwriter exercises its over-allotment option in full, after deducting estimated underwriting discounts and commissions of the offering.

       We expect to use the net proceeds from the offering for working capital and general corporate purposes, including the completion of additional phases of the CALIFORNIA GARDENS project and the acquisition of land for future development projects. US$ 2.4 million will be used for the completion of the additional phases of our CALIFORNIA GARDENS project and we plan to use the balance of the proceeds to develop new projects in other Chinese cities. We are actively seeking new opportunities, but we have no understandings, arrangements or commitments to do so as of the date of this prospectus, and we will not enter into any understandings, arrangements or make any commitments to do so until this offering is completed. Accordingly, we are unable at this time to provide any further information with respect to the amount and planned usage of the proceeds from this offering to be used for future property development.

       Pending such uses, we intend to invest the net proceeds in interest-bearing, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

       We have never declared or paid any cash dividends on our common shares. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                CAPITALIZATION

       The following table sets forth the combined bank borrowings and capitalization of the Company at September 30, 1999, as adjusted to reflect the sale by the Company of the 2,000,000 common shares and 2,000,000 warrants offered, after deducting underwriting discounts and commissions and estimated offering expenses of US$ 2,600,000.

                                                                             AS OF SEPTEMBER 30, 1999
                                                                   --------------------------------------------
                                                                                  (IN THOUSANDS)
                                                                                         AS             AS
                                                                       ACTUAL         ADJUSTED       ADJUSTED
                                                                   -------------   -------------   ------------
                                                                        HK$             HK$             US$
                                                                    (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
Bank borrowings ................................................       43,149          43,149          5,568
                                                                       ======          ======          =====
Minority interests .............................................        1,993           1,993            257
                                                                       ------          ------          -----
Shareholders' equity:
 Common stock: $1.00 par value, 50,000,000 shares authorized actual; 10,400,000 shares issued and outstanding actual;
  12,400,000 shares issued and outstanding as adjusted .........       80,600          96,100         12,400
 Preferred stock: 5,000,000 shares authorized actual;
   none issued and outstanding actual and as adjusted ..........           --              --             --
 Additional paid-in capital ....................................           --          43,788          5,650
 Retained earnings .............................................       32,273          32,273          4,164
 Cumulative translation adjustment .............................           70              70              9
                                                                       ------          ------         ------
  Total Shareholders' Equity ...................................      112,943         172,231         22,223
                                                                      -------         -------         ------
   Total Capitalization ........................................      114,936         174,224         22,480
                                                                      =======         =======         ======

                                   DILUTION

     As of September 30, 1999, the net tangible book value of the Company was HK$ 112,943,445 (US$ 14,573,348) or HK$ 10.860 (US$ 1.401) per share. "Net tangible book value" per share represents the amount of Company's total tangible assets reduced by the amount of total liabilities divided by the number of common shares outstanding. As of September 30, 1999, the Company's net tangible book value, on a pro forma basis to reflect for the sale of 2,000,000 shares and 2,000,000 warrants offered in this offering and the application of the net proceeds from such sale of HK$ 59,287,500
(US$ 7,650,000) (after deducting the underwriting discounts and commissions and other estimated offering expenses), would have been approximately HK$ 13.890 (US$ 1.792) per share. This represents an immediate increase of HK$ 3.030 (
US$ 0.391) per share to existing shareholders and an immediate dilution of HK$ 25.920 (US$ 3.333) per share to new investors. The following table illustrates the per share dilution (in US$):

Combined initial public offering price per share and warrant ..............             $5.125
 Unaudited net tangible book value per share as of September 30, 1999 .....   1.401
 Increase per share attributable to the new investors .....................   0.391
                                                                              -----
Pro forma net tangible book value per share after the offering ............              1.792
                                                                                        ------
Dilution per share to new investors .......................................             $3.333
                                                                                        ======

     The following table summarizes, on a pro forma basis giving effect to this offering, the differences between the existing shareholders and the new investors with respect to the number and percentage of common shares purchased from the Company, the amount and percentage of total consideration paid to the Company and the average price per share paid:

                                      SHARES PURCHASED          TOTAL CONSIDERATION
                                  ------------------------   -------------------------    AVERAGE PRICE
                                     NUMBER       PERCENT        AMOUNT       PERCENT       PER SHARE
                                  ------------   ---------   -------------   ---------   --------------
Existing shareholders .........   10,400,000        83.9%     10,399,001        50.4%        $1.000
New investors .................    2,000,000        16.1%     10,250,000        49.6%        $5.125
                                  ----------        ----      ----------        ----
 Total ........................   12,400,000         100%    $20,649,001         100%
                                  ==========        ====     ===========        ====

     The foregoing information does not give effect to the exercise of (i) the managing underwriter's option to purchase from the Company up to an additional 300,000 common shares and 300,000 warrants to cover over-allotments, if any, and (ii) the managing underwriter's warrants.

All of the shareholders of the Company have agreed that:

/bullet/ 25% of their common shares will be canceled if our net income is less than $10 million in the one-year period commencing on the first day of the month following the closing date of this offering; and

/bullet/ 25% of their common shares will be canceled if our net income is less than $20 million in the following one-year period.

                     SELECTED FINANCIAL AND OPERATING DATA

     We have derived the selected statement of operations data for the fiscal years ended March 31, 1997, 1998 and 1999 and the selected balance sheet data as of March 31, 1998 and 1999 presented below from our consolidated financial statements included in this prospectus. We derived the selected statement of operations data for the fiscal years ended March 31, 1995 and 1996 and for the six months ended September 30, 1998 and 1999, and the selected balance sheet data as of September 30, 1998 and 1999 presented below from our unaudited consolidated financial statements which were prepared on the same basis as our audited consolidated financial statements, and include all adjustments which we believe are necessary to present fairly the data for such periods. Results for the six months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full fiscal year ending March 31, 2000. You should read the selected financial and operating data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:

                                                                           YEAR ENDED MARCH 31,
                                              -------------------------------------------------------------------------------
                                                  1995        1996        1997           1998           1999         1999
                                              ----------- ----------- ------------ --------------- ------------- ------------
                                                  HK$         HK$          HK$           HK$            HK$           US$
Amounts in accordance with
 Hong Kong GAAP
 Operating revenues .........................        --          --           --      74,197,884    270,830,228   34,945,836
                                                 ======      ======      =======      ==========    ===========   ==========
 Operating (loss) income Before interest
  and Income taxes ..........................    (8,939)     (8,985)     (10,609)     (3,360,594)    48,666,153    6,279,504
 Interest expenses ..........................        --          --           --       1,451,955      6,306,527      813,746
                                                 ------      ------      -------      ----------    -----------   ----------
 (Loss) income before income taxes ..........    (8,939)     (8,985)     (10,609)     (4,812,549)    42,359,626    5,465,758
 Income taxes ...............................        --          --           --      (1,131,674)    15,706,408    2,026,633
                                                 ------      ------      -------      ----------    -----------   ----------
 (Loss) income before minority interests.....    (8,939)     (8,985)     (10,609)     (3,680,875)    26,653,218    3,439,125
 Minority interests .........................        --          --           --         (41,358)       570,569       73,622
                                                 ------      ------      -------      ----------    -----------   ----------
 Net (loss) Income ..........................    (8,939)     (8,985)     (10,609)     (3,639,517)    26,082,649    3,365,503
                                                 ======      ======      =======      ==========    ===========   ==========
 (Loss) earnings per share ..................     (8.94)      (8.99)      (10.61)      (3,639.52)     26,082.65     3,365.50
                                                 ======      ======      =======      ==========    ===========   ==========
 Weighted average number of shares
  outstanding (See note (1)) ................     1,000       1,000        1,000           1,000          1,000        1,000
                                                 ======      ======      =======      ==========    ===========   ==========
Amounts in accordance with US GAAP
 Operating revenues .........................        --          --           --      74,197,884    270,830,228   34,945,836
                                                 ======      ======      =======      ==========    ===========   ==========
 Operating (loss) income Before
  income taxes ..............................    (8,939)     (8,985)     (10,609)     (5,718,280)    40,915,526    5,279,423
                                                 ======      ======      =======      ==========    ===========   ==========
 Net (loss) Income ..........................    (8,939)     (8,985)     (10,609)     (4,246,356)    24,571,592    3,170,528
                                                 ======      ======      =======      ==========    ===========   ==========
 Loss) earnings per share ...................     (8.94)      (8.99)      (10.61)      (4,246.36)     24,571.59     3,170.53
                                                 ======      ======      =======      ==========    ===========   ==========
 Weighted average number of shares
  outstanding (See note (1)) ................     1,000       1,000        1,000           1,000          1,000        1,000
                                                 ======      ======      =======      ==========    ===========   ==========
Pro Forma (loss) earnings per share .........       N/A         N/A          N/A             N/A           2.36         0.30
                                                 ======      ======      =======      ==========    ===========   ==========
Pro Forma number of shares ..................       N/A         N/A          N/A             N/A     10,400,000   10,400,000
                                                 ======      ======      =======      ==========    ===========   ==========

                                                   SIX MONTHS ENDED SEPTEMBER 30,
                                              -----------------------------------------
                                                   1998          1999          1999
                                              ------------- ------------- -------------
                                                   HK$           HK$           US$
Amounts in accordance with
 Hong Kong GAAP
 Operating revenues .........................  102,297,739   115,946,294   14,960,812
                                               ===========   ===========   ==========
 Operating (loss) income Before interest
  and Income taxes ..........................   14,162,354    17,024,774    2,196,745
 Interest expenses ..........................    1,962,622     1,799,258      232,162
                                               -----------   -----------   ----------
 (Loss) income before income taxes ..........   12,199,732    15,225,516    1,964,583
 Income taxes ...............................    4,553,762     5,708,190      736,541
                                               -----------   -----------   ----------
 (Loss) income before minority interests.....    7,645,970     9,517,326    1,228,042
 Minority interests .........................      162,990       208,608       26,917
                                               -----------   -----------   ----------
 Net (loss) Income ..........................    7,482,980     9,308,718    1,201,125
                                               ===========   ===========   ==========
 (Loss) earnings per share ..................     7,482.98          0.90         0.12
                                               ===========   ===========   ==========
 Weighted average number of shares
  outstanding (See note (1)) ................        1,000    10,400,000   10,400,000
                                               ===========   ===========   ==========
Amounts in accordance with US GAAP
 Operating revenues .........................  102,297,739   115,946,294   14,960,812
                                               ===========   ===========   ==========
 Operating (loss) income Before
  income taxes ..............................   12,300,168    10,661,830    1,375,721
                                               ===========   ===========   ==========
 Net (loss) Income ..........................    7,550,272     4,711,220      607,900
                                               ===========   ===========   ==========
 Loss) earnings per share ...................     7,550.27          0.45         0.06
                                               ===========   ===========   ==========
 Weighted average number of shares
  outstanding (See note (1)) ................        1,000    10,400,000   10,400,000
                                               ===========   ===========   ==========
Pro Forma (loss) earnings per share .........          N/A           N/A          N/A
                                               ===========   ===========   ==========
Pro Forma number of shares ..................          N/A           N/A          N/A
                                               ===========   ===========   ==========

     No dividends have been paid during the periods indicated above.

BALANCE SHEET DATA:

                                                            AS OF MARCH 31,
                                               ------------------------------------------
                                                     1998           1999         1999
                                               --------------- ------------- ------------
                                                     HK$            HK$           US$
Amounts in accordance with Hong Kong
 GAAP Total assets ...........................   127,186,261    222,204,385   28,671,533
Total shareholders' equity (deficit) .........    (3,112,250)    23,042,477    2,973,223
Amounts in accordance with US GAAP
 Total assets ................................   126,578,854    221,500,707   28,580,736
 Total shareholders' equity (deficit) (See
  note 4) ....................................    (3,719,657)    22,271,842    2,873,786

                                                         AS OF              PRO FORMA AS ADJUSTED
                                                     SEPTEMBER 30,         (SEE NOTES (2) TO (4))
                                               -------------------------- -------------------------
                                                    1999         1999          1999         1999
                                               ------------- ------------ ------------- -----------
                                                    HK$           US$          HK$          US$
Amounts in accordance with Hong Kong
 GAAP Total assets ........................... 250,863,477   32,369,480   310,150,977   40,019,481
Total shareholders' equity (deficit) ......... 112,943,445   14,573,348   172,230,945   22,223,348
Amounts in accordance with US GAAP
 Total assets ................................ 244,772,677   31,583,571   304,060,177   39,233,571
 Total shareholders' equity (deficit) (See
  note 4) .................................... 106,818,833   13,783,076   166,106,333   21,433,075

---------------
(1)  Adjusted to give effect to a 999-for-one stock split effected in August
    1999.

(2) Adjusted to give effect to the net proceeds from the sale of 2,000,000 common shares and 2,000,000 warrants in this offering after deducting the underwriting discounts and commissions and estimated offering expenses. The estimated net proceeds are assumed to be included in cash balances.

(3) It is assumed that there has been no exercise of the warrants offered hereby, the over-allotment option, the underwriter warrants or stock options outstanding.

(4) The US GAAP pro forma as adjusted stockholders' equity amount at September 30, 1999 includes deferred compensation expense of US$ 2,125,000, representing US$ 850,000 of future consulting services to be provided by the consultants and US$ 1,275,000 of additional compensation arising from the fair value of the common stock, valued by the directors at US$ 2.50 per share, issued to the consultants on April 2, 1999. This amount will be expensed commencing the first quarter of fiscal 2000.

(5) As of September 30, 1998 and September 30, 1999, Shanghai Chingchu had a total of HK$ 123.5 million and HK$ 82.9 million, respectively, of outstanding mortgage loans subject to performance guarantees. Shanghai Chingchu has agreed to secure the obligations of CALIFORNIA GARDENS home purchasers to make repayment to the mortgagees of their homes. The performance guarantees provide that upon default by a home purchaser of its obligation to repay the mortgage installments for three consecutive months, the relevant mortgage bank may require Shanghai Chingchu to pay the outstanding mortgage principal, together with accrued interest, subject to transferring all its rights and interests in the mortgaged property to Shanghai Chingchu. As of September 30, 1999, Shanghai Chingchu has not been required to make any payment under these performance guarantees.

KEY OPERATING DATA:

     The following tables set forth key operating data for the Company as of September 30, 1999:

     a) Revenue recognized for the sale of homes in California Gardens:

                     FISCAL YEAR ENDED      SIX MONTHS ENDED
                         MARCH 31,           SEPTEMBER 30,
                     ------------------   --------------------
                       1998      1999       1998        1999
                     -------   --------   --------   ---------
                                 (IN HK$ MILLIONS)
Phase 1 ..........    73.92      35.26      31.95       0.23
Phase 2 ..........       --     234.66      69.83      22.71
Phase 2A .........       --         --         --         --
Phase 3 ..........       --         --         --      92.68
Phase 4 ..........       --         --         --         --
                      -----     ------      -----      -----
                      73.92     269.92     101.78     115.62
                      =====     ======     ======     ======

     Under Hong Kong GAAP, we recognize revenue from the sale of homes on a percentage of completion basis. The tables below, however, provide information based upon the purchase price of units for which a sales purchase agreement has been executed and we have received at least 90% of the purchase price, plus the amount of deposits, or booking fees received by us for units which have not been purchased.

     a) Total revenue:

               NUMBER OF UNITS   TOTAL SALES VALUE
               ---------------   -----------------
                                      HK$'000
  Purchased         1,444             493,206
  Booked              572             214,559
  Total             2,016             707,765

   b) During the six months ended September 30, 1999, the Company received a total of HK$ 10.5 million in booking fees while no booking fees were owed to us by home buyers during that period. As of September 30, 1999, the average booking fee taken by the Company was HK$ 18,700. As of September 30, 1999, the average unit price of HK$ 341,000 for homes sold is comprised of a HK$ 18,700 booking fee and HK$ 322,300 for the balance of the home price.

 /bullet/ Booking fees are the refundable deposits from potential home buyers which reserve a person's right to purchase a home at a later date until the Company has started construction and secured the requisite pre-sales permits from the relevant land administration bureau. The term "sold" refers to the signing of a sales and purchase agreement and the receipt of 90% of all sales proceeds.

   c) When a home buyer has paid 30% of the total purchase price (inclusive of the booking fee), the home buyer is eligible to sign a pre-sales agreement. When signing a pre-sales agreement, a home buyer must specify the method of paying the remaining 70%, which generally can be made through one or more of the following options:

      1. Mortgage;
      2. Public housing fund;
      3. A mixture of mortgage and public housing fund; or
      4. Installment.

   For settlement methods one, two, or three, the balance of the purchase price is required to be paid within two months from the date of signing the pre-sales agreement. If a home buyer elects to pay the balance of the purchase price in installments, 90% of the purchase price is required to be paid within two months from the date of signing the pre-sales agreement and the remaining 10% is required to be paid on delivery of the home unit.

   Regardless of the method of settlement selected, at least 90% of the total purchase consideration is required to be settled within 2 months from the date of signing the pre-sales agreements. It is at the date of signing the pre-sales agreement that a home unit is considered to be "purchased" by a home buyer because a condition of sales under the percentage of completion method is established. Revenue will therefore be recognized in accordance with the percentage of completion method of accounting.

   The following table sets forth information as to the timing of payment of the purchase price balance by home buyers who paid a booking fee:

   A--represents: the home buyers who made the timely payment of 90% of the purchase price, i.e. within 2 months from the date of signing the pre-sales agreement.
   B--represents: the home buyers who were late in paying 90% of the purchase price, but paid the 90% of the purchase price as at September 30, 1999. C--represents: the home buyers who are currently late in their payment of
      90% of the purchase price, but have paid a portion of the amount due, the booking fee excepted.
   D--represents: the home buyers whose purchase price balance is not currently due.

                   PHASE 1                   PHASE 2                   PHASE 3                    TOTAL
          -------------------------  ------------------------  ------------------------  -----------------------
             NUMBER                    NUMBER                    NUMBER                    NUMBER
CATEGORY    OF UNITS    PERCENTAGE    OF UNITS    PERCENTAGE    OF UNITS    PERCENTAGE    OF UNITS    PERCENTAGE
--------  -----------  ------------  ----------  ------------  ----------  ------------  ----------  -----------
  A            75          20.55%        203         27.25%         72         21.56%         350        24.24%
  B           278          76.16%        495         66.44%        107         32.04%         880        60.94%
  C            12           3.29%         33          4.43%         92         27.54%         137         9.49%
  D            --           0.00%         14          1.88%         63         18.86%          77         5.33%
  Total       365         100.00%        745        100.00%        334        100.00%       1,444       100.00%

     Delays may be caused for the following reasons:

     1. Mortgages are new financial products in China and the bankers providing such facilities to new home buyers are unfamiliar with the procedure.
     2. The Public Housing Fund does not have sufficient money to fund the borrowing because of the high demand.
     3. The delay was caused by home buyers' personal reasons.

     d) Status of payment for homes purchased as at September 30, 1999:

             NUMBER OF      TOTAL
               UNITS     SALES VALUE   AMOUNT PAID   AMOUNT OWING
             ---------   -----------   -----------   ------------
                           HK$'000       HK$'000       HK$'000
  Phase 1        365        109,402      108,060         1,342
  Phase 2        745        257,376      247,051        10,325
  Total        1,110        366,778      355,111        11,667
  Phase 3        334        126,428       86,452        39,976
  Total        1,444        493,206      441,563        51,643

   Total sales value is based on the full purchase price of the home purchased. As at September 30, 1999, Phases 1 and 2 have been constructed and are currently ready for delivery or have been delivered.

     The following table sets forth a categorical analysis of the status of payment of homes as at September 30, 1999:

           PHASE 1   PHASE 2   PHASE 3    TOTAL
          --------- --------- --------- --------
CATEGORY   HK$'000   HK$'000   HK$'000   HK$'000
--------  --------- --------- --------- --------
  A            --        --       980       980          (note below)
  B            --       262       938     1,200          (note below)
  C         1,342     6,893    21,550    29,785
  D            --     3,170    16,508    19,678
  Total     1,342    10,325    39,976    51,643

           Note:
                  These represent the remaining 10% of the purchase price required to be paid upon the delivery of the home unit.

     e) The number of homes completed but not sold as of September 30, 1999 is as follows:

                NUMBER OF       NUMBER OF     NUMBER OF
             HOMES COMPLETED   HOMES SOLD   HOMES NOT SOLD
  Phase 1           365             365           0
  Phase 2           752             745           7
                  1,117           1,110           7

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion of our financial condition and results of operations is based upon and should be read in conjunction with our consolidated financial statements and their related notes included in this prospectus. In particular, you should note that our financial statements have been prepared in conformity with Hong Kong GAAP, which differs in certain material respects from US GAAP. Please see note 16 to our consolidated financial statements for a description of these differences.

OVERVIEW

       Shanghai Chingchu commenced construction of Phase 1 of the CALIFORNIA GARDENS project in June 1997. Home sales in Phase 1 began in September 1997, and home sales in Phase 2 began in July 1998, in each case after obtaining a pre-sales certificate from the Shanghai House and Land Administration Bureau. Construction of Phase 3 reached a preliminary stage at the end of March 1999, and Shanghai Chingchu began selling units in this Phase in April 1999.

     The following tables set forth information relating to homes delivered to buyers, the aggregate purchase price under new sales contracts, and sales backlog for the fiscal years ended March 31, 1998 and 1999 and the six months ended September 30, 1998 and 1999 (HK$ in thousands):

                                            HOMES DELIVERED
                      ----------------------------------------------------------
                                      FISCAL YEAR ENDED MARCH 31,
                      ----------------------------------------------------------
                                 1998                           1999
                      ---------------------------   ----------------------------
                       NUMBER OF      AGGREGATE      NUMBER OF       AGGREGATE
                         HOMES       SALES PRICE       HOMES        SALES PRICE
                      -----------   -------------   -----------   --------------
CALIFORNIA GARDENS
  Phase 1 .........          --              --         365         HK$ 109,171
  Phase 2 .........          --              --          --                  --
  Phase 3 .........          --              --          --                  --
  Phase 4 .........          --              --          --                  --
                             --     -----------         ---       --------------
  Total ...........          --              --         365         HK$ 109,171
                             ==     ===========         ===       ==============

                                               HOMES DELIVERED
                       ---------------------------------------------------------------
                                       SIX MONTHS ENDED SEPTEMBER 30,
                       ---------------------------------------------------------------
                                    1998                             1999
                       -------------------------------   -----------------------------
                        NUMBER OF        AGGREGATE        NUMBER OF       AGGREGATE
                          HOMES         SALES PRICE         HOMES        SALES PRICE
                       -----------   -----------------   -----------   ---------------
CALIFORNIA GARDENS
  Phase 1 ..........       355          HK$ 105,935           --         HK$     231
  Phase 2 ..........        --                   --          745         HK$ 257,376
  Phase 2A .........        --                   --           --       --
  Phase 3 ..........        --                   --           --       --
  Phase 4 ..........        --                   --           --       --
                           ---          ------------         ---       --------------
  Total ............       355          HK$ 105,935          745         HK$ 257,607
                           ===          ============         ===       ==============

                                            NEW SALES CONTRACTS
                      ---------------------------------------------------------------
                                        FISCAL YEAR ENDED MARCH 31,
                      ---------------------------------------------------------------
                                   1998                             1999
                      -------------------------------   -----------------------------
                       NUMBER OF        AGGREGATE        NUMBER OF       AGGREGATE
                         HOMES         SALES PRICE         HOMES        SALES PRICE
                      -----------   -----------------   -----------   ---------------
CALIFORNIA GARDENS
  Phase 1 .........       344          HK$ 101,071           21         HK$   8,100
  Phase 2 .........        --                   --          713         HK$ 245,129
  Phase 3 .........        --                   --           --                  --
  Phase 4 .........        --                   --           --                  --
                          ---          ------------         ---       --------------
  Total ...........       344          HK$ 101,071          734         HK$ 253,229
                          ===          ============         ===       ==============

                                              NEW SALES CONTRACTS
                       -----------------------------------------------------------------
                                        SIX MONTHS ENDED SEPTEMBER 30,
                       -----------------------------------------------------------------
                                    1998                              1999
                       -------------------------------   -------------------------------
                        NUMBER OF        AGGREGATE        NUMBER OF        AGGREGATE
                          HOMES         SALES PRICE         HOMES         SALES PRICE
                       -----------   -----------------   -----------   -----------------
CALIFORNIA GARDENS
  Phase 1 ..........        11          HK$   4,794           --          HK$     231*
  Phase 2 ..........       555          HK$ 189,434           32          HK$  12,247
  Phase 2A .........        --                   --           --                   --
  Phase 3 ..........        --                   --          334          HK$ 126,428
  Phase 4 ..........        --                   --           --                   --
                           ---          ------------         ---          ------------
  Total ............       566          HK$ 194,228          366          HK$ 138,906
                           ===          ============         ===          ============

                                             HOMES BACKLOG
                      ------------------------------------------------------------
                                      FISCAL YEAR ENDED MARCH 31,
                      ------------------------------------------------------------
                                   1998                            1999
                      -------------------------------   --------------------------
                       NUMBER OF        AGGREGATE        NUMBER OF      AGGREGATE
                         HOMES         SALES PRICE         HOMES       SALES PRICE
                      -----------   -----------------   -----------   ------------
CALIFORNIA GARDENS
  Phase 1 .........        16          HK$   4,704            2       HK$     690
  Phase 2 .........       348          HK$ 119,350            6       HK$   2,217
  Phase 3 .........        --                   --          391       HK$ 149,939
  Phase 4 .........        --                   --          293       HK$ 105,129
                          ---          ------------         ---       -----------
  Total ...........       364          HK$ 124,054          692       HK$ 257,975
                          ===          ============         ===       ===========

                                                HOMES BACKLOG
                       ---------------------------------------------------------------
                                       SIX MONTHS ENDED SEPTEMBER 30,
                       ---------------------------------------------------------------
                                    1998                             1999
                       -------------------------------   -----------------------------
                        NUMBER OF        AGGREGATE        NUMBER OF       AGGREGATE
                          HOMES         SALES PRICE         HOMES        SALES PRICE
                       -----------   -----------------   -----------   ---------------
CALIFORNIA GARDENS
  Phase 1 ..........         4          HK$   1,230           --                  --
  Phase 2 ..........        62          HK$  21,175            2         HK$     878
  Phase 2A .........        --                   --           12         HK$   6,967
  Phase 3 ..........       300          HK$ 113,207           45         HK$  18,185
  Phase 4 ..........        --                   --          513         HK$ 188,529
                           ---          ------------         ---       --------------
  Total ............       366          HK$ 135,612          572         HK$ 214,559
                           ===          ============         ===       ==============

----------------
* During the six months ended June 30, 1999, homes were exchanged in and between Phases I and II by the home buyers. The amount shown represents the total price differences of the exchanges.

     Home buyers pay an average booking fee of HK$ 18,700 per house and may cancel their purchase with a full refund at any time before they sign a sales contract. The sales contract is signed upon the completion of foundation. The booking fee is included in our backlog upon receipt. We estimate that the average period between the execution of a sales contract for a home and delivery of that home is approximately 12 to 15 months.

     Under Hong Kong GAAP, we recognize revenue from the sale of homes on a percentage of completion basis. This accounting basis differs, however, from the accounting basis we used when we calculated aggregate sales prices in the tables above. In those tables, we indicate the full amount of the purchase price of each home upon the execution and delivery of a sales contract. Revenues recognized under the percentage of completion basis with respect to the sale of our homes in the several Phases of the CALIFORNIA GARDENS project for the periods indicated are as follows:

                       FISCAL YEAR ENDED      SIX MONTHS ENDED
                           MARCH 31,           SEPTEMBER 30,
                       ------------------   --------------------
                         1998      1999       1998        1999
                       -------   --------   --------   ---------
                                   (IN HK$ MILLIONS)
CALIFORNIA GARDENS
  Phase 1 ..........    73.92      35.26      31.95       0.23
  Phase 2 ..........       --     234.66      69.83      22.71
  Phase 2A .........       --         --         --         --
  Phase 3 ..........       --         --         --      92.68
  Phase 4 ..........       --         --         --         --
                        -----     ------      -----      -----
                        73.92     269.92     101.78     115.62
                        =====     ======     ======     ======

     As of September 30, 1999 our backlog increased 58.09% (or 56.28% based on bookings) to HK$ 215 million (572 bookings) from HK$ 136 million (366 bookings) as of September 30, 1998.

     On April 2, 1999, we entered into management service agreements with Messrs. Stein, Haft and Kallan and Silver Pacific Trading Ltd., under which they agreed to provide advice and assistance to us concerning our business strategy and corporate activities. Please refer to "Management--Management Service Agreements" on page 80 for a description of the terms of these management service agreements.

     After this offering, we will continue to develop and sell homes at the CALIFORNIA GARDENS project and seek to develop and market similar residential communities in other principal cities in China. Please refer to the section "About Our Company--Our Business Strategy" on pages 61 and 62 for the details of our business strategy.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1998.

       Our revenues from home sales for the six months ended September 30, 1999 increased 13.60% to HK$ 115.62 million from HK$ 101.78 million for the six months ended September 30, 1998. The average selling price of homes delivered increased 16.11% to HK$ 346,000 per unit from HK$ 298,000 per unit as a result of increased demand for our homes. We believe our increase in revenues and homes delivered resulted primarily from higher levels of awareness of our CALIFORNIA GARDENS project among potential Shanghai home buyers during 1999, and because of the continued development of our marketing and sales efforts.

       Cost of home sales for the six months ended September 30, 1999 increased approximately 12.41% to HK$ 90.85 million from HK$ 80.82 million for the six months ended September 30, 1998. This increase is primarily due to the related increase in home sales revenues. The cost of home sales as a percentage of home sales for the six months ended September 30, 1999 decreased to 78.58% from 79.41% for the six months ended September 30, 1998 as a result of the sale of a lower percentage of larger units, which provide lower profit margins than sales of our mid-sized and smaller units. As of September 30, 1998 and 1999, for homes under construction, the amount of revenue recognized, costs incurred and estimated costs to completion are as follows:

                                     SEPTEMBER 30,
                               --------------------------
                                   1998           1999
                               ------------   -----------
                                   (IN HK$ MILLIONS)
Revenue recognized .........   HK$ 101.78     HK$ 115.62
Cost incurred ..............   HK$  80.82     HK$  90.85
Estimated costs to
completion .................   HK$  77.98     HK$  21.86

       Our selling, marketing, general and administrative ("SG&A") expenses for the six months ended September 30, 1999 increased approximately 10.40% to HK$ 8.07 million from HK$ 7.31 million for the six months ended September 30, 1998. This increase is primarily a result of variable selling costs associated with the greater number of homes marketed and delivered to buyers. The significant components of our SG&A expenses during these periods were (a) wages and employee benefits, which represented approximately 13.40% and 10.42% of our total SG&A expenses in the six month periods ended September 30, 1998 and 1999, respectively, (b) travel and entertainment expenses related to increasing our market exposure and establishing and enhancing relationships with third parties such as contractors, design firms and public relations, which represented approximately 37.63% and 35.37% of our total SG&A expenses in the six month periods ended September 30, 1998 and 1999, respectively, and (c) advertising expenses, which represented approximately 20.61% and 19.95% of our total SG&A expenses in the six month periods ended September 30, 1998 and 1999, respectively. Overall, SG&A expenses as a percentage of total revenues decreased to 6.96% in the six months ended September 30, 1999 from 7.15% in the six months ended September 30, 1998, primarily due to economies of scale.

       As a result of the foregoing, income before income taxes and minority interest for the six months ended September 30, 1999 increased 24.84% to HK$ 15.23 million from HK$ 12.20 million for the six months ended September 30, 1998.

  FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO FISCAL YEAR ENDED MARCH 31,
1998.

       Our revenues from home sales for fiscal 1999 increased 265.15% to HK$ 269.92 million from HK$ 73.92 million for fiscal 1998. The increase of revenues resulted primarily from higher levels of awareness among potential Shanghai home buyers during 1999, and because of the continued development of our marketing and sales efforts. As of March 31, 1998 and 1999, for homes under construction, the amount of revenue recognized, the amount of costs incurred and the estimated costs to completion are as follows:

                                       MARCH 31,
                               -------------------------
                                   1998          1999
                               -----------   -----------
                                   (IN HK$ MILLIONS)
Revenue recognized .........   HK$ 73.92     HK$ 269.92
Cost incurred ..............   HK$ 67.10     HK$ 208.68
Estimated costs to
completion .................   HK$ 18.64     HK$   6.98

       Cost of home sales for fiscal 1999 increased approximately 211.0% to HK$ 208.68 million from HK$ 67.10 million for fiscal 1998. This increase is primarily due to the related increase in home sales revenues. The cost of home sales as a percentage of home sales decreased to 77.31% for fiscal 1999 from 90.78% for fiscal 1998 as a result of higher selling prices and lower construction costs of Phase 2 as compared to that of Phase 1. In fiscal 1999, 86.94% of our revenues came from the sale of homes in Phase 2. The average selling price for homes in Phase 2 was RMB 2,418 per square meter, which was 10.77% higher than the average selling price in Phase 1. The average cost per home in Phase 2 was RMB 1,711 per square meter, which was 5.73% lower than the average cost per home in Phase 1.

       Our SG&A expenses during fiscal 1999, increased approximately 28.87% to HK$ 13.48 million from HK$ 10.46 million for fiscal 1998. This increase was primarily a result of variable selling costs associated with the greater number of homes marketed and delivered to buyers. The significant components of our SG&A expenses during these periods were (a) wages and employee benefits, which represented approximately 6.03% and 14.89% of our total SG&A expenses in fiscal 1998 and 1999, respectively, (b) travel and entertainment expenses related to increasing our market exposure and establishing and enhancing relationships with third parties such as contractors, design firms and public relations, which represented approximately 32.48% and 32.34% of our total SG&A expenses in fiscal 1998 and 1999, respectively, and (c) advertising expenses, which represented approximately 34.87% and 21.28% of our total SG&A expenses in fiscal 1998 and 1999, respectively. SG&A expenses as a percentage of total revenues decreased to 4.98% in fiscal 1999 from 14.09% in fiscal 1998, primarily due to economies of scale.

       As a result of the foregoing, income before income taxes and minority interests in fiscal 1999 increased to HK$ 42.36 million from a loss of HK$ 4.81 million for fiscal 1998.

  FISCAL YEAR ENDED MARCH 31, 1998 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1997

       No comparison of results of operations for the fiscal year ended March 31, 1998 to the fiscal year ended March 31, 1997 has been provided because the operations of CALIFORNIA GARDENS began in May 1997. We had SG&A expenses of HK$ 10,609 during fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

General

       Our financing needs depend upon our construction volume, cost of sales and land activities in regard to future developments. Prior to this offering, our most significant sources of funds were loans from our principal shareholder, Far East Consortium, of which HK$ 74 million was converted to common shares in April 1999. Additionally, at September 30, 1999, we had outstanding homebuilding borrowings of approximately HK$ 43.15 million. We believe that funds generated from operations and expected borrowing availability under existing and future bank credit facilities will be sufficient to fund our working capital requirements during fiscal 2000. For a further description of our borrowings, see note 9 to our consolidated financial statements. At January 1, 2000 we had the following loans outstanding:

                                                       AMOUNT         ANNUAL
                                                    OUTSTANDING      INTEREST       MATURITY
                     LENDER                        HK$ (MILLION)       RATE          DATES
-----------------------------------------------   ---------------   ----------   -------------
Industrial & Commercial Bank of China .........         7.48         6.138%      January 2000
Construction Bank of China ....................         3.74         6.435%      January 2000
Industrial & Commercial Bank of China .........        18.71         6.435%          May 2000
Bank of Shanghai ..............................         4.68         6.435%         July 2000
Po Shan Bank ..................................        10.53        10.500%         July 2002

     Funds borrowed under these facilities were generally used for land acquisition, start-up operations, and the building of homes, as well as for working capital and other general corporate purposes. We have no additional fund availability under these credit facilities. After this offering, we intend to fund our cash needs through funds generated from operations, and, if necessary, future equity or debt offerings or additional bank borrowings. Further, we intend to seek extensions of the maturity dates of our existing credit facilities, although no assurance can be given that we will be able to do so on commercially acceptable terms or at all. If we are unable to obtain additional financing, our development plans will be materially curtailed until such time, if any, as we are able to obtain such financing.

DEBT SERVICE

       Scheduled and estimated maturities of our borrowings after the recent extension of maturity dates of our credit facilities are approximately
HK$ 11.22 million during fiscal 2000, approximately HK$ 23.39 million in fiscal 2001 and approximately HK$ 10.53 million in fiscal 2003. We believe that we will fund the maturities of debt and required expenditures relating to our developments primarily with cash flow from operations and existing credit lines, new or renewed credit lines or term loans or through the sale of equity or debt. See note 9 to our consolidated financial statements.

CASH FLOWS

       We experienced a decrease in cash flows during fiscal 1999 of HK$ 10.83 million from fiscal 1998 primarily due to less cash provided by financing activities. The decrease was partially offset by less cash used in operating activities and used in investing activities. Cash flows during the six months ended September 30, 1999 decreased by HK$ 4.92 million from the six months ended September 30, 1998. This is primarily the result of a decrease in cash flows generating operating activities. Cash flows required by operating activities decreased by HK$ 22.61 million in fiscal 1999 from fiscal 1998, and by HK$ 6.59 million in the six months ended September 30, 1999 from the six months ended September 30, 1998, primarily due to higher sales. Cash flows required by investing activities decreased by HK$ 19.83 million in fiscal 1999 from fiscal 1998, and decreased by HK$ 0.41 million in the six months ended September 30, 1999 from the six months ended September 30, 1998, primarily due to reduction on land acquisition for public utilities usages. Cash flows from financing activities decreased by HK$ 53.27 million in fiscal 1999 from fiscal 1998, and increased by HK$ 1.26 million in the six months ended September 30, 1999 from the six months ended

September 30, 1998, primarily due to a reduction of funding from Far East Consortium.

INTEREST RATES

       Our business is sensitive to fluctuations in interest rates. Overall housing demand is adversely affected by increases in interest rates. If mortgage interest rates increase significantly, this may negatively impact the ability of a home buyer to secure adequate financing. Higher interest rates may adversely affect our revenues, gross margins and net income. According to the State Statistical Bureau, Monthly Bulletin of Statistics--China, Beijing, as of March 31, 1997, 1998 and 1999, China's lending interest rate was 10.08%, 7.98% and 6.93%, respectively. According to that same source, as of September 30, 1998 and 1999, China's lending interest rate was 6.93% and 5.85%, respectively.

INFLATION

       We believe that the Company, as well as the homebuilding industry in general, may be adversely affected during periods of high inflation, primarily because of higher land and construction costs. In addition, higher mortgage interest rates may significantly affect the affordability of permanent mortgage financing to prospective purchasers. Inflation also increases interest costs and costs of labor and materials. We attempt to pass through any increases in costs through increased home selling prices and, to date, inflation has not had a material impact on our operating results. However, there is no assurance that inflation will not have a material adverse impact on our business in the future. According to the State Statistical Bureau, Monthly Bulletin of Statistics--China, Beijing, as of March 31, 1997, 1998 and 1999, China's inflation rate was 4.00%, 0.70% and -1.80%, respectively. According to the same source, as of September 30, 1998 and June 30, 1999, China's inflation rate was -1.50% and -2.68%, respectively.

OUR YEAR 2000 STATE OF READINESS

       With respect to our information technology and other systems, our business of developing real property in China does not involve production lines or technically or electronically-controlled operations that possess embedded technology or microcontrollers. Our information technology systems relate only to management and financial control software. Because we recently acquired new systems to perform these functions, and have received Year 2000 compliance representations from our software vendors, we do not believe that there are material Year 2000 issues with respect to our information technology systems. Furthermore, we have not experienced any adverse effects to date from Year 2000 issues. Notwithstanding the above, we have taken steps to address potential Year 2000 issues.

       We plan to install and operate a portion of our information technology systems after the Year 2000. With respect to our sales management and financial accounting software, on October 18, 1999 we received a Year 2000 testing report conducted by the China Software Testing Center from our financial and accounting software systems developer, Shenzhen Kingdee Software Tech Co. Ltd., which confirmed that our financial accounting software is Year 2000 compliant.

       We currently conduct business with a number of third parties including local government authorities, contractors and financial institutions. We rely on local government authorities in connection with the alienation of land, provision of external infrastructure and the supply of water, electricity, gas and general security to the housing projects developed by the Company. We also hire contractors from time to time in connection with the development of our housing projects in China. Financial institutions provide financial support for the development of our projects in the form of bridge loans and short term financings. The Chinese government and financial institutions are fully alert of the potential problems relating to Year 2000 issues. These entities have been running internal tests to prevent potential Year 2000 issues. We have contacted each of our major third party vendors and service providers such as the banks, governmental departments, and the electric, gas, telephone and water departments. We have been assured by each that all necessary precautions have been taken to ensure Year 2000 compliance.

       We have not used any independent verification processes to assure the reliability of their risks.

THE COSTS TO ADDRESS OUR YEAR 2000 ISSUES

       We estimate no costs related to fixing Year 2000 issues. Our construction machinery and tools do not contain any embedded technology. We believe that there will be no cost to replacing non-compliant information technology systems of embedded technology systems. To date, the cost incurred by the Company in connection with Year 2000 compliance issues is not material. We have incurred no material costs from our employees who devote time in connection with inquiries addressed to third parties regarding their Year 2000 compliance.

       The funds used to identify assessed and remediate potential Year 2000 costs have been derived from our administrative and salary expenses.

THE RISKS OF OUR YEAR 2000 ISSUES

       We estimate that the greatest risk to our activities arising out of Year 2000 disruptions would be those caused by disruptions in the information technology systems of our third party suppliers and government agencies. In addition, we have not deferred any information technology projects because of Year 2000 issues.

OUR YEAR 2000 CONTINGENCY PLAN

       In order to prepare for Year 2000 related disruptions of our business, we have devised a plan pursuant to which all personnel is required to maintain full back-up documentation of their records. In the event of Year 2000-related disruptions, we are confident that it can regenerate such records in the event of any such disruption.

                         OVERVIEW OF THE LEGAL FRAMEWORK
                      REGULATING CHINA'S REAL ESTATE MARKET

GENERAL

       Private land ownership in China was abolished in the 1950s and was replaced by a centrally planned and managed land resources allocation system, which legally prohibited the transfer or lease of land in China. With China's economy moving towards a more liberalized market-oriented system, reforms have been introduced in its property sector. Under land reform legislation, while the transfer of land ownership is still restricted, "land use rights" may be granted, transferred, leased or mortgaged in accordance with stipulated legal procedures and requirements.

NATIONAL LEGISLATION

  GENERAL

       In 1988, the Seventh National People's Congress passed an amendment to the constitution of China which paved the way for reforms of the legal regime governing the use of land and transfer of land use rights. In 1990, the State Council enacted the "Provisional Regulations of China Concerning the Grant and Assignment of the Right to Use State Land in Urban Areas," which are generally referred to as the "Urban Land Regulations." The Urban Land Regulations formalized the process of the grant and transfer of land use rights for consideration. Under this system, the State retains the ultimate ownership of the land. However, the right to use the land can be granted by the State and local governments in its capacity as land owner for a maximum period of 70 years for residential development, upon the payment to the State of a land premium for the grant of the land use right. As a result of these reforms, local and foreign companies, enterprises, other economic organizations and individuals may apply for and be granted land use rights. The Urban Land Regulations provide that the right to use land may be granted by agreement with the land grant authority, by invitation for bids or by auction and that a land grant contract should be entered into upon the grant of a land use right. Subject to compliance with the terms of a land grant contract, a holder of land use rights may exercise substantially the same rights as a land owner during the grant term, including holding, leasing, transferring, mortgaging and developing the land for sale. Upon expiration of the term of grant, renewal is possible subject to the payment of a new land premium and execution of a new land grant contract. If the term of grant is not renewed, the land use rights and the ownership of any homes or buildings on the land will become the property of the government without compensation.

  RECENT DEVELOPMENTS

       Upon becoming the Premier of China in March 1998, Zhu Rongji renewed efforts for structural economic reform by announcing, among other initiatives, a new housing reform program. The program directs employers to stop distributing free housing to employees beginning July 1, 1998 (which was deferred until January 1999) and instead to increase cash wages so that employees can buy housing or pay higher rents. According to a bulletin distributed by the U.S. Department of State in April 1999, the principal policies of this new housing initiative are as follows:

       /bullet/ ESTABLISHING A NEW URBAN HOUSING SYSTEM ADAPTED TO THE
          "SOCIALIST MARKET ECONOMIC SYSTEM" AND THE SPECIFIC NATIONAL SITUATION OF CHINA. The principal element of this policy involves the termination of employee housing benefits and an increase in cash wages to encourage home ownership. Historically, employees of the government and State-owned enterprises received a small salary and a generous benefits package, including low rent or free housing. Under the new policy, wages are expected to increase and a cash housing allowance will be provided or a provident fund will be established for employees. Employees are able to use the cash allowance to pay rent or make mortgage payments. The fund would serve primarily to assist individuals in securing loans to purchase homes.

       /bullet/ CREATING A MULTI-LEVEL HOUSING SUPPLY SYSTEM. A multi-level housing supply system has been introduced to accommodate the needs of families of different income levels. This system is designed to gradually abolish subsidized, or "welfare" housing, establish settlement and low margin housing for low income families and define commercial housing for middle and high income families.

       /bullet/ EXPANDING THE SCOPE OF HOME FINANCING. Under the new policy, commercial banks in all cities can issue individual mortgage loans for the purchase of government-directed and sanctioned housing. The People's Bank of China has reduced its interest rates, and a number of foreign banks have obtained the necessary licenses to conduct retail banking operations in China. We expect this to result in a more competitive mortgage market which will benefit new home buyers. In order to ensure the effectiveness of housing loans, efforts will be made to improve the housing property rights mortgage registration system. In June 1998, the government announced a Personal Housing Loan Management Regulation, which addressed different aspects of personal housing loans.

       /bullet/ IMPROVING THE REGULATION OF THE HOUSING MARKET. New regulations have been, and are being developed to insure the stability and safety of China's housing reforms and programs.

LOCAL LEGISLATION

       While the Urban Land Regulations set out a general framework for transactions governing land use rights, regulations adopted by local governments control specific transactions within their respective jurisdictions. Local regulations contain provisions and have implemented procedures which differ from the national legislation. National land authorities, however, take the position that any inconsistencies should be resolved in favor of the national legislation.

U.S.-CHINA HOUSING INITIATIVE

       On July 1, 1998 the day China's housing reform program was implemented, President Clinton visited a housing site in Shanghai to demonstrate U.S. support for China's home ownership program. The President announced the establishment of a U.S.- China housing initiative at that time, including the formation of a U.S.- China Residential Building Council of which we have been invited to be a member.

       The housing initiative will address finance and construction issues and is intended to support China's social reform efforts by providing sector-specific guidance and cooperation to China as it pursues housing reform measures.

ACQUISITION OF LAND USE RIGHTS

  GRANT

       The grant of land use rights from the State is often referred to as the "first tier market" by Chinese developers. Under the law of the People's Republic of China on the Administration of Urban Real Estate (the "Urban Real Estate Law"), land use rights may be granted by way of auction, invitation of tenders or by agreement between the State and the land user. It requires that the prices of land granted by way of agreement must not be below the minimum land premium set by the State. Beijing, Guangzhou and Shanghai have already issued formulae for calculating land premium, with reference to location, transportation and infrastructure. These formulae are expected to be reviewed periodically in order to reflect the market supply and demand. Local governments at or above the county level may grant land use rights. Their scope of authority varies in accordance with their position in the administrative hierarchy. Central government approval must be obtained for any grant of any arable land which is designated as "basic cropland" by the State, other arable land over 35 acres and non-arable land over 70 acres.

       In the case of a grant by agreement, the local land bureau will provide information on the land and the basic terms upon which land use rights will be granted. Once the terms have been agreed on, a grant contract will be signed by the local land bureau and the land user. Normally, land use rules will be attached to the grant contract. A deposit is normally required to be paid and a time schedule will be specified for the payment of the balance of the land premium. Upon payment of the land premium and subject to the other requirements of the local land bureau, a State Land Use Rights Certificate will be issued to the land user.

       A land bureau setting out the terms of the grant can also send invitation of tenders, and bidders are asked to submit sealed bids together with the payment of a security deposit. A bid evaluation committee formed by the land bureau is responsible for opening the bids and deciding on the successful bidder who shall then sign the grant contract with the land bureau and pay the balance of the land premium before obtaining the State Land Use Rights Certificate and effecting registration.

       In an auction, the grant is simply awarded to the highest bidder. The land bureau will then sign a grant contract and the usual registration requirements have to be complied with.

       Several local governments have stipulated standard terms for inclusion in grant contracts. For example, the standard form grant contracts promulgated by the State Land Bureau list the following items for inclusion in grant contracts:

       /bullet/ manner of payment of land premium;

       /bullet/ use of land;

       /bullet/ building restrictions: site coverage, total gross floor area and height limitations;

       /bullet/ construction of public facilities;

       /bullet/ easement and repair rights to be reserved by the government;

       /bullet/ submission of building plans and approval;

       /bullet/ deadline for completion of construction;

       /bullet/ repair obligations;

       /bullet/ responsibility for obtaining supply of utilities; and

       /bullet/ restrictions against alienation before payment of land premium and completion of prescribed development.

       If a land user wishes to change the specified use of the land after the execution of a grant contract, then approval must first be obtained from the land bureau and the urban planning department and a new grant contract may have to be signed where the land premium will be adjusted.

       If the land user fails to develop and invest in the land within the period of time specified in the grant contract, the land bureau has the right to impose various penalties ranging from fines to withdrawal of the grant without consideration.

  ASSIGNMENT FROM CURRENT LAND USERS

       In addition to a direct grant from the government, an investor may also acquire land use rights by entering into an assignment contract with an existing land user who holds granted land use rights or by entering into a joint development agreement with such a land user. Local Chinese entities very often enjoy the right to use land allocated by the State without payment of any consideration. This type of land use right is generally referred to as "allocated land use right." The Urban Land Regulations state that assignments or mortgages of allocated land use rights in urban areas and any buildings or attachments situated on that land are subject to the approval of the relevant land and real estate departments. The conditions for approval include the following:

       /bullet/ the existing land user must be an individual or a company, enterprise or other economic organization;

       /bullet/ the existing land user must hold a State Land Use Rights
          Certificate and the relevant real estate ownership certificates for the buildings and attachments;

       /bullet/ a formal grant contract must be entered into with the relevant land department; and

       /bullet/ the land premium in respect of the land payable and the grant contract must be paid while payment may be made from the proceeds of development.

       The assignment or joint development is subject to terms and conditions specified in the land use rights grant contract. For housing construction projects, Chinese law requires that at least 25% of total construction costs

(excluding land premium costs) be expended and the construction schedule and date of completion and delivery of the project have been determined before assignment can take place. A higher minimum construction and investment fee may be provided in land use rights grant contracts made between the local land administration bureau and the land user. All rights and obligations of the current holder under a land use rights grant contract will be transferred contemporaneously to the assignee of the land use rights. The relevant local government has the right to acquire the land use rights to be assigned if the assignment price is obviously lower than the market price. Relevant local governments may also acquire the land use rights from a land user in the event of redevelopment of the area under a revised town planning. The land user will then be compensated for the loss of his land use rights.

  LEASING

       The Urban Land Regulations and the Urban Real Estate Law both permit leasing of granted land use rights and the buildings or homes situated on the land. Leasing of properties situated in urban areas is governed by the Measures for the Administration of Leasing of Urban Real Estate, which were promulgated by China's Ministry of Construction in June 1995. These regulations permit property owners to lease their properties to others for residential or commercial uses except as otherwise prohibited by relevant laws. Parties to a property lease transaction are required to enter into a lease contract that should specify all of the terms of the lease arrangement as required by statute, and to register the contract with the local real property authorities. Local governments may impose rent control. Subject to the consent of the landlord, a tenant may assign or sublease the leased property to a sub-tenant.

REGISTRATION OF REAL ESTATE INTERESTS

       Real estate registries have been established in all cities in China. In most cities, there are separate registries for land use rights and buildings. However, in Shenzen, Shanghai, Guangdong and some other major cities, the two registries have been combined. In places where there are separate registries, the holder of a land use right will be issued a Real Estate Ownership Certificate for its "ownership" of the property and a Land Use Rights Certificate for its land use rights of the underlying property. The holder of a land use right who is issued a "Real Estate Ownership Certificate" holds the land use rights and owns the property erected on the land. In the other places where registries have been combined, the holder of a land use right will be issued only a Land and Real Estate Certificate. All entities and individuals must register all their lawful state-owned land use rights and rights to own and use of collectively-owned land as well as other rights in respect of land. Further, the mortgage of a land use right must be registered in the land registration departments. Duly registered land interests which are legally protected constitute notice to all other persons of the interests of the registrant.

PRE-SALE

       The sale of interests in buildings under construction but which have not been completed is permitted subject to the fulfillment of the requirements set forth in the Measures for the Administration of the Pre-Sale of Urban Commodity Premises, promulgated by China's Ministry of Construction and effective from January 1, 1995 (the "Pre-Sale Measures"). In addition, most of the major cities in China have promulgated local regulations governing pre-sales of commodity premises. According to the Pre-Sale Measures, a developer must obtain a Pre-Sale Permit before it may proceed to sell the uncompleted commodity units. To qualify for the Pre-Sale Permit, the following conditions must be satisfied:

       /bullet/ the land premium has been paid in full and a State Land Use
          Rights Certificate has been obtained;

       /bullet/ a Construction Works Planning Permit is held;

       /bullet/ at least 25% of the total investment for the project development and construction of the units under pre-sale must be paid; and

       /bullet/ the construction schedule and the date of project completion have been determined.

In addition, the developer is required to execute pre-sale contracts in the form approved by the local land and real estate administration authorities with the purchaser, and must also file and register the executed pre-sale contracts with the local land and real estate administration authorities. The proceeds from the pre-sale of the commodity units may only be used for funding the relevant construction works.

       Pre-sales conducted outside China are generally subject to approval by the local government in which the property is situated.

DESIGN AND CONSTRUCTION

       A Chinese design institute must be engaged for the design of a foreign investment property project in China to facilitate compliance with local regulations concerning urban planning, architectural design and fire safety.

       Foreign contractors are generally required to work together with a Chinese construction unit on construction projects. Foreign contractors are also required to obtain a qualification certificate to engage in project construction work.

LICENSING OF FOREIGN INVESTMENT IN PROPERTY DEVELOPMENT; INVESTMENT STRUCTURE

       The Urban Land Regulations state that foreign entities may acquire land use rights in China unless the law otherwise provides. However, in order to develop the land acquired, foreign investment enterprises, in the form of equity or co-operative joint ventures or wholly foreign-owned enterprises, need to be established. Establishment of a foreign investment enterprise engaged in property development, commonly referred to as a "development company", is subject to approval by the relevant departments of China's government in accordance with the following procedure. First, the Chinese party to a joint venture project or the foreign investor (in the case of a wholly foreign-owned project) will submit a project proposal to the local planning commission for project proposal approval. If the local planning commission considers the proposed property development project to be consistent with the prevailing national and local economic plans, it will grant a project proposal approval to the applicant. The State Development and Planning Commission has been given the authority to regularly promulgate guidelines for direction of foreign investment.

       Once the project proposal has been approved, the Chinese party and the foreign investor may proceed to prepare a joint feasibility study report that reflects their assessment of the overall economic viability of the proposed development company. At the same time, the parties may proceed to negotiate and execute the joint venture contract and articles of association for the establishment of a development company. In the case of a wholly foreign-owned project, the foreign investor may then prepare and sign the articles of association. The joint feasibility study report, the joint venture contract and/or articles of association will then be submitted to the local foreign economic and trade commission for approval. If the local foreign economic and trade commission finds the application documents to be in compliance with Chinese law, it will issue an approval certificate for the establishment of the development company. With this approval certificate, the foreign investor and/or the Chinese party can apply to the local administration for industry and commerce for a foreign investment enterprise business license for the development company.

       Upon the issuance of the business license, the development company is established as a Chinese legal person and is licensed to engage in property development activities as described in the business license. Under the Regulations for the Administration of Real Estate Development Enterprises, promulgated by China's Ministry of Construction and effective from December 1, 1993, all property development companies, including foreign investment enterprises, are also required to apply for a property development enterprise qualification certificate from the local construction commission. The qualification certificates are classified into grade 1 to grade 5 based upon the type of business enterprise created. We have been accorded a grade 3 standard by the local construction commission. Sole ownerships, joint ventures, and co-operations are generally referred to as grade 3 enterprises. A grade 3 enterprise is not disadvantageous.

       Property development projects in China are generally divided into so-called "single projects" and "large tract development projects." In single projects, buildings are constructed on a plot of land and the individual units in the buildings are sold to purchasers. Large tract development projects involve comprehensive development and construction after procurement of land use rights: the land is leveled and facilities for water, electricity and heat supply, roads, communications, etc. are constructed, thus forming an area for industrial or other use. Thereafter, the developer either assigns the land use rights or further develops the land for sale or leasing.

MORTGAGES

       The grant of mortgages in China is governed by the Security Law of China and by the laws regulating real estate. Under the Security Law, any mortgage agreement or security agreement must include various specified provisions. If land use rights are mortgaged, buildings erected on the mortgaged land at the time the mortgage agreement is signed will also be subject to the mortgage. If buildings are built on the mortgaged land after the mortgage agreement has been signed, the buildings will not be subject to the pre-existing mortgage.

       Under Chinese law, if there is an existing mortgage of the land use rights, the Company, as a mortgagor, cannot pre-sell or assign it to a buyer until and unless the mortgage on the land concerned has been relinquished. In the case of a foreclosure proceeding on the mortgage by the mortgagee, there are no consequences to the buyer whose land use rights are not included in the mortgage.

       The validity of a mortgage depends on, among other things, the validity of the main contract, and whether the mortgagor has the certificates of property ownership and/or certificates of land use rights obtained by grant or assignment for value. Registration with appropriate authorities is also necessary to make a mortgage effective. If a loan is not duly repaid, the mortgagee may foreclose or sell the collateral by auction where the mortgagor and mortgagee have reached an agreement in this respect. In the absence of such an agreement, the mortgagee will have to bring an action before a competent court in China in order to enforce its rights under the mortgage agreement.

       Our mortgages are for land use rights and the structures built thereon. Under the terms of our mortgage agreements, if a mortgagor defaults, a mortgagee may repossess the land use right as well as the structure built thereon. If we choose to mortgage our land use rights as well as the structures thereon, then we will not be able to sell the land use right or any of the structures to potential buyers unless the consent of the mortgagee is obtained. If we choose to sell the land use rights as well as the structures and the buyer chooses to later mortgage them, then we no longer have any responsibility with respect to that land or any of the buildings thereon.

       Under special circumstances, the Chinese government may, in the needs of public interest, repossess land or structures on land. In this situation, the Chinese government will pay compensation taking into account the remaining term of the land use rights, as well as the development and use of the land and the structures on the land. See "Financing for our Home Purchasers" and "Mortgages" on page 67 of this prospectus.

FOREIGN EXCHANGE CONTROL IMPLICATIONS FOR FOREIGN INVESTORS IN CHINA

       China's government imposes control over the convertibility of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the PBOC publishes a daily exchange rate for Renminbi (the "PBOC Exchange Rate") based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC Exchange Rate according to market conditions.

       Pursuant to the Foreign Exchange Control Regulations issued by the State Council on April 1, 1996 and the Administration of Settlement, Sale and Payment of Foreign Exchange Regulations which came into effect on July 1, 1996 regarding foreign exchange control (the "Regulations"), conversion of Renminbi into foreign exchange by foreign investment enterprises for current account items, including the distribution of dividends and profits to foreign investors of joint ventures, is permissible. Foreign investment enterprises are permitted to remit foreign exchange from their foreign exchange bank account in China on the basis of, inter alia, the terms of the relevant joint venture contracts and the board resolutions declaring the distribution of the dividend and payment of profits. Conversion of Renminbi into foreign currencies and remittance of foreign currencies for capital account items, including direct investment, loans, security investment, is still subject to the approval of the State Administration of Foreign Exchange ("SAFE") in each such transaction. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, as Article 5 provides that the State shall not impose restrictions on recurring international payments and transfers.

       Under the Regulations, foreign investment enterprises are required to open and maintain separate foreign exchange accounts for different types of foreign exchange transactions, and the permitted scope of receipts and expenditures for such accounts is limited to the type of foreign exchange transactions designated for such accounts. In addition, foreign investment enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business upon the production of valid commercial documents and, in the case of capital account item transactions, document approval from the SAFE.

       Currently, foreign investment enterprises are required to apply to SAFE for "foreign exchange registration certificates for foreign investment enterprises." With such foreign exchange registration certificates (which are granted to foreign investment enterprises, upon fulfilling specified conditions and which are subject to review and renewal by SAFE on an annual basis) or with the foreign exchange sales notices from the SAFE (which are obtained on a transaction-by-transaction basis), FIEs may enter into foreign exchange transactions at banks authorized to conduct foreign exchange business to obtain foreign exchange for their needs.

                          OVERVIEW OF CHINA'S ECONOMY


GEOGRAPHY AND POPULATION

       The People's Republic of China was founded on October 1, 1949. Its capital is Beijing. China is situated in the eastern part of Asia and borders Russia, Mongolia, Kazakhstan and Kyrgyzstan to the north, Tajikistan, Afghanistan, Pakistan, India, Nepal and Bhutan to the west, Myanmar, Laos and Vietnam to the south, and North Korea and the Pacific Ocean to the east. China extends approximately 3,400 miles from north to south and 3,200 miles from east to west, occupying a territory of approximately 3.7 million square miles, or one-fifteenth of the world's total land area. In terms of land mass, China is the third largest country in the world.

       China has a widely varied topography, with mountain ranges and highlands located generally in the west and plains and river basins located generally in the east. There are three principal river basin systems in eastern China: the Yellow River in the north, the Yangtze River in central China and the Pearl River in the south, each of which supports intensive agricultural, industrial and transportation activities. As of the end of 1997, total arable land in China was 234.5 million acres (approximately 9.9% of the total area), while forest areas accounted for 317.8 million acres (approximately 13.4% of the total area).

       China extends over tropical, subtropical, temperate and arctic zones; however, most of the country's land mass and population are located in the temperate zone.

       China's total population increased from approximately 542 million in 1949 to approximately 1,236.3 million at the end of 1997 and 1,248.1 million at the end of 1998, representing approximately one-fifth of the world's population and making China the world's most populous country. Since 1949, there has been a significant increase in the urban population of China from 10.6% of the total population in 1949 to 20.4% of the total population as of the end of 1998. The increase in China's population has created demands on its economy that have been difficult to satisfy in such areas as housing, education, public transportation and employment. In order to control population growth, China's government has adopted a policy of family planning and encourages each couple to have only one child. This policy has resulted in the annual rate of population growth declining from 3.3% in 1963 (the highest annual growth rate since 1949) to 0.953% in 1998. In 1997, people under 20 years of age represented 33.1% of the total population of China, people from 20 to 39 years of age represented 34.8%, people from 40 to 59 years of age represented 21.5%, and people of 60 years of age and older represented 10.6% of the total population of China. The average age of China's population is expected to increase as a result of the reduction in the population growth rate and an increase in the average life expectancy (70 years in 1997 compared to 36 years in 1949) resulting from improved medical care and other factors.

ECONOMIC OVERVIEW

       Since 1978, China has made great efforts to steer away from a centrally planned economy toward a market economy. China's economy is managed in part through a series of five-year economic and social development plans (each, a "Five-Year Plan") formulated by the State Council and approved by the National People's Congress ("NPC"). Each Five-Year Plan sets overall agricultural, industrial, financial and other economic and social development targets. Although the Central Government plans provide the framework for overall economic development, Local Governments have considerable autonomy with respect to the development of a number of sectors.

       Historically, China has had an agrarian economy. Since the establishment of the People's Republic of China in 1949, China's government has fostered growth in the industrial and construction sectors as well as enhanced the continued vitality of the agriculture sector. More recently, the service sector has experienced substantial growth.

       The major participants in China's economy (which, in part, overlap) are: enterprises wholly-owned by the people of China ("State-owned enterprises"); collective enterprises owned by local communities and groups ("collectively-owned enterprises"); businesses owned by

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

private individuals ("privately-owned enterprises") which are generally comprised of individually owned service providers that operate in both rural and urban areas; joint stock companies and companies which are 25% or more owned by foreign individuals or foreign companies and cooperative joint ventures between Chinese and foreign companies or individuals ("foreign-invested enterprises"). In 1997, State-owned enterprises accounted for approximately 25.5% of China's total industrial gross output value; collectively-owned enterprises accounted for approximately 38.1%; privately-owned enterprises accounted for approximately 17.9%; and joint stock companies and foreign-invested enterprises together accounted for approximately 18.4% of such total industrial gross output value in 1997.

       The fastest growing sectors of the economy have been joint stock companies and foreign-invested enterprises. Privately-owned enterprises and collectively-owned enterprises have also been growing rapidly. Although increasing in absolute terms, industrial gross output value contributed by State-owned enterprises has been declining in percentage terms due to the more rapid growth of the other enterprises. State-owned enterprises, however, employ a significant portion of China's urban labor force, and consequently continue to enjoy significant financial support from China's government.

       China's government has adopted macroeconomic means to regulate and direct economic activities, including adjustment and control of interest rates, reserve requirements for banks, money supply, credit lending guidelines for commercial banks, tax incentives and rebates, and the adoption of industry guidelines by the State Development Planning Commission for related industries rather than imperative State plans.

NINTH FIVE-YEAR PLAN (1996-2000) AND 1999 ECONOMIC OBJECTIVES

       On March 17, 1996, the NPC approved the Ninth Five-Year Plan (1996-2000) and the long-term program for economic and social development up to the year 2010. The major objectives of the Ninth Five Year Plan include quadrupling the per capita GNP by the year 2000 over that of 1980, accelerating the establishment of a modern enterprise system and completing the initial establishment of a market-oriented economic system. The Ninth Five-Year Plan promotes the following policies:

       /bullet/ rapid development of the national economy (while pursuing appropriate policies to limit inflationary pressures);

       /bullet/ economic changes aimed at improving efficiency;

       /bullet/ coordinated developments in science, technology and education;

       /bullet/ development of agriculture;

       /bullet/ reform of State-owned enterprises;

       /bullet/ development of international economic relations;

       /bullet/ management of the economy through further development of macroeconomic means; and

       /bullet/ balanced development of regional economies while narrowing the gap in development between different regions of China.

       In March 1999, the Second Plenary Session of the Ninth NPC approved the main economic development targets for 1999 proposed by the State Council, which included:

       /bullet/ achieving a GDP growth rate of approximately 7%;

       /bullet/ keeping the inflation rate below 2%;

       /bullet/ increasing trade volume while maintaining the balance of imports and exports; and

       /bullet/ limiting the urban unemployment rate to 3.5%.

       To meet these targets, the State Council has called for continued implementation of an active fiscal policy to stimulate domestic consumption, facilitation of agricultural development, increased investment in infrastructure, further reform of State-owned enterprises, increased exports and more effective utilization of foreign investments, and strengthening of China's financial system and China's government's macroeconomic adjustment of and control measures for the economy. The foregoing objectives, goals and targets were designed by China's government based on its assumptions and estimates of future events and developments and other factors, including, without limitation, the state of economic and social developments in China and in significant regional and Western economies. Therefore, such objectives, goals and targets are subject to various uncertainties beyond China's control and could be adjusted by China's government if actual developments materially deviate from such assumptions and estimates.

ECONOMIC REFORMS

       China's economic policy of opening to the outside world and its economic reform programs were formally adopted by the National Party Congress in December 1978. Principal reforms that have been implemented since the adoption of the general reform program in 1978 include rural reforms, State-owned enterprise reform, social security system reforms, price reforms, fiscal and tax reforms, monetary and financial sector reforms and foreign trade reforms and housing reforms. In 1993 the NPC incorporated the concept of a "socialist market economy" into the Constitution. Overall, the reform programs aim to transform China's centrally planned economy into a market-oriented economy with an effective system of macroeconomic management, a modern enterprise system, a modern financial system and an equitable system of income distribution and social security.

       On November 14, 1993, the Central Committee of the Communist Party of China (the "CPC"), the governing political party in China, reaffirmed its commitment to China's economic reforms through the adoption of the "Decision of the CPC Central Committee on Issues Concerning the Establishment of a Socialist Market Economy" (the "Decision on Economic Structure"). These reforms include:

       /bullet/ reducing China's government's administrative control over the economy in favor of management of the economy using macroeconomic monetary and fiscal tools;

       /bullet/ introducing further competition in the labor market;

       /bullet/ promoting further corporatization of State-owned enterprises and reducing the involvement of China's government in the management of such enterprises;

       /bullet/ permitting the prices of more goods and services to be determined by market forces;

       /bullet/ expanding financing activities in the form of stocks and bonds;

       /bullet/ developing an auction system in which the public can bid for commercial land-use rights;

       /bullet/ comprehensively revising the taxation system;

       /bullet/ separating the policy-lending activities from the commercial-lending activities of China's major State-owned banks in order to develop such banks into commercial banks; and

       /bullet/ permitting deposit and loan interest rates to float freely within a range.

       On January 1, 1994, as part of the implementation of the Decision on Economic Structure, several new tax regulations came into effect that were designed to improve uniformity, simplicity and fairness in the taxation system and to readjust the fiscal relationships between China's government and State-owned enterprises and between the Central and Local Governments. On January 1, 1994, China's government also established a managed floating-rate system for the Renminbi, which became convertible for current account items by the end of 1996. During 1994, China's government set up three policy banks, further separating the policy-lending activities from the commercial-lending activities of the major State-owned banks in China. In January 1995, China's Labor Law went into effect, providing operating guidance on employment contracts, compensation, work-place safety and labor disputes and other employment related matters. In March 1995, the Law on the People's Bank of China (the "PBOC Law") was promulgated, enhancing the People's Bank of China's authority, as the central bank of China, under the guidance of the State Council, to enforce monetary policies, stabilize currency exchange rates and supervise and manage banks and other financial institutions. In April 1997, China established a monetary policy committee headed by the People's Bank of China Governor and consisting of top officials of several government agencies. The committee meets regularly to discuss major monetary issues and make recommendations concerning China's monetary policy.

       In September 1997, the 15th National Party Congress of the CPC reconfirmed its commitment to further reform China's economy, especially with respect to the State-owned enterprises, by permitting public shareholding, mergers and acquisitions and other market-driven mechanisms. The National Party Congress also encouraged the development of privately-owned enterprises by stating that privately-owned enterprises formed an important component of the national economy. At its Second Plenary Session in March 1999, the Ninth NPC amended the Constitution to expressly provide that private and other non-public forms of economic enterprise are an important part of China's socialist market economy.

HOUSING REFORMS

       China's government has adopted a series of housing reforms with the objective of establishing a viable and affordable housing market, gradually relieving China's government and State-owned enterprises from the responsibility to provide public housing. For example, China's government and many State-owned enterprises have substantially raised rentals for accommodation provided to their employees to reflect market prices in order to reduce rental subsidies and obtain additional revenues to finance maintenance and new construction. China's government has also initiated a variety of joint development programs for commercial properties with State-owned enterprises, financial institutions and foreign investors. Other housing reform measures which are still in the experimental stage include requiring every enterprise and institution to establish a housing fund and encouraging the purchase of public housing units by the existing tenants by providing governmental grants, loans and other financial assistance. During 1998, China's government encouraged residential housing development to stimulate the nation's economy and mobilize individual savings. Since the end of 1998, housing allocation in urban areas have been conducted only through sales and the traditional means of housing allocation has been discontinued. In 1998, commercial banks increased their residential mortgage loans to approximately Renminbi 100 billion, almost three times as much as in 1997. The People's Bank of China promulgated the Rules on Residential Mortgages in May 1998, which specify the requirements and procedures for individuals to borrow money to purchase residential housing. Due to China's large population, migration of rural residents to urban areas and continued shortages of financial and other resources, we expect that housing reform may be a long and difficult process. We, however, believe that the continued steady growth of the economy and the success of China's government's reform programs in other areas will enable it to continue to make substantial progress in housing reforms.

PRICE REFORMS

       An important element of China's government's reform programs is price reform, which commenced in 1979 when China's government raised agricultural prices substantially and raised prices for textile products and certain raw materials moderately. In 1985, China's government eliminated State-mandated prices on agricultural products except for cotton and a limited number of staples (the price and distribution of which are still subject to overall Chinese government control), and has permitted an increasing number of raw materials and industrial products to be sold at market prices. In December 1997, the NPC promulgated China's first Price Law, which came into effect on May 1, 1998. Pursuant to such law, the prices for most goods and services are determined by the market, except for a very limited range of prices which will continue to be set by Chinese government agencies or under State price guidelines. This latter category generally consists of goods that are deemed critical for the development of the national economy and for people's daily life, goods made of raw materials of limited supply and key public utilities and public facilities. Currently prices for over 95% of consumer products and 90% of production materials and agricultural produce in China are determined by market forces.

MONETARY AND FINANCIAL SECTOR REFORMS

       China is continuing to reform its financial system. The main goals of the current financial sector reforms are to:

       /bullet/ establish a financial supervisory responsibility system with different regulators overseeing the banking, securities, insurance and trust industries;

       /bullet/ speed up reforms of State-owned commercial banks;

       /bullet/ effectively utilize policy banks to implement State industrial development policies, and

       /bullet/ establish a legal framework by which to orderly regulate
          China's financial industry.

       The steps the Central Government is taking to realize these goals include:

       /bullet/ establishing a central banking system modeled after the Federal
          Reserve System in the United States, with the People's Bank of China as the central bank to supervise the banking industry and regulate banking activities;

       /bullet/ implementing the new asset quality and management system at all financial institutions;

       /bullet/ strengthening the risk management capability of financial institutions; and

       /bullet/ gradually opening up China's financial market to foreign capital.

       With the promulgation of the PBOC Law in March 1995, the central bank's authority to manage monetary policy and supervise and manage financial institutions has been strengthened. In an effort to minimize local interference in the policy implementation process, as of January 1, 1999, nine regional branches of the People's Bank of China were established, replacing the more than 30 provincial or municipal branches of the People's Bank of China existing prior to January 1, 1999.

       With the establishment of three policy banks in 1994, China has started to separate the policy and commercial lending functions of its four State-owned specialized banks (also known as "State-owned commercial banks"). This, over time, is intended to result in the full transformation of these and other State-owned banks into banks operating on a commercial basis. In addition, China has allowed several other experiments: the establishment of a Sino-foreign equity joint-venture investment bank; the operation of several Renminbi-related businesses (such as participation in the interbank market for the Renminbi and in trading and repurchase transactions involving Renminbi-denominated bonds) by several foreign bank branches in Pudong of Shanghai and Shenzhen of Guangdong Province; the operation of several foreign insurance companies in Shanghai and Guangzhou; and the development of urban cooperative banks. A unified national interbank money market went into operation with the establishment of the National Unified Interbank Loan Trading System on January 3, 1996. As one of the macroeconomic measures, the People's Bank of China began on January 1, 1998 to supervise the banking industry through asset/liability ratio management and other risk management instead of the credit ceiling system imposed on State-owned commercial banks in the past.

       In addition, the People's Bank of China has allowed financial institutions that are no longer commercially viable and have become insolvent due to poor management to go bankrupt or be consolidated. In keeping with this policy, in October 1998, the People's Bank of China shut down Guangdong International Trust & Investment Corporation ("GITIC"), a local financial institution wholly owned by the Government of Guangdong Province, due to GITIC's inability to repay its debt obligations. To effectively manage financial risk and deal with distressed financial assets, China's government established China Cinda Asset Management Corporation ("Cinda Asset Management") in April 1999 to acquire, manage and dispose of distressed financial assets of financial institutions. Operations of Cinda Asset Management are subject to the supervision of the People's Bank of China. In addition, the

People's Bank of China is currently studying the feasibility of establishing deposit insurance companies for China's State-owned financial entities.

MAJOR ECONOMIC INDICATORS

       Over the past few years, China experienced significant economic growth stimulated by the government's continued implementation of the economic reform policies initiated in 1978. Between 1993 and 1998, the annual average growth of China's GDP was 9.86%. During the same period, the annual average growth of per capita disposable income was 6% in urban areas and that of per capita net income was 5.4% in rural areas.

       The following table sets forth selected annual data regarding China economy for the period from 1993 through 1998:

                           MAJOR ECONOMIC INDICATORS

                                                     1993        1994        1995         1996         1997         1998
                                                   ---------   ---------   ---------   ---------    ---------    -----------
GDP (in billions of Renminbi)(1)(3) ..............  3,463.4     4,675.9    5,847.8      6,788.5      7,477.2       7,955.3
GDP Percentage increase from prior year ..........     13.5        12.6       10.5          9.6          8.8           7.8
Population (in millions) .........................  1,185.2     1,198.5    1,211.2      1,223.9      1,236.3       1,248.1
Per Capita Gross Domestic Product
 ("GDP") (in Renminbi) ...........................  2,939.0     3,923.0    4,854.0      5,576.0      6,079.0       6,404.0
Per Capital GDP percentage increase from
 prior year ......................................     12.2        11.4        9.3          8.4          7.6           6.7
Exports (in billions of US$)......................     91.7       121.0      148.8        151.1        182.7         183.8
Imports (in billions of US$)......................    104.0       115.6      132.1        138.8        142.4         140.2
Current Account Balance (in billions
 of US$) (year end)...............................    (11.9)       (7.7)       1.6          7.2         29.7
Foreign Exchange Reserves (in billions
 of US$)..........................................     21.2        51.6       73.6        105.0        139.0         145.0
Total Industrial Gross Output Value
 (in Billions of Renminbi)(2) ....................  4,840.2     7,017.6    9,189.4      9,959.5     11,373.3      11,969.3
Total Agricultural Gross Output Value
 (in billions of Renminbi)(2) ....................  1,099.5     1,575.0    2,034.1      2,342.8      2,458.8       2,510.3
Rate of Inflation(3) .............................     13.2%       21.7%      14.8%         6.1%         0.8%         (2.6)%

-----------------------------------
(1) The total GDP of 1998 was Renminbi 7,955.3 billion, representing an increase of 7.8% over 1997.
(2) Calculated at current prices.
(3) In 1998, the inflation rate was negative 2.6% as compared with 1997.

SOURCES: China China Statistical Yearbooks, 1996 to 1998, State Statistical
         Bureau of China; Outlook of China's Finance, 1998, the PBOC. A Statistical Survey of China 1999, State Statistical Bureau of China.

       China has been striving to balance economic growth and inflation. Rapid expansion, its effects on structural weaknesses in the economy and the resulting high inflation, prompted the Government to use macroeconomic adjustment and control measures beginning in 1993. Such measures helped reverse the trend of rising inflation and an overheated economy. The inflation rate declined to 14.8% in 1995 and 6.1% in 1996, while GDP growth remained at moderate rates of 10.5% in 1995 and 9.6% in 1996. In 1997, the inflation rate declined to 0.8% while GDP growth was 8.8%.

       In 1998, the GDP growth rate was 7.8% while the inflation rate was negative 2.6%, each as compared with 1997. The deflationary trend and slower GDP growth resulted partly from China's macroeconomic adjustment and control measures adopted in 1993, partly from the weakening of China's traditional Asian export markets as a result of the Asian financial crisis and partly from weak domestic consumption caused by a slower increase of individual income and a decrease in consumer confidence. To stimulate the economy and consumption, China's government has taken a number of measures, including increasing investment in infrastructure and other areas, increasing the tax rebate rates for certain exported goods, lowering interest rates, granting exemptions to certain businesses from customs tariffs and import-related value added taxes ("VATs") and opening more areas to foreign investment.

       Foreign capital inflows, including foreign loans, foreign direct investment and other foreign investments increased from US$ 39.0 billion in 1993 to US$ 64.4 billion in 1997, representing an increase of 17.5% over 1996. During 1998, foreign capital inflows amounted to US$58.9 billion, a decrease of 8.5% as compared with 1997; foreign direct investment, in terms of contracted amounts, totalled US$ 52.1 billion or a 2.21% increase over 1997, and in terms of actual disbursements, totalled US$ 45.6 billion, representing an increase of 0.67% over 1997.

       The aggregate of total imports and exports increased from US$ 195.7 billion in 1993 to US$ 325.1 billion in 1997. In 1998, according to customs statistics, total imports and exports were US$ 323.9 billion. China's exports in 1998 increased modestly by 0.5% to US$ 183.8 billion and its imports decreased by 1.5% to US$ 140.2 billion, each as compared with 1997. This effect on imports and exports resulted in part from the Asian financial crisis which has adversely affected China's traditional export markets in Asia. China's export markets in Asia accounted for approximately 60% of China's total exports in 1997.

       Net exports of goods and services in 1997 accounted for 3.6% of China's GDP calculated on the basis of expenditure approach. Resident consumption and fixed asset investments in 1997 accounted for more than 80% of China's GDP (calculated on the basis of expenditure approach).

       China has one of the highest rates of savings in the world as measured as a percentage of GDP. The rates of savings were 41.7%, 41.8%, 41.0%, 39.5% and 40.1% in 1993, 1994, 1995, 1996 and 1997, respectively. By such measure, China's rate of savings is higher than other countries with high rates of savings such as Japan. We believe that this high rate of savings, which has remained at comparable levels over many years, provides the basis for China to further develop its domestic capital resources available to various fixed asset investments, which will in turn assist in stimulating domestic consumption.

       We believe that 2000 will be a challenging year for China in light of the ongoing Asian financial crisis as well as domestic problems, including increased unemployment, weak domestic consumption and the effects of natural disasters in 1998. Further economic distress of other Asian countries may continue to have a negative impact on exports from and foreign investment in China. However, China's government has taken measures to stimulate economic growth and alleviate deflationary pressure. Such measures include increasing investment in fixed assets, opening new industrial sectors to foreign investment, accelerating tax rebates for exported goods from many industries, and granting exemptions from customs tariffs and import-related VATs on technology and equipment imports by foreign investors for investment projects. At the same time, China's government has accelerated the reform of China's monetary system, the financial system, taxation and public finance.

RECENT DEVELOPMENTS REGARDING CHINA'S ENTRY INTO THE WORLD TRADE ORGANIZATION

       China seeks to enter the World Trade Organization or WTO at the earliest possible date. Since 1986, the Government has taken a series of measures to modify its foreign exchange and trade regulations to conform with international practices. On January 1, 1994, the Chinese government abolished the dual foreign exchange rate system which had the effect of subsidizing imports as a result of the difference between the official exchange rate and market exchange rate. China's government has indicated its commitment to reduce its import and export licensing requirements and making its international trade regulations more consistent and transparent. On December 31, 1995, China lifted non-tariff controls such as import quotas and licenses on 176 import items. China's government has also lowered tariff levels for various goods a number of times in 1992, 1993 and more recently in April 1996, October 1997 and January 1999. In April 1996, China's government reduced the general level of import tariffs from 36% to 23% for 4,994 import items. In October 1997, China's government reduced the general level of import tariffs from 23% to

17% for more than 4,800 import items. Effective January 1, 1999, China's government has further reduced the general level of import tariffs by 8% to 78% for more than 1,000 import items. China's government has indicated its commitment to protecting intellectual property rights and, in recent years, has adopted regulations protecting ownership of copyrights, computer software and trademarks, and has entered into international agreements committing itself to further protection of such rights and enforcement of such regulations. Demands made by several countries, some of which are not trade related, have impeded China's entry into the WTO.

       On November 15, 1999, U.S. and Chinese trade negotiators reached an agreement regarding China's entry into the WTO. The U.S. agreed to support China's application for membership in the WTO as well as grant it permanent trading rights, rather than renew those rights annually. In exchange for these items, China has agreed to reduce tariffs by more than 5% as well as eliminate many trade barriers for U.S. companies in various industries. These industries include telecommunications, internet, distribution, services, entertainment, banking/financial services, automobile manufacturing, farm products, and textiles. The U.S. Congress, however, must still approve the granting of permanent trading status to China.

       We expect that, whether in connection with China's eventual entry into the WTO or for other reasons, tariff and non-tariff barriers on various imported goods and services will be subject to further reductions. These reductions could increase competition for domestic entities from foreign entities providing goods and services in China.

                          CHINA'S REAL ESTATE MARKET


       The promulgation of the Urban Land Regulations in 1990 marked the beginning of the development of a real estate market in China. Between 1991 and 1997, the real estate market experienced significant growth. From 1991 to 1997, the total floor area of commodity properties sold increased at an annual compound growth rate of approximately 19.95%, the floor area of commodity properties sold for residential purposes in China increased at an annual compound growth rate of approximately 19.17% and the floor area of commodity properties purchased by individuals in China increased at an annual compound growth rate of approximately 33.45%.

       During that same period, the sale value of commodity properties increased at an annual compound growth rate of approximately 40.11%, and the sale value of commodity properties sold for residential purposes in China increased at an annual compound growth rate of approximately 37.57%. The following two tables show (a) the total floor area of commodity properties sold in China and the floor area of commodity properties sold for residential purposes in China during the period from 1991 to 1997 and (b) the sale value of commodity property in China and the sale value of commodity property sold for residential purposes in China during the period from 1991 to 1997:

             THE TOTAL FLOOR AREA OF COMMODITY PROPERTIES SOLD AND FLOOR AREA OF COMMODITY PROPERTIES SOLD FOR RESIDENTIAL PURPOSES

                                                    FLOOR AREA                   FLOOR AREA
                     TOTAL FLOOR AREA              OF COMMODITY           OF COMMODITY PROPERTIES
                       OF COMMODITY               PROPERTIES SOLD         FOR RESIDENTIAL PURPOSES
                      PROPERTIES SOLD        FOR RESIDENTIAL PURPOSES     PURCHASED BY INDIVIDUALS
YEAR              (10,000 SQUARE METERS)      (10,000 SQUARE METERS)       (10,000 SQUARE METERS)
--------------   ------------------------   --------------------------   -------------------------
1991 .........                  3025.46                      2745.17               926.55
1992 .........                  4288.86                      3812.21              1456.01
1993 .........                  6687.91                      6035.19              2943.39
1994 .........                  7230.35                      6118.03              3344.53
1995 .........                  7905.94                      6787.03              3344.81
1996 .........                  7900.41                      6898.46              3666.82
1997 .........                  9010.17                      7864.30              5233.72

[GRAPHIC OMITTED]

----------------
SOURCE: CHINA STATISTICAL YEARBOOK 1998

                  THE SALE VALUE OF COMMODITY PROPERTIES AND
     THE SALE VALUE OF COMMODITY PROPERTIES SOLD FOR RESIDENTIAL PURPOSES

                                                       SALE VALUE
                         SALE VALUE              OF COMMODITY PROPERTIES
                  OF COMMODITY PROPERTIES     SOLD FOR RESIDENTIAL PURPOSES
YEAR                 (RENMINBI 10,000)              (RENMINBI 10,000)
--------------   -------------------------   ------------------------------
1991 .........    2,378,597                             2,075,979
1992 .........    4,265,938                             3,798,493
1993 .........    8,637,141                             7,291,913
1994 .........   10,184,950                             7,305,208
1995 .........   12,577,269                            10,240,705
1996 .........   14,271,292                            11,069,006
1997 .........   17,994,763                            14,075,553

[GRAPHIC OMITTED]

-----------------------------------
SOURCE: CHINA STATISTICAL YEARBOOK 1998

       You can see from these charts that the most significant period of growth in China's real estate market occurred between 1992 and 1993. The total floor area of commodity properties sold in China increased by approximately 41.7% in 1992 over that in 1991 and by approximately 55.9% in 1993 over that in 1992. The sale value of commodity properties sold in China also increased by approximately 79.3% in 1992 over that in 1991 and by approximately 102.5% in 1993 over that in 1992. This period of significant growth in China's real estate market coincided with the acceleration of the pace of reforms in China in 1992 after Deng Xiaoping's call for faster economic development during his visit to the southern region of China. The fast pace of economic growth which began in 1992 led to overheating of the economy and escalation of inflation in China in 1993. In response, China's government instituted a series of austerity measures in the second half of 1993 intended to combat inflation and to improve its control over the economy, including increasing supervision over the banking system and raising interest rates. China's government also introduced measures to curb speculative investments in the real estate market.

       An important factor in the development of the residential real estate market is the abandonment of the welfare-style housing system which allowed state workers to rent government-allocated houses at a very low rate. Under the reforms spearheaded by Premier Zhu

Rongji, state workers--who still account for the majority of workers in industry--are required to buy their own homes. The deadline for implementing the policy shift was first set at June 1998 but was later postponed to the end of the year. Prior to the deadline, workers were given the chance to buy their homes at a discount price of approximately Renminbi 1,450 (US$ 175) per square meter. The reforms saw the advent of a new participant next to the institutional investors in the Chinese housing market: the individual buyer. The reform of the welfare housing system was accomplished by the launch of three groups of projects for economy housing in 1997 and a plan for low-cost housing announced in March 1999. The projects account together for a total construction of 452 million square meters.

       Other factors that are expected to influence the future development of the real estate market are the easing of the rate of inflation since 1995 and the repeated cuts in the borrowing and lending rates of financial institutions introduced by the People's Bank of China, the central bank. The latest across-the-board cut was announced on June 9, 1999--the seventh such cut since May 1996. In addition, there have been indications that China's government may ease the restrictions on the banking sector's ability to create credit. We believe that the easing of austerity measures following the "soft landing" of the overheated economy in 1997 will be beneficial to the real estate market even though it is unlikely that the growth achieved in the real estate market in the near future will match that experienced in the early 1990s. Other measures taken to boost the real estate market include new regulations that allow for the resale of public housing.

SHANGHAI

       Located on the east coast of China and at the mouth of Yangtze River, Shanghai covers an area of 6,341 sq. km. and is one of the most populous cities in China with a population of over 14.57 million in 1997. Shanghai is an important industrial, commercial, trade and financial center of China. From 1993 to 1997 the GDP of Shanghai grew at an annual compound rate of 24.69% per annum. The following table shows the year-end population and GDP figures for Shanghai for 1991 to 1997:

                        YEAR-END POPULATION            GDP
YEAR                      (1,000 PERSONS)       (RENMINBI BILLION)
--------------------   ---------------------   -------------------
  1991 .............                12,872             89.37
  1992 .............                12,894            111.43
  1993 .............                12,947            151.16
  1994 .............                12,988            197.19
  1995 .............                13,014            246.26
  1996 .............                13,044            290.22
  1997 .............                13,055            336.02

-----------------------------------
SOURCE: 1998 STATISTICAL YEARBOOK OF SHANGHAI

       Shanghai is considered to be one of the cities with the highest standard of living in China with per capita income of approximately Renminbi 8,438.89 in 1997.

       Following the implementation of the austerity measures in late 1993, the growth rate of the GDP in Shanghai decreased from 17.85% in 1996 to 15.78% in 1997. However, the sales value of commodity properties increased from approximately Renminbi 18,348 million in 1996 to approximately Renminbi 21,332 million in 1997, representing an increase of 16.2%. The floor area sold also increased from approximately 5.7 million square meters in 1996 to 6.9 million square meters in 1997, representing an increase of 21%.

       In the first quarter of 1999, the average selling price of high-grade residential properties located in prime areas such as Changing District and Jingan District was in a range of US$ 1,350 to US$ 2,000 per square meters.

       In August 1996, the Shanghai municipal government approved measures stated in Document Hu Fu Fa (1996) No. 30 aimed at activating the secondary and tertiary real estate markets, at developing the real estate market and at increasing the contribution of income derived from the real estate market to the GDP of Shanghai. The measures included reduction of the levy on property transactions, reduction of tax on rental income, a temporary exemption from the standard automobile license fee and measures designed to enlarge banks' mortgage businesses.

       We believe that Shanghai will continue to be an important trade, financial and industrial center in China. In addition, given its large population, relative affluence and the policy of the Shanghai municipal government to develop the real estate market, we believe that there will be continued demand for quality residential and commercial properties in Shanghai.

                               ABOUT OUR COMPANY

GENERAL

       New China Homes is a holding company which presently conducts business through its 98.2%-owned subsidiary, Shanghai Chingchu. Shanghai Chingchu was founded in 1997 to become a leading developer of large, planned residential communities in China's rapidly emerging private home building market. Through Shanghai Chingchu we design, develop, construct, market and sell spacious, high-quality, affordable homes in planned residential communities, which are targeted at Chinese middle income families. We target development sites which are within commuting distance to China's principal population centers.

OUR CALIFORNIA GARDENS PROJECT

       In May 1997, Shanghai Chingchu began construction of our first planned residential community, called CALIFORNIA GARDENS. CALIFORNIA GARDENS is located on a 350-acre site just inside the northwestern corner of the outer ring road surrounding the city of Shanghai. This development includes a projected 4,485 townhouses (configured in rows of 6-13 contiguous homes) and 1,280 apartments, representing a total of approximately 10 million square feet.

       The homes in CALIFORNIA GARDENS provide average floor space of approximately 1,600 square feet, and feature front yards (convertible to carports) and back yards. The apartments will provide an average floor space of approximately 1,000 square feet and will have available parking facilities. CALIFORNIA GARDENS is situated close to one of Shanghai's main motor transportation arteries and is located within eight miles of the city center. This location is in the rapidly expanding Shanghai urban area. When completed, CALIFORNIA GARDENS will include kindergartens, primary and high schools with full sports facilities, swimming pools, a meeting and conference facility, a 24-hour medical clinic, as well as a motel, retail shopping, restaurants and a country club.

       As of September 30, 1999, Shanghai Chingchu had completed the construction of, and delivered to its customers, 1,110 homes. Shanghai Chingchu is developing and marketing its homes at CALIFORNIA GARDENS in five phases consisting of a specified number of homes. Phase 1, consists of 365 homes. Each Phase 1 home has been sold. The construction of Phase 2, consisting of a total of a total of 752 homes which are being offered in two sub-divisions, was completed in June 1999, and as of September 1999, Shanghai Chingchu has delivered 745 homes in that Phase. Phase 2A will consist of 74 semi-detached home units. Phase 2A is currently in its initial planning stage. Phase 3, consisting of 416 homes under construction, was completed at the end of 1999. Phase 4, consisting of a total of 1,070 homes which are being offered in two sub-divisions, is currently accepting deposits or "booking fees." Construction of homes in the first sub-division of Phase 4 is scheduled to commence in late January 2000, and construction of homes in the second sub-division of Phase 4 is scheduled to commence in June 2000. Shanghai Chingchu presently has land use rights only for Phases 1, 2, 2A, 3 and one of the sub-divisions in Phase 4. Shanghai Chingchu anticipates that its CALIFORNIA GARDENS development will be completed in 2003.

AWARDS

       We have received various awards for the CALIFORNIA GARDENS project including the SHANGHAI HOME OF THE YEAR award, the 1997 GOLDEN HARVEST CUP--FINEST HOUSING DESIGN award, the 1997 SHANGHAI REAL ESTATE CONSUMERS' EXHIBITION--MOST DISTINCTIVE HOUSING PROJECT award, the 1998 SHANGHAI REAL ESTATE EXPO--MOST RECOMMENDED HOUSING PROJECT award, the 1999 SHANGHAI CITY BEST PROPERTY MANAGEMENT award, and the BAOSHAN DISTRICT, SHANGHAI, BEST PROPERTY MANAGEMENT award.

OUR BUSINESS STRATEGY

       Our objective is to complete the development and sale of homes at the CALIFORNIA GARDENS project and to develop and market similar residential communities in other principal cities in China. Key elements of our business strategy include:

       /bullet/ FOCUSING ON KEY URBAN MARKETS IN CHINA FOR THE DEVELOPMENT OF
          RESIDENTIAL

          COMMUNITIES. We believe that the size and growth potential of key Chinese commercial centers coupled with the ongoing liberalization of the real estate markets offer us considerable growth opportunities. We intend to construct additional residential communities within reasonable commuting distance to Shanghai and other key Chinese population centers that have:

         /bullet/ A population of more than five million where the economic development and infrastructure are established;

         /bullet/ a significant level of unsatisfied demand for high quality, yet affordable homes;

         /bullet/ a regulatory environment which encourages the development of our residential communities, in terms of enabling us to obtain necessary permits and approvals to engage in our business without undue difficulty or expense, and encourages individual home ownership through the use of subsidies or otherwise; and

         /bullet/ available real estate development rights at attractive prices.

       /bullet/ TARGETING THE EMERGING CHINESE MIDDLE-INCOME CLASS AS HOME
          BUYERS. Our target market is the rapidly growing Chinese middle income population. China's home builders have traditionally targeted the upper and lower income market, and largely ignored the middle-income class. Because of banking reforms permitting wider availability of home mortgage loans and the positive effects of China's economic reforms, we believe that the home building market for the middle-income class represents substantial growth opportunities for us.

       /bullet/ PROVIDING SUBSTANTIAL BENEFITS TO HOME BUYERS. We believe that our residential communities provide the following benefits to home buyers:

         /bullet/ affordable living space to support large families, which frequently include three generations-- grandparents, parents and children;

         /bullet/ amenities within or adjacent to residential communities, which may include schools, shopping centers, athletic facilities, retail shops, medical facilities, motel and country club facilities;

         /bullet/ the ability to live in an environment of similar families who have also chosen to live in a planned residential community, and whose values tend to closely parallel those of the home buyer;

         /bullet/ living within close proximity to public transportation to city centers; and

         /bullet/ quality building management services including security, landscape and maintenance.

       /bullet/ CONTINUING OUR COMMITMENT TO QUALITY LEADERSHIP. We seek to construct homes having a high quality of construction and workmanship. Because of our emphasis on quality home construction, our CALIFORNIA GARDENS project received the SHANGHAI HOME OF THE YEAR AWARD in 1997.

       /bullet/ ENTERING MARKETS EARLY. We will continue to enter markets early where we can acquire land use rights at reasonable prices and develop residential communities in key commercial centers. We have successfully implemented this strategy in Shanghai, where we are one of the first home builders to construct a residential community targeted at middle income families. We believe that early entry into markets will continue to enable us to establish ourselves in these markets before the onset of widespread competition.

PROJECT DESIGN

       A team of Australian architects with extensive experience in developing large-scale residential communities designed CALIFORNIA GARDENS. CALIFORNIA GARDENS was the winner of the prestigious SHANGHAI HOME OF THE YEAR award. We choose our design teams based upon their reputation, the quality of their work, their expertise and their experience. Our design team works with local Chinese design institutes, who prepare all required construction documentation. We also have an in-house design team, which is headed by our chief architect and staffed with seven architects and engineers. Our in-house design team is responsible for refinement of designs, monitoring the design process and providing conceptual design ideas to the independent design team that we have engaged. During the design and construction stages, we may modify design layouts to meet changing market demands and construction work requirements.

SITE SELECTION AND PROJECT APPRAISAL

       We believe that securing a good location is a major factor in the success of a property development project. We consider the following factors when we evaluate our property development sites:

       /bullet/ size of land;

       /bullet/ geographic location;

       /bullet/ potential financial return;

       /bullet/ potential market demand for the development;

       /bullet/ our existing property portfolio and available resources;

       /bullet/ land cost, affordability and potential financial return;

       /bullet/ overall market situation and opportunities;

       /bullet/ access to city centers;

       /bullet/ geological conditions;

       /bullet/ demolition and resettlement costs; and

       /bullet/ infrastructure support.

During the site selection process, we will evaluate and research the political, economic and social situation of the relevant region, the market demand for and potential returns from a proposed project and the funding and manpower requirements. Once we have selected a site, we formulate a comprehensive development plan.

DEVELOPMENT AND CONSTRUCTION

       We act as the general contractor for the construction of our residential developments. Our employees monitor the construction of each project, participate in all material design and building decisions, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and monitor compliance with zoning and building codes. The selection of our subcontractors is conducted through a competitive process, and several subcontractors are invited to participate. The main criteria for selecting subcontractors are cost, qualifications, the quality of completed projects and of work done, if any, on our existing or prior projects. Once the selection process is completed, we will normally negotiate a fixed price contract with the contractor which includes terms relating to time for completion of construction, quality of materials used and warranty periods.

       We do not maintain significant inventories of construction materials except for work in process, materials for homes under construction and a limited amount of other construction materials. Generally, the construction materials used in our operations are readily available from numerous sources.

QUALITY CONTROL

       We place great emphasis on the quality of our development projects and implement strict quality control procedures at different construction stages to ensure that the work done by our contractors meets our standards and requirements and those of the relevant governmental authorities.

       We impose strict quality control on our home building materials. Our on-site management team conducts regular quality inspections of the construction work. When a particular section of construction work is completed, our on-site management team will inspect the work to ensure that the work is in compliance with our quality standards and the relevant governmental regulations. We require our contractors to promptly remedy all defects, and we then make a further inspection of their work.

PROJECT MANAGEMENT

       Our project management is undertaken by a team of architects, engineers, project managers and other support staff. The project management team is responsible for the overall management of all of our development projects. For each project, there is a team responsible for the day-to-day management. Project management covers all major stages of a development project, as follows:

       /bullet/ FEASIBILITY STUDY. Conducting a detailed geological study and market study, formulating a master timetable, and preparing preliminary proposals for the type and class of property to be constructed;

       /bullet/ DESIGN. Completing a preliminary design layout and obtaining approvals from relevant authorities, commencing site preparation, selecting construction materials, modifying the design layout, producing a construction blue-print and establishing a construction management team;

       /bullet/ CONSTRUCTION. Obtaining, evaluating and selecting contractor bids, finalizing the design layout and construction blue-print, monitoring construction progress compared to our timetable and introducing and implementing quality and cost control procedures; and


       /bullet/ COMPLETION. Establishing a property management team, submitting a completion and inspection report to the governmental authorities, obtaining required government approvals and settling payments.

OTHER PROJECTS

       Our future developments will seek to apply the successful techniques of the CALIFORNIA GARDENS community, and we will target several of China's largest cities. A listing of those cities follows, including their approximate city population:

                             CITY
CITY                      POPULATION
----------------------   -----------
Chongqing ............   15,200,000
Shanghai .............   14,500,000
Beijing ..............   10,700,000
Chengdu ..............    9,700,000
Tianjin ..............    8,900,000
Shijiazhuang .........    8,600,000
Wuhan ................    7,100,000
Qingdao ..............    6,800,000
Shenyang .............    6,700,000
Changchun ............    6,700,000
Xian .................    6,500,000
Guangzhou ............    6,500,000

       Our principal target region for our next development is Beijing. We believe that Beijing will be the site of one of China's largest middle income housing booms, as there is presently a significant shortage of affordable residential housing for this segment of the population. This housing shortfall is projected to intensify with the continuing shift to privatized housing, and Beijing already enjoys the lowest vacancy rate for recently built homes. Additionally, the Beijing city government has set a target of 140 square feet of living space for each individual, and the present level is approximately 90 square feet. The Beijing government expects the population of Beijing to quickly rise from its present level to about 15,000,000 people, which will create the need for more than 500 million square feet of living area, which can represent more than 500,000 new homes.

       We are currently conducting research with regard to a number of additional potential development sites in cities other than Beijing, including Chongqing, Chengdu, Tianjin, and Shenyang. Our goal is to develop a California Gardens-type planned community in several or all of these cities.

COMPETITION

       The residential real estate market in China is subject to intense competition. Over the last decade, a large number of property developers have expanded their operations into China. These include a number of leading Hong Kong and Asian real estate development and investment groups, many of whom have greater financial, managerial, marketing and other resources than us. Residential property developers compete not only for home buyers, but also for desirable properties, raw materials and skilled subcontractors. We also compete for residential sales with individual sales of existing homes in the secondary market and available rental housing. We also expect that continued economic development of China will be accompanied by further property development and expansion. We believe that our principal competitive strengths are as follows:

       /bullet/ the extensive experience and in-depth knowledge of our management team in the Chinese and Asian real estate markets;

       /bullet/ our emphasis on developing high-quality residential properties for middle income families;

       /bullet/ our marketing and sales strategies and techniques;

       /bullet/ our relationship with Far East Consortium, including the experience and relationships developed by our management team in the course of developing properties on behalf of Far East Consortium before joining New China Homes;

       /bullet/ our focus on development projects which are compatible with China's policies of encouraging private home ownership and shifting away from a system of subsidized housing;

       /bullet/ our targeted locations in major and populous cities;

       /bullet/ our project management team, which effectively and actively controls every stage of the development of our projects; and

       /bullet/ our close working relationships with local business partners in China.

OUR HISTORY AND DEVELOPMENT

       New China Homes was incorporated in the Cayman Islands in January 1999. In February 1999, Far East Consortium, the principal shareholder of New China Homes, transferred to New China Homes all of the outstanding share capital of Far East Consortium China Investments Limited, a Hong Kong company. Far East Consortium China Investments Limited holds 98.2% of the registered capital of Shanghai Chingchu Property Development Company Limited, a Sino-foreign equity joint venture which is developing our CALIFORNIA GARDENS project. A diagram of our company structure after this offering appears below:

[GRAPHIC OMITTED]

     Following this offering, Far East Consortium will own approximately 77% of our outstanding common shares.

OUR RELATIONSHIP WITH FAR EAST CONSORTIUM

       As indicated above, following this offering our company will continue to be principally owned by Far East Consortium, a Cayman Islands company whose shares have been publicly-traded and listed on the Hong Kong Stock Exchange since 1971. Far East Consortium has holdings in real estate development projects, hotels, manufacturing companies and other companies engaged in business throughout Southeast Asia, China, Australia and North America. Prior to the development of the CALIFORNIA GARDENS project in Shanghai, Far East Consortium has had over 5 years of experience in developing similar types of projects in Malaysia. To date, all funding for our business activities has been provided by Far East Consortium. After this offering, Far East Consortium will continue to own approximately 77% of our outstanding common shares.

       In the foreseeable future, we anticipate that all of Far East Consortium's residential development activities in China will be conducted through New China Homes. We have entered into a non-competition agreement with Far East Consortium under which Far East Consortium has agreed that it will not, and that its subsidiaries and affiliated companies will not, directly or indirectly, invest in, participate in, be engaged in or have an interest in any property transaction involving a residential property development in China (excluding Hong Kong). The principal points of this agreement are as follows:

       /bullet/ Far East Consortium may not compete with us in the residential development market in China (excluding Hong Kong); and

       /bullet/ All residential property development project opportunities identified by Far East Consortium must first be presented to, and rejected by, our Board of Directors before Far East Consortium may proceed with such projects.

       This non-competition agreement will continue in effect until the earliest to occur of:

       /bullet/ The time that Far East Consortium's ownership percentage in New
          China Homes falls below 25%;

       /bullet/ The mutual written agreement between us and Far East Consortium to terminate the non-competition agreement; or

       /bullet/ The securities of New China Homes shall cease to be listed on the NASDAQ National Market or another national securities exchange.

SALES AND MARKETING

       Our target market is Chinese middle income families in key urban markets who want to become home owners in a planned community. The principal purchasers of units in the CALIFORNIA GARDENS project are from the middle class sector. We classify a typical family income of 4,000-5,000 RMB (HK$ 3,752-4,692 or US$ 483-604) per month as middle income earners. We believe that families earning this income will be able to purchase our houses costing approximately 300,000-400,000 RMB (HK$ 281,520 - 375,361 or US$ 36,241 - 48,322), through a down payment of 30% or approximately 112,212 RMB (HK$ 105,300 or US$ 13,552) with the balance financed by a bank mortgage having a repayment period ranging from 10-20 years, resulting in a monthly payment of between 1,000-2,000 RMB (HK$ 940-1,880 or US$ 121-242).

       For each development project, our sales and marketing division forms a special team to handle the related sales and marketing activities. Subject to market conditions, we seek to pre-sell our development projects at an early stage. We also arrange with one or more banks to provide mortgage loan facilities to home purchasers for up to 70% of the home purchase price, substantially all of which is guaranteed by New China Homes until the homes are delivered to the buyers. In the case of CALIFORNIA GARDENS, Shanghai Chingchu established relationships with banks to provide mortgage loans to customers prior to the launch of each phase. For Phase 1, mortgages for 365 homes were provided by the Construction Bank. For Phase 2, mortgages for 752 homes were provided by the Construction Bank and the Commercial Bank. For Phase 3, the Shanghai Bank and the Pudong Development Bank have been added as lenders. Our sales and marketing strategy involves the following key elements:

       /bullet/ offering a financing package for home buyers which pre-qualifies home buyers for a 70% mortgage with only a small down payment (booking fee), which is typically no more than HK$ 18,700 (US$ 2,407 or RMB 19,927), and the balance of the purchase price paid before delivery of the home;

       /bullet/ advertising through various media, including national and regional television networks, radio, newspapers, magazines, posters, billboards and advertising pamphlets to reach potential purchasers;

       /bullet/ generating newspaper publicity and television coverage providing wide visibility;

       /bullet/ using sales literature and brochures which describe our projects and our company; and

       /bullet/ operating sales centers in high-traffic downtown areas and on-site, with billboard advertising visible to large numbers of city residents.

       Shanghai Chingchu has established a high level of visibility in Shanghai for our CALIFORNIA GARDENS project, and it has received a substantial amount of local media coverage. We also believe that local awareness of CALIFORNIA GARDENS has been facilitated through "word of mouth." Sales of our homes are normally made at our sales centers situated either in the city center or at our development site. Our sales staff consists of 15 people.

       We have established a policy of contributing 1% of all sales revenues to a sales commission fund, which is distributed among our employees, with the sales staff receiving a significant proportion of the fund.

PRE-SALE OF OUR HOMES

       We normally seek to pre-sell homes in the several phases in our developments as early as possible, subject to market conditions and regulatory constraints. Pre-sales occur when units of a project are sold while the project is still under construction. Under Chinese law, pre-sale is only permitted if a pre-sale permit has been granted by the relevant land administration bureau to the project which is still under construction. Pre-selling allows us to begin marketing our development before we would otherwise be able to do so, and shorten the time during which we have market exposure for the construction and other expenses of our developments. Pre-sales also allow us to improve our working capital management by accelerating our cash inflow and to minimize market risks associated with our development projects.

       In a pre-sale, the first step is that the home buyer pays an initial booking fee. The home buyer then pays 30% of the purchase price less the booking fee upon the execution of a Sales and Purchase Agreement. The remaining 70% must be paid within 60 days although, in most instances, it is paid by the bank providing the mortgage financing upon execution of the Sales and Purchase Agreement.

FINANCING FOR OUR HOME PURCHASERS

       As part of our pre-sale activities, we may arrange for commercial banks to provide purchaser financing in the sale of our developments. Unlike mortgage financing in the United States, banks will typically look to the developer and the planned development to determine whether to make a commitment to provide purchaser mortgages. However, the banks retain the right to approve or reject mortgages on an individual basis based upon the perceived credit-worthiness of the home purchaser and other factors that it considers appropriate. Shanghai Chingchu guarantees a customer's mortgage until the home is handed over to the customer. As of September 30, 1999, the outstanding amount of unpaid mortgage loans made to purchasers of homes in CALIFORNIA GARDENS was approximately
HK$ 123.49 million (US$ 15.90 million or RMB 131.60 million). There have been no payment defaults on any of these mortgage loans. Approximately 70% of our home buyers obtain financing at an average amount of HK$ 194,530 (US$ 25,043 or RMB 207,299).

MORTGAGES

       Our mortgages are for land use rights and the structures built thereon. Under the terms of our mortgage agreements, if a mortgagor defaults, a mortgagee may repossess the land use right as well as the structure built thereon. If we choose to mortgage our land use rights as well as the structures thereon, then we will not be able to sell the land use right or any of the structures to potential buyers unless the consent of the mortgagee is obtained. If we choose to sell the land use rights as well as the structures and the buyer chooses to later mortgage them, then we no longer have any responsibility with respect to that land or any of the buildings thereon.

       Under special circumstances, the Chinese government may, in the needs of public interest, repossess land or structures on land. In this

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situation, the Chinese government will pay compensation taking into account the remaining term of the land use rights, as well as the development and use of the land and the structures on the land.

PROJECT FINANCE

       We have financed, through Shanghai Chingchu, the development of our CALIFORNIA GARDENS project to date through loans provided by Far East Consortium which were converted to common shares in April 1999. Following this offering, we intend to finance our development projects with proceeds from this offering, bank borrowings, proceeds from the pre-sale of portions of our development projects, credits provided by our contractors and through our internally generated funds. Because each development project will require a substantial amount of capital to finance its construction cost, it is our policy to carefully control the timing of the launch of each of our development projects and the phases of these projects.

PROPERTY MANAGEMENT SERVICES

       We may provide property management services at California Gardens, and we intend to be able to provide these services at our other developments. These services include garbage collection, security, maintenance services, bus transportation to and from local, mass transit locations and landscaping. These services are currently being provided to the residents of California Gardens by an unrelated company at an average monthly fee of US$ 24 per unit. These fees are likely to increase over time, subject to regulatory approval.

       The US$ 24 monthly maintenance service fee does not cover the costs of major repairs, which may include significant work required to repair or replace a roof or facade. A one-year warranty is provided to the residents of CALIFORNIA GARDENS to cover the costs of these major repairs. Residents of CALIFORNIA GARDENS must also contribute an average of US$ 430 per home to a sinking fund prior to taking occupancy of their homes. We anticipate that the sinking fund will be adequate to cover the costs of these major repairs. To the extent that repair costs exceed the amount within the sinking fund during the warranty period, it will be our obligation to pay for the necessary repairs. It will become the responsibility of the CALIFORNIA GARDENS Residents Association to seek further payment from unit owners for major repairs to the extent that the cost of any major repair exceeds the amount in the sinking fund and following the expiration of the warranty period.

INSURANCE

       We carry the following types of insurance:

       /bullet/ public liability insurance covering all of our vacant sites which have been delivered but at which we have not commenced construction; and

       /bullet/ public liability insurance and contractors' risk insurance for developments under construction.

We believe that our insurance limits and policy specifications are consistent with industry practice in China.

FUTURE PLANS AND PROSPECTS

       Our long-term business objective is to become a leading developer of large, planned residential communities at prime locations within major cities in China. Our management will, therefore, be devoting significant efforts to identifying and securing further suitable locations for future expansion. We are actively considering a site in Beijing for our next residential development. We believe that, with continued economic growth and the improvement in living standards in China, there will be sustained demand for quality and well-managed residential developments which have well-equipped ancillary facilities.

FACILITIES

       Our principal executive offices are currently located at 16/F Far East Consortium Building, 121 Des Voeux Road, Central, Hong Kong. We are leasing our principal executive offices from Far East Consortium at an annual rental of US$ 12,000. The lease matures in three years. Our offices in the United States are located at 44 East 67 Street, New York, New York 10021.

       We conduct our operations for the CALIFORNIA GARDENS project from a 2,000 square foot facility adjacent to the project.

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MANAGEMENT INFORMATION SYSTEMS

       We have used manual operating systems since our inception. However, we are now upgrading all of our management information systems to keep pace with the development of our company. Currently, we have implemented new sales management and financial accounting modules into our management information system. Our new management information system will also include the following modules:

       /bullet/ Project Management;

       /bullet/ Property Management; and

       /bullet/ other supporting and system functions, including Marketing
          Management.

       These modules are all scheduled to go "on line" in a sequential manner, between January 2000 and March 2000.

EMPLOYEES

As of September 30, 1999, we had 78 full-time employees, including 20 employees in construction operations and 9 managers and 49 administrative employees. We have not experienced any labor-related work stoppage. We consider the relations with our employees to be good.

LEGAL PROCEEDINGS

       We are not a party to any material legal proceedings, nor are there any material legal proceedings pending with respect to any of our properties. We also are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers, or affiliates is an adverse party in any legal proceedings involving New China Homes or its subsidiaries, or has an interest in any such proceeding which is adverse to New China Homes or its subsidiaries.

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                                   TAXATION

       The following is a summary of the tax laws of China, the Cayman Islands and the United States which are material to our business and are relevant to the purchase, ownership or sale of your common shares. This summary does not take into account or discuss the tax laws of any jurisdiction other than China, the Cayman Islands or the United States. We recommend that you consult with your own professional advisers if you have any doubt as to the tax implications of purchasing, holding or disposing your common shares.

       The following statements disclose the material tax consequences relating to your purchase of our common shares. This discussion, however, is not intended to be exhaustive or to be a complete statement of the relevant laws. It is based on the laws in force as of the date of this prospectus and subject to any changes in law occurring after that date, which changes could be made on a retroactive basis.

TAXATION IN CHINA RELEVANT TO THE COMPANY

  INCOME TAX

       Any foreign investment enterprise, which may be in the form of any equity joint venture, co-operative joint venture or wholly foreign-owned enterprise, carrying on business in China will be subject to China Foreign Investment Enterprise and Foreign Enterprise Income Tax Law.

       Foreign investment enterprises which have their head offices in China are regarded as Chinese residents for income tax purposes and all income from sources both within and outside China is subject to income tax in China. This tax is levied on net income and operating costs and expenses may be deducted in the calculation of the taxable income. Moreover, foreign investment enterprises may, when paying tax on their consolidated income, deduct from the tax payable the income tax that they have paid outside China on income derived from sources outside China subject to limitations imposed by the relevant tax law. Foreign investment enterprises, including enterprises involved in property development in China, are therefore generally required to pay income tax at a flat rate of 30% plus a local income tax rate of 3%, on their taxable income. However, foreign investment enterprises established and carrying on the business of property development in Special Economic Zones of China ("SEZs") are entitled to be taxed at a reduced rate of 15% on income derived from property development within the SEZs. We currently have no income other than from sources in China.

       The profits or dividends received by us from a foreign investment enterprise are free from income tax in our hands, since profits of foreign investment enterprises remitted from China enjoy total exemption from income tax. We currently have no income from any foreign investment enterprises.

       Chinese-sourced income directly received by foreign companies which do not have a legal establishment in China, including gains from the transfer of property, is subject to an income tax of 20% which is collected on a withholding basis. Gains derived from the transfer of property, such as building structures, attached facilities and land use rights located in China are deemed to be Chinese-sourced income. The 20% "withholding tax" is reduced to 10% if the income is received from sources in the SEZs, the Economic and Technological Development Zones or the Old Districts in the 14 Coastal Port Cities. However, as a property developer established in China, we are not subject to this tax.

  BUSINESS TAX

       Chinese business tax is payable in respect of certain business activities in China as set out in the Provisional Regulations of People's Republic of China Concerning Business Tax. The activities to which the business tax applies include construction, leases and sales of real estate properties in China. The tax is a turnover tax charged on gross revenue. No deduction of the tax incurred on purchased services or materials is allowed. However, deductions from gross revenue are allowed for subcontracting fees paid among the transportation, tourism and construction industries. The rate of business tax payable by our property sale and leasing business is 5% multiplied by the proceeds from the sale of our real estate/immovable properties in China.

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  LAND APPRECIATION TAX

       Land appreciation tax is applicable to those entities or individuals upon the transfer of land use rights and its attachment where a gain is generated. This tax is calculated based on the appreciated portion of the real estate property. The applicable marginal tax rate progresses from 30% to 60% based on the ratio of appreciated portion to the original cost. A full exemption is available for individual owners that assign their personal residence of five years or more. For personal residence of more than three years but less than five years, a 50 percent reduction of the land appreciation tax is available.

       For property developers, an additional 20% of deductible expenses may be further deducted in the calculation of land appreciation amount. Deductible expenses include the land use right fee incurred and other costs associated with acquiring such right, costs associated with property development, such as a removal fee, construction cost, basic infrastructure cost, and indirect development cost, as well as sales expenses, management expenses and finance expenses. Land appreciation tax is assessed on a completion basis. Net profit is assessed after the completion of each phase to derive the tax liability.

  REGISTRATION FEES

       There are several registration procedures a house buyer has to go through to complete the home buying process. Each involves a small fee payable by the home buyer, including a stamp duty of 0.05% of the purchasing price, a transfer fee of 0.5% of the house price and a deed tax of 3% of the purchasing price. Paying these fees secure the proper registration of the real estate title to the purchaser and thus is borne entirely by the home buyers and has no effect on us.

  PERSONAL TAX REBATE

       Shanghai has adopted a personal income tax rebate program. Commencing from June 1, 1998, qualified home buyers may use the purchase amount of their commodity residence units to offset their individual taxable income for five consecutive years. This tax rebate program requires the taxpayer to first pay off their income tax without considering the effect of the rebate program based on their total taxable income. The designated taxation department then refunds the rebatable portion of individual income tax to the qualified home buyers. The maximum amount of the taxable income that can be offset may not exceed the net amount paid by the home buyer in the purchase or exchange of commodity residence units, inclusive of mortgage loan interest.

  URBAN REAL ESTATE TAX

       Foreign investment enterprises engaged in the development of and investment in real estate in China are required to pay urban real estate tax on land and buildings owned by them in urban areas in China. The tax is charged at a rate of 1.2% based on the original value of the property discounted by 10% to 30%. If no original value is available, the tax chargeable is determined by the relevant local tax authorities with reference to the value of the other properties of a similar nature. Where the property is rented, the tax may be charged at a rate of 12% of the rental income received in respect of such property, depending on local regulations. We understand this tax will soon be replaced by a real estate tax which is of a similar nature and is currently paid by domestic Chinese companies.

  LAND USE FEES

       According to local government regulations and provisions specified in the contract for the grant of state-owned land use rights, land users may be required to pay for using the state-owned land in the form of land use fees.

  URBAN LAND USE TAX

       Urban land use tax is charged to residential, agricultural and business land users. The land use tax rate is determined based on the land area involved and is assessed by the local tax authorities on an annual basis. This tax is currently not applicable to foreign investment enterprises.

  STAMP DUTY

       Persons who have executed or received dutiable documents within China are subject to stamp tax. Dutiable documents include contracts or documents of a contractual nature, for the

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sale of goods, the undertaking of processing work, the contracting of construction and engineering projects, the lease of property, and technology, as well as transfer of property. A stamp tax by each party to the stampable documents at the rate of 0.05% is payable in respect of transfer of properties based on the contractual price of the property transferred and at the rate of 0.1% of the total amount of rent in respect of the leasing of properties.

TAXATION IN THE CAYMAN ISLANDS

       The Cayman Islands currently levy no taxes on individuals or companies based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes levied by the Government of the Cayman Islands except stamp duties which may be applicable, from time to time, on instruments executed in or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties.

UNITED STATES FEDERAL INCOME TAXATION

       The following discussion addresses the material United States federal income tax consequences of the ownership of common shares held as a capital asset by a "U.S. Investor." A "U.S. Investor" means a person who is any of the following:

       /bullet/ a citizen or resident of the United States;

       /bullet/ a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

       /bullet/ an estate the income of which is subject to U.S. federal income taxation regardless of its source;

       /bullet/ a trust that is subject to the supervision of a court within the United States and the control of one or more U.S. persons; or

       /bullet/ a trust that had a valid election in effect under applicable
          U.S. Treasury regulations to be treated as a U.S. person.

       The summary does not address the United States federal income tax treatment of the following types of investors:

       /bullet/ life insurance companies;

       /bullet/ tax-exempt investors;

       /bullet/ banks;

       /bullet/ broker-dealers;

       /bullet/ U.S. investors who own or that hold 10% or more of our voting shares;

       /bullet/ investors who hold our common shares as part of straddles, hedging, integrated or conversion transaction; and

       /bullet/ persons whose "functional currency" is not the U.S. dollar.

       Each type of investor listed above may be subject to tax rules that differ significantly from those summarized below. You are advised to consult your own tax adviser with respect to your particular circumstances and with respect to the effects of state, local or foreign tax laws to which you may be subject.

       DIVIDENDS. Subject to the discussion in Passive Foreign Investment Company Status below, in the event that a U.S. Investor receives a distribution other than pro rata distributions of common shares or rights with respect to common shares, on the common shares, such U.S. Investor will be required to include the distribution in gross income as a taxable dividend to the extent such distribution is paid from current or accumulated earnings and profits of the Company as determined for United States federal income tax purposes. Distributions in excess of the current and accumulated earnings and profits of the Company will first be treated, for United States federal income tax purposes, as a nontaxable return on capital to the extent of the U.S. Investor's basis in the common shares and thereafter as gain from the sale or exchange of a capital asset. Dividends paid by the Company will not be eligible for the corporate dividends received deduction. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

       Dividends will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes

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eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by the Company with respect to common shares will be "passive income" or "financial services income." Special rules apply to individuals whose foreign source income during the taxable year consists entirely of "qualified passive income" and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). Further, in particular circumstances, a U.S. Investor that (i) has held common shares for less than a specified minimum period during which it is not protected from risk of loss,
(ii) is obligated to make payments related to the dividends or (iii) holds the common shares in arrangements in which the U.S. Investor's expected economic profit, after non-U.S. taxes, is insubstantial will not be allowed a foreign tax credit for foreign taxes imposed or dividends paid on common shares.

       DISPOSITION OF SHARES. Subject to the discussion on Passive Foreign Investment Company Status below, gain or loss realized by a U.S. Investor on the sale or other disposition of the common shares will be subject to United States federal income tax as capital gain or loss in an amount equal to the difference between such U.S. Investor's basis in the common shares and the amount realized on the disposition. Such capital gain or loss will be long-term capital gain or loss if the U.S. Investor has held the common shares for more than one year at the time of the sale or exchange. Gain or loss realized by a U.S. Investor will be treated as U.S. source gain or loss U.S. foreign tax credit purposes.

       PASSIVE FOREIGN INVESTMENT COMPANY STATUS. We may be a passive foreign investment company (a "PFIC") for our 2000 taxable year or for future taxable years. We will be classified as a PFIC if, after the application of "look through" rules, either (1) 75% or more of the gross income of the Company in a taxable year is passive income, or (2) the average percentage of assets by value of the Company in a taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%. The determination of whether or not we are a PFIC will be made annually based upon the composition of our income and assets, including goodwill, from time to time. In calculating goodwill, we will value our total assets based on our total market value determined using the then share trading price of our common shares and will make a number of assumptions regarding the amount of this value allocable to goodwill. Because the determination of goodwill will be based on the price of our shares, it is subject to change. We believe our valuation approach is reasonable. However, it is possible that the Internal Revenue Service will challenge the valuation of our goodwill, which may result in us being classified as PFIC. In addition, the composition of our income and assets will be affected by the extent to which we spend the cash we have raised (which is a passive asset for purposes of the PFIC asset test discussed above) on acquisitions and capital expenditures. We intend, however, to use the proceeds of this offering and conduct our business activities in an effort to reduce the risk of our classification as a PFIC.

       Because the PFIC determination is made at the end of each taxable year, we cannot determine in advance whether we will be considered a PFIC for the 2000 taxable year or for any future taxable year. If we become a PFIC at any time, we will notify all U.S. Investors who have been at any time a record shareholder by mail within 60 days of the end of our taxable year ending December 31.

       Special U.S. tax rules apply to U.S. Investors of interest in a PFIC. Subject to the discussion of the mark-to-market election and Qualified Electing Fund election below, if we were a PFIC for any taxable year during which a U.S. Investor held common shares, such U.S. Investor would be subject to special tax rules regardless of whether the common shares continue to constitute stock in a PFIC with respect to:

       /bullet/ any "excess distribution" by us to the U.S. Investor, which means any distributions received by the U.S. Investor on the common shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Investor in the three preceding taxable years, or the U.S. Investor's holding period for the common shares, if shorter; and

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

       /bullet/ any gain realized on the sale or other disposition, including a pledge, of common shares.

       Under these special tax rules:

       /bullet/ the excess distribution or gain would be allocated ratably over the U.S. Investor's holding period for the common shares;

       /bullet/ the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which the Company is a PFIC would be treated as ordinary income;

       /bullet/ the amount allocated to each of the other years would be taxed as ordinary income at the highest tax rate in effect for that year; and

       /bullet/ the interest charge applicable to underpayments of tax would be imposed with respect to the resulting tax attributable to each prior year in which the Company was a PFIC to recover the deemed benefit from the deferred payment of the tax attributable to each year.

       If the Company is a PFIC in any year, a U.S. Investor would be required to make an annual return on Internal Revenue Service Form 8621 regarding distributions received with respect to the common shares and any gain realized on the disposition of the common shares.

       Under the Tax Legislation enacted in 1997, a U.S. Investor of a PFIC is allowed to make a mark-to-market election with respect to the stock of the PFIC, provided that such stock is "marketable" within the meaning of the Code. The common shares will be "marketable" as long as it remains listed on Nasdaq. If the election is made a U.S. Investor would be required to mark-to-market the stock each taxable year and recognize ordinary gain for any increase in market value for such taxable year and would be allowed to recognize an ordinary loss for any decrease in such market value to the extent of prior gain. The adjusted basis in the stock of the PFIC would be adjusted to reflect such gain or loss. The mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years, unless the common shares cease to be regularly traded on a designated exchange or the IRS consents to the revocation of the election.

       Alternatively, a U.S. Investor can make an election to include annually its pro rata share of a PFICs earnings and net capital gains currently in income each year. This election is referred to as a "Qualified Electing Fund" or "QEF" election. To make a QEF election you will need to have an annual information statement from the PFIC setting forth the earnings and capital gains for the year. If we were to become a PFIC, we would supply the PFIC annual information statement to any shareholder or former shareholder who requests it. In general, a U.S. Investor must make a QEF election on or before the due date for filing its income tax return for the first year to which the QEF election will apply. Under temporary U.S. treasury regulations effective January 2, 1998, U.S. Investors will be permitted to make retroactive elections in particular circumstances, including if the U.S. Investor had a reasonable belief that the foreign corporation was not a PFIC and filed a protective election. As discussed above, we will notify U.S. Investor if we become a PFIC within 60 days of the end of our taxable year ending on December 31. This notice should provide U.S. Investors with a calendar tax year with sufficient time to make the QEF election. However, U.S. Investors (in particular those with a tax year other than the calendar year) should consult their own tax advisors as to the consequences of making a protective QEF election or other consequences of the QEF election.

       If we are a PFIC in any year, you should consult with your tax adviser as to whether to make a mark-to-market or QEF election.

       INFORMATION REPORTING AND BACKUP WITHHOLDING. Dividends paid in the United States may be subject to the information reporting requirements of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). Under existing regulations, such dividends are not subject to backup withholding. Under proposed regulations, however, such dividends are subject to backup withholding at the rate of 31% unless the holder provides a taxpayer identification number on a properly

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completed Form W-9 or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a U.S. Investor will be refunded or credited against such U.S. Investor's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

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                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Our executive officers, directors and key employees are as follows:

NAME                       AGE   POSITION
------------------------   ---   -----------------------------------------------
Charles H. Stein           71    Chairman of the Board of Directors
Michael Chi Ning O'Young   55    President, Chief Executive Officer and Director
Jay M. Haft                64    Director
Margaret Chiu              41    Director
Denny Chi Hing Chan        36    Director and Treasurer
Trevor John Bedford        65    Director
Veronica O'Young           56    Senior Vice President--Marketing & Sales
Mark L. Kallan             54    Senior Vice President--Investor Relations
Li Wan Cai                 46    Vice President--Property Management
Henry Chen                 47    Vice President--Property Advertising
Gao Yang Zhi               39    Vice President--Engineering
William Chi Yuen Kuan      36    Secretary

       CHARLES H. STEIN has served as Chairman of the Board of Directors since July 1999. From January 1996 until November 1999, Mr. Stein served as Chairman of CCA Companies Inc. (NASDAQ). From June 1990 until December 1996, Mr. Stein was a private investor and consultant. From 1994 until June 1996, Mr. Stein served as Special Trade Representative to Europe for the state of Florida. From 1984 to 1989, Mr. Stein was the President and Chief Executive Officer of Nighthawk Resources, an oil, natural gas and gold mining company listed on the Vancouver Stock Exchange. Mr. Stein was Chairman and CEO of Hardwicke Companies Inc., which employed several thousand people worldwide, and which built, developed, or operated more than 50 restaurants (Tavern on the Green, Maxwell's Plum and others), health spas, theme parks in North America, Europe and Asia (including Great Adventure in New Jersey), and duty-free shops from 1970 to 1984. Mr. Stein served as President and Chief Executive Officer of Kitchens of Sara Lee, the world's largest bakery from 1962 to 1967. He was also a Director, Member of the Executive Committee, and a Vice President of Consolidated Foods, the parent company of Sara Lee, and one of the top 30 companies of the Fortune 500 from 1962 to 1967. Mr. Stein has also served as Director or advisor to a wide range of American and International public companies including: General Host Corporation (NYSE), Ward Foods (NYSE), Consolidated Foods Corporation
(NYSE), Goldfleld Corp. (AMEX), Tokyu Corporation, Land Development Division (Tokyo Stock Exchange) and Watney Mann, Ltd. (London Stock Exchange), a British-based brewer and hotel company. He was also president of Benihana of Tokyo, an international restaurant chain from 1973 to 1978. Originally, Mr. Stein pioneered the concept of fresh orange juice in "milk-type" cartons when he developed unique and innovative packaging and presentation of other chilled and frozen citrus products. He started his business in Florida and then sold it to Kraft Foods. Subsequently, he served for nine years as a division manager with several thousand employees, and was one of five senior executives reporting to the CEO of Kraft from 1953 to 1962. Mr. Stein has served as a Governor of the American Bakers Association, a member of the Grocery Manufacturers Association, and a past member of the Young Presidents' Organization (Y.P.O.).

       MICHAEL CHI NING O'YOUNG has served as President and Chief Executive Officer of the Company since July 1999. He has served as Managing Director of Far East Consortium since June 1996. From 1992 to 1996, he was a

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

Senior Partner at O'Young Partners, a property consultant firm. From 1993 to 1996, he was the project management consultant to Far East Consortium's Malaysian office. He served as Joint Managing Director of Meinhardt Partners, an international engineering consultancy firm from 1981 to 1992. Mr. O'Young has over 25 years experience in engineering consultancy and project management, both in Australia and Southeast Asia. He was responsible for the structural design of some of the more prestigious buildings, such as the High Court of Australia, QVB in Sydney and Telecom Central in Singapore. Upon the incorporation of Shanghai Chingchu, he was appointed Chief Executive Officer. He was primarily responsible for the initiation and establishment of New China Homes and its business, and is in charge of its day to day operations as President and Chief Executive Officer. Mr. O'Young holds a Bachelor of Engineering degree from the University of N.S.W., Australia.

       JAY M. HAFT has served as a Director of the Company since August 1999. He has served as a Managing General Partner of Gen Am "1" Venture fund, an international venture capital fund since 1998. He has served as Chairman of the Board of NCT Group, Inc, and as Vice-Chairman of Decap Group, Inc. Mr. Haft has been of counsel to Parker Duryee Rosoff & Haft, in New York since 1994. He was previously a senior corporate partner of that firm from 1989 to 1994, and before that, a founding partner of Wofsey, Certilman, Haft, et al. from 1966 to 1989. He is a strategic consultant for growth stage companies. He is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning for many high-tech companies, leading medical technology companies and technical product service and marketing companies. Mr. Haft is also a Director of numerous public and private corporations, including Robotic Vision Systems, Inc. (NASDAQ), NCT Group, Inc. (OTC), Thrift Management, Inc.
(OTC), Oryx Technologies, Corp. (NASDAQ Small Cap), Encore Medical Corporation (NASDAQ), PC Service Source, Inc. (NASDAQ), and Dusa Pharmaceuticals Inc. (NASDAQ). He is a graduate of Yale College and Yale Law School. He is currently treasurer of the Miami City Ballet, a trustee of Florida International University and a former member of the Florida State Commission for Government Accountability to the People.

       MARGARET CHIU has served as a Director of the Company since July 1999. She has served as a Director of Far East Holdings International Limited since December, 1995. She has also served as a director of Far East Hotel and Entertainment Ltd. since April 1989. For the past five years, Ms. Chiu has served as a management consultant for the Sung Dynasty City theme park in Hong Kong and the Tang Dynasty theme park in Singapore. Ms. Chiu holds a L.L.B. Degree from the University of Buckingham, U.K. and has extensive experience in the entertainment, television and motion picture business in Hong Kong, China and overseas.

       DENNY CHI HING CHAN has served as a Director of the Company since July 1999. He has served as the Group Chief Accountant for Far East Consortium since October 1990. He is responsible for the Group's financial and accounting functions. He has extensive experience in accounting and auditing of Hong Kong listed companies.

       TREVOR JOHN BEDFORD has served as a Director of the Company since January 2000. He is currently the Governor of the Royal Grammar school, High Wycombe in the United Kingdom. Mr. Bedford also currently serves as Chairman and/or Director of eight companies located in the United Kingdom, Europe, the United States, Malaysia and Australia. These companies include Leisure Development Holdings S.A., Royal Oak Hotel, Winsford, Industrial Development Holdings Ltd., Aviata Resources Inc., Far East Consortium International, Ltd., Northrock Group of Companies, Fortune Oil (OTC bb foreign), and Hanson Green. Mr. Bedford is the former Chairman and Chief Executive Officer of the Hong Kong Land Group which was the second largest public company in Hong Kong and the largest property group in the world. Mr. Bedford also served as a member of the board of directors of the Hong Kong bank, Hong Kong Electric Holdings and the Hong Kong Telephone Company. He also served as the Commandant of the Royal Hong Kong Auxillary Police Force, an honorary appointment by the Governor of Hong Kong. Mr. Bedford was also made a member of the British Empire in 1972. Mr. Bedford was educated in India from 1939-1946 and later at the Colchester Royal Grammar School.

       VERONICA O'YOUNG has served as Senior Vice-President--Marketing and Sales of the Company since February 1999. From April 1997 until joining the Company, she served as Executive Director of Shanghai Chingchu Property Development Co. Ltd. From 1981 to 1997, she served as senior subtitler, journalist, producer for TV Australia. She is of Chinese origin with Australian citizenship, and has served as a journalist and presenter for the Australian Special Broadcasting Services for over 15 years. As President of the Australian Chinese Writer's Association, she has been involved in cultural exchanges between Australia and China for many years, and she was included in the 1997 edition of "World Famous Overseas Chinese." In 1997, Ms. O'Young published a book and won the "Distinguished Chinese Writer" award in China. She is responsible for the advertising and promotion of New China Homes projects in Shanghai, and has won the 1998 "Most Successful Advertising Personnel" award in Shanghai. Ms. O'Young is married to Michael O'Young, our President and Chief Executive Officer.

       MARK L. KALLAN has served as Senior Vice-President - Investor Relations of the Company since August 1999. He served as Senior Vice President of CCA Companies Incorporated (NASDAQ) from 1996 to 1998 and was previously Chairman and Chief Executive Officer of Helbros Watches Inc., from 1982 to 1992, a major American wristwatch manufacturer and distributor. Mr. Kallan was a self employed marketing consultant between September 1994 and January 1996. During 1996, Mr. Kallan served as a Director of CCA Companies Incorporated. Before that, Mr. Kallan held Senior Account Management positions at several of America's leading advertising agencies, including divisions of William Esty, Young & Rubicam, and N.W. Ayer from 1972 to 1984. Mr. Kallan served as Executive Vice President of Professional Technical Symposia, Inc., and Project Marketing Corporation, an American marketing consulting organization from 1969 to 1972. He has served as consultant and advisor to emerging companies in the United States, United Kingdom, and Europe. He was responsible for a wide variety of advertising accounts which included American Telephone & Telegraph (AT&T), MGM, Polydor, Philips, and JVC, as well as a variety of consumer and specialty products, hotels and convention centers, and travel trade publications.

       WILLIAM CHI YUEN KUAN has served as Company Secretary since February 1999. From June 1998 until joining the Company, he served as Secretary of Far East Consortium. He served as a secretarial executive for Messrs. Woo, Kwan, Lee & Lo, a leading legal firm in Hong Kong, from March 1994 to April 1998. He served as an Assistant Accountant for Hong Kong Telecoms Limited from January 1992 to February 1994. He received a higher certificate in company secretaryship and administration from the Hong Kong Polytechnic University and is currently an associate member of The Institute of Chartered Secretaries and Administrators and The Hong Kong Institute of Company Secretaries. He has over 10 years accounting experience in various multinational corporations in Hong Kong.

KEY EMPLOYEES

       LI WAN CAI has served as Vice President--Property Management of the Company since February 1999. From June 1998 until joining the Company, he served as Deputy General Manager of Shanghai Chingchu Property Development Co. Ltd. and Shanghai Chingchu Property Management. From March 1993 to May 1998, he served as an assistant to the general manager of Vanke Property Development Co. From January 1987 to February 1993, he served as the Director of the President's Office for East China Normal University. Mr. Cai holds a Master of Arts degree from East China Normal University and a Bachelor of Arts degree from Liao Ning University.

       HENRY CHEN has served as Vice-President--Property Advertising of the Company since February 1999. From 1997 until joining the Company, he served as Deputy General Manager of Shanghai Chingchu. From 1995 to 1997, he served as General Manager of Asian-Australian Culture and Technology

International Promotions. He served as Deputy Chief Editor of the Australian Chinese Herald from 1991 to 1994. Mr. Chen holds a Master of Arts degree from the Australian School of Film, Television & Radio.

GAO YANG ZHI has served as Vice-President-Engineering of the Company since February 1999. From June 1998 until joining the Company, he served as Vice-President - Engineering of Shanghai Chingchu. Before joining New China Homes, he was Vice President of Shenzhen University Design Institute from March 1995 to March 1998. Between August 1994 and March 1995, Mr. Gao was a design engineer with the Shenzhen University Design Institute. He is a Chinese national and is an honor graduate of Tung Zhi University, Shanghai. Mr. Gao is in charge of the day to day operations of the engineering department.

COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors has established three committees - the Audit Committee, the Compensation Committee and the Pricing Committee. These committees have the responsibilities and authority described below.

       AUDIT COMMITTEE. Our Audit Committee has the following responsibilities:

/bullet/ recommending the selection of our independent public accountants;

/bullet/ reviewing and approving the scope of our independent public accountants' audit activity and extent of non-audit services;

/bullet/ reviewing with management and our independent public accountants the adequacy of our accounting system and the effectiveness of our internal audit plan and activities;

/bullet/ reviewing with management and the independent public accountants our financial statements and exercising general oversight of our financial reporting process; and

/bullet/ reviewing our litigation and other legal matters that may affect our financial condition, and monitoring compliance with our business ethics and other policies.

       The members of our Audit Committee are Mr. Haft, Ms. Chiu and Mr.
Bedford.

       COMPENSATION COMMITTEE. Our Compensation Committee has the following responsibilities:

/bullet/ establishing the salary rates of our officers and employees;

/bullet/ examining periodically our compensation structure; and

/bullet/ supervising our welfare and pension plans and compensation plans.

       The members of our Compensation Committee are Messrs. Stein, Haft, Chan and Ms. Chiu.

       PRICING COMMITTEE. Our Pricing Committee has the following responsibilities:

/bullet/ determining the price at which the securities are to be sold to the public;

/bullet/ determining the number of shares to be sold to the public; and

/bullet/ determining the underwriting discount to be established pursuant to the Underwriting Agreement.

       The members of our Pricing Committee are Mr. Stein and Mr. Haft.

DIRECTOR COMPENSATION

       Each outside director will be paid an annual fee of $36,000 and reimbursed for travel expenses incurred for each Board meeting attended.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

       We will obtain on behalf of our Directors and officers who are residents of the United States directors' and officers' liability insurance prior to the completion of this offering.

DIRECTOR REMOVAL

       As a condition to the underwriting agreement, we agreed that the current members of our Board of Directors may not be removed, other than for cause, until April 30, 2002. In this context, the term "cause" means:

        (a) The engaging by the director in fraudulent conduct, as evidenced by a final judgment, order or decree of a court or administrative agency of competent jurisdiction, whether civil, criminal administrative or investigative, which a majority of the remaining directors reasonably determine has or would have a material adverse impact on the Company in the conduct of the Company's business;

        (b) Conviction of the director of a criminal offense which would be a felony in the United States of America, as evidenced by a binding judgment, order or decree of a court of competent jurisdiction, which a majority of the remaining directors reasonably determine has or could have a material adverse impact on the Company in the conduct of the Company's business; or

        (c) Willful refusal by the director to perform the director's lawful duties or responsibilities.

EXECUTIVE COMPENSATION

       During 1998, none of our executive officers were compensated at an annual rate of more than $100,000.

EMPLOYMENT AGREEMENTS

       Michael O'Young, our President and Chief Executive Officer, is a party to a five-year employment agreement with us providing for a base salary of $250,000 per annum and an annual bonus of up to 1% of the net after tax profits of the Company, payable at the discretion of the Board.

MANAGEMENT SERVICE AGREEMENTS

       Since 1998, Messrs. Stein, Haft and Kallan and Silver Pacific Trading Ltd. have been serving us as strategic advisors. On April 2, 1999, we formalized these relationships by entering into three-year Management Service Agreements with Messrs. Stein, Haft and Kallan and Silver Pacific Trading Ltd. Under these agreements, Messrs. Stein, Haft and Kallan and Silver Pacific Trading Ltd. have agreed to provide advice and assistance concerning our business strategy and corporate activities. Among the services that these advisors will provide are the following:

/bullet/ developing and evaluating potential acquisitions and other business opportunities;

/bullet/ providing financial, marketing and business advice on particular land development and home building projects;

/bullet/ working with our management to monitor our financial affairs and initiating and maintaining relationships with potential financing sources including commercial banks and investment banking firms;

/bullet/ providing advice in all areas involving the execution of our business plan; and

/bullet/ coordinating our relationships with our accountants, attorneys and other professionals.

       In anticipation of the continued relationship that we will have with Messrs. Stein, Haft and Kallan, on April 2, 1999 we paid US$ 175,000 to Mr. Stein, US$ 200,000 to Mr. Haft, US$ 75,000 to Mr. Kallan and US$ 400,000 to Silver Pacific Trading Ltd. These payments were used to purchase an aggregate of 850 of our common shares at $1,000 per share. As a result of the 999-for-one stock split effected in August 1999, Mr. Stein received an additional 174,825 common shares, Mr. Haft received an additional 199,800 common shares, Mr. Kallan received an additional 74,925 common shares and Silver Pacific Trading Ltd. received an additional 399,600 common shares. We may not cancel or redeem these shares if this offering is not completed for any reason. However, Messrs. Stein, Haft and Kallan and Silver Pacific Trading Ltd., as well as all of our other shareholders, have agreed with us that 25% of their common shares will be canceled if our net income is less than US$ 10 million in the one-year period commencing on the first day of the month following the closing of this offering, and 25% of these common shares will be canceled if our net income is less than US$ 20 million in the following one-year period.

       On September 2, 1999, Denny Chan, a Director and our Treasurer, was quoted in an article appearing in the SOUTH CHINA MORNING

POST. Mr. Chan's comments were related to the Company's Management Services Agreements, in which he stated only that 25% of the common shares owned by our current shareholders would be cancelled if the Company's net income is less than US$ 10 million (approximately HK$ 80 million) in the one-year period commencing the first month following the closing of the offering. This Article incorrectly reported that Mr. Chan had projected that the Company would have net profits of US$ 10 million in fiscal 2000 as we make no assurances as to the future profitability of the Company.

1999 STOCK OPTION PLAN

       New China Homes has adopted a 1999 Stock Option and Restricted Stock Purchase Plan (the "Option Plan") conditioned upon the shareholders of Far East Consortium approving the terms of the Option Plan and subject to any comments to the Option Plan by the Hong Kong Stock Exchange. It is intended that options to purchase an aggregate of 600,000 common shares will be granted under the Option Plan. The purpose of the Option Plan is to attract and retain qualified personnel, to provide additional incentives to our employees, officers and advisors and to promote the success of our business. The Option Plan is administered by the Compensation Committee of the Board. The Compensation Committee has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

       Each option granted under the Option Plan will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with New China Homes. Options granted under the Option Plan may be exercised only for fully vested common shares. The exercise price of incentive stock options and non-statutory stock option granted under the Option Plan must be at least 100% and 85% of the fair market value of the stock subject to the option on the date of grant, respectively (or 110% with respect to incentive stock options granted to holders of more than 10% of the voting power of the Company's outstanding common shares). The Board or the Compensation Committee has the authority to determine the fair market value of the shares. The purchase price is payable immediately upon the exercise of the option. Such payment may be made in cash, in outstanding common shares held by the participant, through a promissory note payable in installments over a period of years or any combination of the foregoing. The maximum number of common shares subject to the Options granted to a single person shall not exceed 25% of the total number of common shares subject to the Options granted under the Option Plan. Each Option, other than a restricted stock award, shall not be transferable, otherwise than by will or the laws of descent and distribution. Each Option, other than a restricted stock award, during lifetime shall only be exercisable by the grantee. If a grantee of an Option, other than a restricted stock award, leaves the service of the Company or any of its subsidiaries for any reason other than "for cause," death, or disability, the unexercised portion of the Option, other than a restricted stock award, may only be exercised within three months after the date on which the grantee ceased to be so employed, and only to the extent that the grantee could have otherwise exercised such Option, other than a restricted stock award, as of the date on which he ceased to be so employed. If a grantee of an Option, other than a restricted stock award, ceases to be an employee of the Company or any of its subsidiaries by reason of death, the unexercised portion of the Option may only be exercised within one year after the date of the grantee's death, and only to the extent that the grantee could have otherwise exercised the Option, other than a restricted stock award, at the time of his death. In such case, the Option, other than a restricted stock award, may be exercised by the executor or administrator or by any person or persons who shall have acquired the Option, other than a restricted stock award, from the grantee's estate. If a grantee of an Option, other than a restricted stock award, ceases to be an employee of the Company or any of its subsidiaries as a result of termination of employment "for cause" or if a grantee terminates his employment for any reason other than as a result of his death or disability, the unexercised portion of his Option, other than a restricted stock award, may only be exercised within one month after the date on which the grantee ceased to be so employed, and only to the extent that the grantee could have otherwise exercised such Option, other than a restricted stock award, as of the date which he ceased to be so employed. If a grantee of an Option, other than a restricted stock award, ceases to be an employee of the Company or any of its subsidiaries by reason of a disability, the unexercised portion of his Option, other than a restricted stock award, may only be exercised within one year after the date on which the grantee ceased to be so employed, and only to the extent that the grantee could have otherwise exercised such Option, other than a restricted stock award, as of the date which he ceased to be so employed.

       The Company's board of directors shall make adjustments to the number of common shares (and the Option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share) held by the grantees in the case that the Company's outstanding common shares are increased, decreased or exchanged for a different number or kind of shares or other securities through a reorganization, merger or consolidation.

       If there is any capital reorganization or reclassification of the capital stock of the Company or consolidation or merger of the Company with another entity, or sale of substantially all of the Company's assets, and the holders of the common shares become entitled to receive stock, securities or assets in exchange for the common shares, such shares may be issued or payable with respect to or in exchange for a number of outstanding shares of the common stock equal to the number of common shares immediately theretofore so receivable had such reorganization, reclassification, merger or sale not taken place. In the event of an offer being made to the Company's shareholders for the acquisition of all or substantially all of its common shares or a proposed transaction for the acquisition of substantially all of the Company's assets, notwithstanding the aforementioned (but only if expressly provided in any option agreement), the Company's board of directors may cancel any outstanding Options, and pay or deliver to each holder thereof an amount in cash or securities having a value equal to the product of the number of common shares that the holder has become entitled to purchase (and has not purchased) as devised by a specified formula.

       The Board may amend or modify the Option Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or vested common shares without their consent. In addition, no amendment of the Option Plan may be made without the approval of our shareholders to: (A) modify the class of individuals eligible for participation; (B) increase the number of common shares available for issuance, except in the event of material changes to the Company's capital structure; or (C) extend the term of the Option Plan.

       Options granted under the Option Plan will be uniquely structured to provide incentives to achieve our financial goals and enhance shareholder value. In general, options granted under the Option Plan will vest ratably over a four year period commencing one year from the date of grant.

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

                             CERTAIN TRANSACTIONS

TRANSACTIONS INVOLVING OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

       Messrs. Stein and Haft, who are directors, Mr. Kallan, who is an executive officer, and Silver Pacific Trading Ltd., which is a principal shareholder of New China Homes, have been rendering management services to us since 1998. On April 2, 1999, Messrs. Stein, Haft and Kallan and Silver Pacific Trading Ltd. entered into Management Service Agreements with us in which they agreed to continue to provide management services to us until April 2, 2002. See "Management - Management Service Agreements" on page 80 of this prospectus.


       Far East Consortium, our principal shareholder, has entered into a non-competition agreement with us under which it agreed not to compete with us in the residential property development business in China (excluding Hong
Kong). In addition, prior to this offering our operations have been financed by advances from Far East Consortium. As of March 31, 1999, the aggregate amount of these advances was US$ 9,795,997. In April 1999, we issued 9,549 common shares to Far East Consortium in exchange for the reduction of US$ 9,549,000 of indebtedness. As of September 30, 1999, the aggregate amount of advances from Far East Consortium was reduced to US$ 209,004. As a result of a 999-for-one stock split effected in August 1999, we issued an additional 9,540,450 shares to Far East Consortium. See Notes 1 and 10 to our consolidated financial statements.

                                     * * *

       Following this offering, we will not enter into any material transaction with officers or directors, or their family members, without the approval of a majority of the directors who do not have an interest in such transaction.

            SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth, as of the date of this prospectus, information which is known by us with respect to the ownership of common shares as to:

/bullet/ all persons who are expected to be the beneficial owners of 5% or more of the outstanding common shares upon consummation of the offering;

/bullet/ each director and each person who has consented to be named as a director (the "named directors");

/bullet/ each Named Executive Officer; and

/bullet/ all executive officers and directors of New China Homes as a group.

       No beneficial owners of the Company own any shares of Far East Consortium. Deacon Te Ken Chiu and David Chiu, each own more than 10% of Far East Consortium.

       Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares. Information set forth in the table with respect to beneficial ownership of the common shares has been provided to New China Homes by such holders.

                                                                                                   PERCENT OF OUTSTANDING
                                                                                                       COMMON SHARES
                                                                                                ----------------------------
                                                                         AMOUNT AND NATURE
                                                                      OF BENEFICIAL OWNERSHIP     BEFORE
NAME AND ADDRESS OF BENEFICIAL OWNER                                     OF COMMON SHARES        OFFERING     AFTER OFFERING
------------------------------------------------------------------   ------------------------   ----------   ---------------
Far East Consortium International Limited
16/F Far East Consortium Building,
121 Des Voeux Road, Central
Hong Kong ........................................................          9,550,000              91.83%         77.02%

Silver Pacific Trading Ltd.
14th Floor
Fung House
19-20 Connaught Road, Central
Hong Kong ........................................................            400,000               3.85           3.23

Charles H. Stein Trust
5345 Pine Tree Drive
Miami, Beach, FL 33140 ...........................................            175,000               1.68           1.41
Jay M. Haft
1001 Brickell Bay Drive
9th Floor
Miami, FL 33131 ..................................................            200,000               1.92           1.61

Mark L. Kallan
19999 Backnine Drive
Boca Raton, FL 33498 .............................................             75,000                  *              *

All executive officers and directors a group (3 persons) .........            450,000               4.32%          3.62%

----------------
*  Beneficially owns less than 1% of the outstanding common shares.

                           DESCRIPTION OF SECURITIES

GENERAL

       Our authorized share capital consists of 50,000,000 common shares, US$ 1.00 par value, and 5,000,000 preferred shares, US$ 1.00 par value. As of the date hereof, there are 10,400,000 common shares issued and outstanding. No preferred shares have been issued.

       The following is a summary of our capital shares and the material provisions of our organizational documents.

COMMON SHARES

       All common shares have one vote on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred share, the holders of common shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available under Cayman Islands law. Holders of common shares have no preemptive, conversion or other registration or subscription rights. There are no redemption or sinking fund provisions available to the common shares. In the event of liquidation, dissolution or winding up of New China Homes, the holders of common shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred shares, if any, then outstanding. See "Differences in Corporate Law" on pages 87-90 of this prospectus.

       All the shareholders have agreed with that up to 50% of their common shares will be canceled if we do not reach specified net income targets as more fully described in the section of this prospectus entitled "Management Service Agreements" on page 80.

PREFERRED SHARES

       The Board has the authority without further vote or action by the shareholders to issue up to 5,000,000 preferred shares in one or more series and to fix the number of preferred shares constituting any such series, the voting powers, designations, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, and conversion rights and liquidation preferences of the preferred shares constituting any series. The issuance of preferred shares by the Board could adversely effect the rights of the holders of common shares. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends, and in liquidation, over the common shares, and could (upon conversion or otherwise) enjoy all of the rights of the common shares.

       The authority possessed by the Board to issue preferred shares could potentially be used to discourage attempts by others to obtain control of New China Homes through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board may issue preferred shares with voting or conversion rights that could adversely affect the voting power of the holders of common shares. There are no agreements or understandings for the issuance of preferred shares and the Board has no present intention to issue preferred shares. We have agreed for three years from the date of this offering not to issue any preferred shares without the underwriter's consent.

WARRANTS

       The following is a brief summary of the provisions of the warrants.

       EXERCISE PRICE AND TERMS. Each warrant entitles the holder thereof to purchase, at any time from the effective date of this offering through the fifth anniversary of the effective date, one common share at a price of US$ 5.75 per share, after which date the warrants will expire, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

       The holder of a warrant may exercise such warrant by surrendering the certificate representing the Warrant to the Transfer and Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the warrants five years from the effective date. No fractional shares will be issued upon the exercise of the warrants.

       The warrants are subject to redemption by New China Homes, at the option of New China Homes, at US$ .25 per warrant, upon 30 days' prior written notice, if the closing bid price, as reported on the Nasdaq National Market, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the common shares for 30 consecutive trading days ending within ten days of the notice of redemption of the warrants averages in excess of US$ 10.00 per share, subject to adjustment. We are required to maintain an effective registration statement with respect to the common shares underlying the warrants before redemption of the warrants. Before the first anniversary of the effective date, the warrants will not be redeemable by us without the written consent of the underwriters. In the event we exercise the right to redeem the warrants, such warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. Redemption of the warrants could force the warrant holders either to (i) exercise the warrants and pay the exercise price thereof at a time when it may be less advantageous economically to do so, or (ii) accept the redemption price in consideration for cancellation of the warrant, which could be substantially less than the market value thereof at the time of redemption.

       The exercise price of the warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

       We have authorized and reserved for issuance a sufficient number of common shares to permit the exercise of all warrants to be issued in this offering. All common shares issued upon exercise of the warrants, if exercised in accordance with their terms, will be fully paid and non-assessable.

       ADJUSTMENTS. The exercise price and the number of common shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of events such as stock dividends, stock splits, combinations or reclassification of our common shares, or sale by New China Homes of common shares (or other securities convertible into or exercisable for common shares) at a price per share or share equivalent below the then-applicable exercise price of the warrants or the then-current market price of the common shares. Additionally, an adjustment would be made in the event of a reclassification or exchange of common shares, consolidation or merger of New China Homes with or into another corporation, or sale of all or substantially all of the assets of New China Homes, in order to enable warrant holders to acquire the kind and number of common shares or other securities or property receivable in such event by a holder of that number of common shares that would have been issued upon exercise of the warrant immediately before such event. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to US$ .10 or more. No adjustment to the exercise price of the common shares subject to the warrants will be made for dividends (other than share dividends), if any, paid on the common shares or upon exercise of the warrants, the underwriter warrants or any other options or warrants outstanding as of the date of this prospectus.

       TRANSFER, EXCHANGE AND EXERCISE. The warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time before their expiration date five years from the effective date, at which time the warrants become wholly void and of no value. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue. If we are unable to qualify for sale in particular states the common shares underlying the warrants, holders of the warrants residing in such states and desiring to exercise the warrants will have no choice but to sell such warrants or allow them to expire.

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       WARRANT HOLDER NOT A SHAREHOLDER.  The warrants do not confer upon holders any dividend, voting, preemptive or any other rights as shareholders of New China Homes.

UNDERWRITER WARRANTS

       We issued to the managing underwriter and/or persons related to the managing underwriter, for nominal consideration, the common shares underwriter warrants to purchase up to 200,000 common shares (the "Underlying Shares") and the warrant underwriter warrants to purchase up to 200,000 warrants (the "Underwriter Underlying Warrants"). The common shares underwriter warrants, the warrant underwriter warrants and the Underwriter Underlying Warrants are sometimes referred to in this prospectus as the "Underwriter Warrants." The common shares underwriter warrants and the warrant underwriter warrants are exercisable for a five-year period commencing on the effective date. The initial exercise price of each common shares underwriter warrant is $8.25 per Underlying Share. The initial exercise price of each warrant underwriter warrant is $0.20625 per Underwriter Underlying Warrant. Each Underwriter Underlying Warrant is exercisable for a five-year period commencing on the effective date to purchase one share of the common shares at an exercise price of $9.4875 per share of common shares. The underwriter warrants are restricted from sale, transfer, assignment, or hypothecation for a period of twelve months from the effective date by the holder, except (1) to officers of the managing underwriter and members of the selling group and officers and partners thereof;
(2) by will; or (3) by operation of law.

       The common shares underwriter warrants and the warrant underwriter warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The underwriter warrants contain net issuance provisions permitting the holders thereof to elect to exercise the underwriter warrants in whole or in part and instruct us to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring us to issue common shares without a corresponding increase in capital. A net exercise of the underwriter warrants will have the same dilutive effect on interests of our shareholders as will a cash exercise. The underwriter warrants do not entitle the holders thereof to any rights as a shareholder of New China Homes until the underwriter warrants are exercised and common shares are purchased thereunder.

       The underwriter warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. We have agreed that if we shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the SEC, the holders shall have the right, for 7 years from the effective date, to include in such registration statement or offering statement the underwriter warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, we have agreed that, upon request by the holders of 50% or more of the underwriter warrants during the period commencing one year from the effective date and expiring four years thereafter, we will, under specified circumstances, register the underwriter warrants and/or any of the securities issuable upon their exercise. Our Board of Directors is neither staggered nor classified.

DIFFERENCES IN CORPORATE LAW

       The Companies Law (1998 Revision) is modeled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law (1998 Revision) applicable to New China Homes and the laws applicable to New China Homes and the laws applicable to companies incorporated in the United States and their shareholders.

       MERGERS AND SIMILAR ARRANGEMENTS. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies,

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provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it satisfies itself that:

       /bullet/ the statutory provisions as to majority vote have been complied with;

       /bullet/ the shareholders have been fairly represented at the meeting in question;

       /bullet/ the arrangement is such as a businessman would reasonably approve; and

       /bullet/ the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law (1998 Revision).

       When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

       If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

       SHAREHOLDERS' SUITS. Our Cayman Island's counsel is not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the Company itself will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

       /bullet/ a company is acting or proposing to act illegally or ultra vires;

       /bullet/ the act complained of, although not ultra vires, could be effected only if authorized by more than a simple majority vote;

       /bullet/ the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

       /bullet/ those who control the company are perpetrating a "fraud on the minority".

       ISSUES REQUIRING ORDINARY RESOLUTIONS. The following actions in respect of exempted companies incorporated under the Companies Law are required by the Companies Law to be passed by "ordinary resolution" (simple majority):

       /bullet/ the alteration of conditions of the memorandum of association in respect of share capital (Section 13(1));

       /bullet/ the power of a company to issue shares at a discount (Section
          35(1)(a));

       /bullet/ if the Articles of Association do not authorise the manner of purchase, the manner of purchase on redemption or repurchase of shares (Section 37(d));

       /bullet/ power to direct where an inspector's report be sent (Section
          67(3));

       /bullet/ to wind up the company voluntarily under the Companies Law
          (Section 132(a));

       /bullet/ appointment of liquidator of voluntary winding up and sanctioning of the continuance of powers of directors following the appointment of a liquidator (Section 136);

       /bullet/ disposal of company books, accounts and documents on a voluntary winding up (Section 158); and

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

       /bullet/ registration of a company by continuation (Section 219(2)).

       ISSUES FOR WHICH CAYMAN ISLANDS LAW REQUIRES APPROVAL BY A SUPER MAJORITY OF VOTES BY SHAREHOLDERS. The following actions in respect of exempted companies incorporated under the Companies Law are required by the Companies Law to be passed by "special resolution" (as such phrase is defined in the Law and varied by the articles of association of each such company):

       /bullet/ the alteration of the memorandum of association (Section 10);

       /bullet/ the reduction of share capital (Section 14);

       /bullet/ the alteration or addition to the articles of association
          (Section 24);

       /bullet/ the changing of the name of the company (Section 31);

       /bullet/ the adoption and effect of Articles of Association (Section
          25(2));

       /bullet/ the appointment, pursuant to the provisions of Sections 64 to 68, of an inspector to examine the affairs of the company (Section
          67);

       /bullet/ requiring the court to wind up the company under the Law
          (Section 94);

       /bullet/ to wind the company up voluntarily under the Law (Section
          132(b));

       /bullet/ to, inter alia, delegate to creditors the power to appoint a liquidator in a voluntary winding up, filling any vacancy among liquidators and entry into arrangements in respect of a liquidator's powers in a voluntary winding up (Section 138);

       /bullet/ to sanction arrangements between a company being voluntarily wound up and its creditors (Section 139);

       /bullet/ the sanctioning of any general scheme of liquidation proposed by a liquidator (Section 163);

       /bullet/ the sanctioning of any compromise proposed by a liquidator
          (Section 164);

       /bullet/ the sanctioning of certain other matters proposed by a liquidator of the Law (Section 165); and

       /bullet/ the making of amendments to Memorandum and Articles of Association upon registration by way of continuation (Section 221).

       With respect to the "super majority percentage" under Cayman Islands law for the purposes of passing special resolutions, Section 60 of the Companies Law provides that a resolution is a special resolution when:

       (a) "it has been passed by a majority of not less than two-thirds (or such greater number as may be specified in the articles of association of the company) of such members as, being entitled to do so, vote in person or, whether proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

       (b) if so authorised by its articles of association, it has been approved in writing by all of the members entitled to vote at a general meeting of the company in one or more instruments each signed by one or more of the members aforesaid, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed."

       In relation to whether there are matters which require approval by a majority of shareholders in excess of two thirds, Section 86(2) of the Companies Law requires that where a members meeting has been convened by the court to approve a court sanctioned compromise or arrangement between a company and its members (or of a class of member, as the case may be) a majority in number of the members representing seventy-five percent in value of the members (or of a class of member, as the case may be) must approve such compromise or arrangement. Additionally Section 88(1) of the Law requires that in certain circumstances the power to

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

acquire shares of dissentient shareholders may be given where approved by the holders of not less than ninety percent in value of the shares affected.

       INDEMNIFICATION. Cayman Islands law does not (other than as set forth hereafter) limit the extent to which a company's organizational documents may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our organizational documents provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them.

       Insofar as indemnification or liability arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

       INSPECTION OF BOOKS AND RECORDS. Holders of our common shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for our common shares and redeemable common share purchase warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

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                    ENFORCEABILITY OF CIVIL LIABILITIES AND
                     CERTAIN FOREIGN ISSUER CONSIDERATIONS

       New China Homes is a Cayman Islands company. We are incorporated in the Cayman Islands because of the following benefits associated with being a Cayman Islands company:

       /bullet/ political and economic stability;

       /bullet/ an effective judicial system;

       /bullet/ a favorable tax system;

       /bullet/ the absence of exchange control or currency restrictions; and

       /bullet/ the availability of professional and support services.

       However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

       A substantial majority of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of our or such persons' assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgment obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. We have appointed CT Corporation System, 1633 Broadway, New York, New York 10019, as our agent for service of process in the United States.

       Our legal counsel has advised us that there is uncertainty as to whether the courts of the Cayman Islands or China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof; or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

       Our legal counsel has advised us that the recognition and enforcement of foreign judgments are provided for in China Civil Procedures Law. A Chinese court may recognize and enforce foreign judgments based on treaties between China and the country where the judgment is made, or if reciprocity exits between the jurisdictions.

       Our legal counsel has further advised us that a final and conclusive judgment in federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the Courts of the Cayman Islands under the common law doctrine of obligation.

       There are no treaties between China or the Cayman Islands and the United States providing for the reciprocal enforcement of foreign judgments. However, the courts of China and the Cayman Islands may accept a foreign judgment as evidence of a debt due. An action may be commenced in China or the Cayman Islands for recovery of this debt. A Cayman Islands court will only accept a foreign judgment as evidence of a debt due, if:

       /bullet/ the judgment is for a settled amount in a civil matter;

       /bullet/ the judgment is final and conclusive and has not been stayed or satisfied in full;

       /bullet/ the judgment is not directly or indirectly for the payment of foreign taxes, penalties, fines or charges of a like nature (in this regard, a Cayman Islands court is unlikely to accept a judgment of an amount obtained by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained by the person in whose favor the judgment was given);

       /bullet/ the judgment was not obtained by actual or constructive fraud or duress;

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

       /bullet/ the foreign court has taken jurisdiction on grounds that are recognized by common law rules as to conflict of laws in the Cayman Islands;

       /bullet/ the proceedings in which the judgment was obtained were not contrary to natural justice (i.e., the concept of fair adjudication);


       /bullet/ the proceedings in which the judgment was obtained, the judgment itself and the enforcement of the judgment are not contrary to the public policy of the Cayman Islands;

       /bullet/ the person against whom the judgment is given is subject to the jurisdiction of the Cayman Islands courts; and

       /bullet/ the judgment is not on a claim for contribution in respect of damages awarded by a judgment that does not satisfy the foregoing.

       In addition, a Chinese court will only accept a foreign judgment as evidence of a debt due if it concludes, after reviewing the judgment in accordance with the international treaties concluded or acceded to by China or with the principle of reciprocity, that the judgment does not contradict with the basic principles of the Chinese law and does not violate any state sovereignty, security and social and public interests of China.

       Enforcement of a foreign judgment in the Cayman Islands or China may also be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

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                        SHARES ELIGIBLE FOR FUTURE SALE

       Upon completion of the offering, we will have outstanding 12,400,000 common shares (12,700,000 common shares if the managing underwriter's over-allotment option is exercised in full). Of these shares, the 2,000,000 common shares (2,300,000 shares if the managing underwriter's over-allotment option is exercised in full) sold in the offering will be freely tradable in the public market without restriction or limitation under the Securities Act, except for any common shares held by an "affiliate" (as defined in the Securities Act) of New China Homes. The 10,400,000 common shares held by our existing shareholders immediately before the offering will be "restricted securities" within the meaning of Rule 144.

       In addition, we will or may issue in the future preferred shares, additional warrants or common shares.

       In addition, all existing beneficial owners of common shares who hold an aggregate of 10,400,000 common shares, have entered into lock-up agreements with the underwriters. These persons have agreed not to offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of, any common shares owned by them until the date occurring two years after the date of this prospectus without the prior written consent of the underwriter. All such 10,400,000 common shares will become available for sale two years after the date of this prospectus upon expiration of these lock-up agreements, subject to compliance with Rule 144 promulgated under the Securities Act.

       In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least one year, common shares that have not been registered under the Securities Act or that were acquired from an "affiliate" of New China Homes is entitled to sell within any three-month period the number of common shares that does not exceed the greater of (i) one percent of the number of the then outstanding shares or (ii) the average weekly reported trading volume of the common shares during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to notice requirements and to the availability of current public information about New China Homes and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of New China Homes under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the information, volume, manner of sale and notice provisions of such Rule.

       Before this offering, there has been no active trading market for our common shares. No predictions can be made of the effect, if any, that market sales of common shares or the availability of such common shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of common shares could adversely affect the prevailing market price of common shares, as well as impair our ability to raise capital through the issuance of additional equity securities.

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

                                 UNDERWRITING

       Barron Chase Securities, Inc., the managing underwriter, and Starr Securities, Inc. have agreed to purchase from us, subject to the terms and conditions of the underwriting agreement, an aggregate of 2,000,000 common shares and 2,000,000 common share purchase warrants as follow:

                                             NUMBER OF     NUMBER OF
                UNDERWRITER                    SHARES      WARRANTS
------------------------------------------   ---------     ---------
   Barron Chase Securities, Inc. .........   1,900,000     1,900,000
   Starr Securities, Inc. ................     100,000       100,000
                                             ---------     ---------
     Total ...............................   2,000,000     2,000,000
                                             =========     =========

       These securities are offered by the underwriters subject to prior sale, when, as and if delivered to and accepted by the underwriters and subject to approval of legal matters by counsel and other conditions. The underwriters are committed to purchase all of the securities offered by this prospectus, if any are purchased (other than those covered by the over-allotment option described below).

       We have been advised by the underwriters that the underwriters propose to offer the common shares and warrants to the public at the offering prices indicated on the cover page of this prospectus. The underwriters may allow concessions, in its discretion, to selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") and who agree to sell these securities in conformity with the NASD's Conduct Rules. These concessions will not exceed the amount of the underwriting discount that the underwriter is to receive.

       We have granted to Barron Chase an over-allotment option, exercisable for 45 days from the date on which the SEC declares the registration statement filed with the SEC for this offering to be effective, to purchase up to an additional 300,000 common shares and an additional 300,000 warrants at the respective public offering prices less the underwriting discounts indicated on the cover page of this prospectus. Barron Chase may exercise this option only to cover over-allotments in the sale of the securities being offered by this prospectus.

       Our officers and directors may introduce the underwriters to persons to consider this offering and to purchase the common shares or the warrants either through the underwriters or through participating dealers. In this connection, no securities have been reserved for those purchases and officers and directors will not receive any commissions or any other compensation.

       We have agreed to pay to the underwriters a commission of 10% of the gross proceeds of this offering, including the gross proceeds from the sale of its over-allotment option, if exercised. We have also agreed to pay to Barron Chase a non-accountable expense allowance of 3% of the gross proceeds of this offering including proceeds from any securities purchased upon exercise of its over-allotment option. We have already paid to Barron Chase $50,000 of this non-accountable expense allowance. Barron Chase is responsible for its expenses in excess of the non-accountable expense allowance. To the extent that the expenses of Barron Chase are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to Barron Chase. Barron Chase has informed us that it does not expect sales to discretionary accounts to exceed 5% of the total number of securities that we are offering.

       We have agreed to engage Barron Chase as a financial advisor at a fee of $51,000, which is payable to it on the Closing Date. Under the terms of a financial advisory agreement, Barron Chase has agreed to provide, at our request, advice concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. We have also agreed that if we participate in any transaction which Barron Chase has introduced in writing to us during a period of five years after the closing of this offering, and which is consummated after the Closing, or if we retain the services of Barron Chase in connection with

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

any such transaction, then we will pay for Barron Chase's services an amount equal to 5% of up to one million dollars of value paid or received in the transaction, 4% of the next million of such value, 3% of the next million of such value, 2% of the next million of such value, and 1% of the next million dollars of such value above $4,000,000.

       The holders of all of our currently outstanding securities have agreed that for a period of 24 months from the date of this prospectus they will not offer for sale, or otherwise dispose of the securities beneficially owned by them.

       In addition, all of our shareholders have agreed with us that:

       /bullet/ 25% of their common shares will be canceled if our net income is less than US$ 10 million in the one-year period commencing on the first day of the month following the closing of this offering; and

       /bullet/ 25% of their common shares will be canceled if our net income is less than US$ 20 million in the following one-year period.

       We have also agreed with the managing underwriter that the current members of our Board of Directors may not be removed, other than for cause, until April 30, 2002. In this context, the term "cause" means:

        (a) The engaging by the director in fraudulent conduct, as evidenced by a final judgment, order or decree of a court or administrative agency of competent jurisdiction, whether civil, criminal administrative or investigative, which a majority of the remaining directors reasonably determine has or would have a material adverse impact on the Company in the conduct of the Company's business;

        (b) Conviction of the director of a criminal offense which would be a felony in the United States of America, as evidenced by a binding judgment, order or decree of a court of competent jurisdiction, which a majority of the remaining directors reasonably determine has or could have a material adverse impact on the Company in the conduct of the Company's business; or

        (c) Willful refusal by the director to perform the Board member's lawful duties or responsibilities.

       Before this offering, there has been no public market for our common shares or warrants. Consequently, the initial public offering prices for these securities and the terms and exercise price of the warrants have been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering prices were the history of, and the prospects for, our business, an assessment of our management, our past and present operations, our development and the general condition of the securities market at the time of this offering. The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings, or other established criteria of value. The trading prices of our securities are subject to change as a result of market conditions and other factors, and we cannot assure you that a public market for our common shares or warrants will develop after this offering, or if a public market in fact develops, that it will be sustained, or that the common shares or the warrants can be resold at any time at the offering or any other price. See "Risk Factors" beginning on page 14.

       Upon the closing of this offering, we will issue to the managing underwriter and/or persons related to the managing underwriter, for nominal consideration, the warrants to purchase up to 200,000 common shares and warrants to purchase up to 200,000 warrants. We refer to these warrants as "underwriter warrants." These underwriter warrants may be exercised by the holders during the five-year period commencing the date that the SEC declares our registration statement to be effective. These underwriter warrants may be exercised at a price of $8.25 per common share and $0.20625 per warrant, which is 165% of the initial public offering price of our common shares and warrants. Each Underwriter Underlying Warrant will be exercisable for a five-year period commencing on the Effective Date to purchase one share of common shares at an exercise price of $9.4875 per common share. The underwriter warrants may not be sold, transferred, assigned or hypothecated for a period of twelve months from the effective date of our registration statement by the holder, except (1) to officers of the underwriter and members of the selling group and their officers and partners; (2) by will; or (3) by operation of law.

       The underwriter warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The holders of the underwriter warrants may also elect to exercise them without paying cash upon exercise, by instructing us to withhold from the securities issuable upon exercise a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise. This "cashless" exercise provision has the effect of requiring us to issue common shares without a corresponding increase in capital, and will have the same dilutive effect on the interests of our shareholders as a cash exercise.

       The underwriter warrants and the securities issuable upon their exercise may not be offered for sale except in compliance with the applicable provisions of the Securities Act. We have agreed that if we cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the SEC during the seven-year period following the effective date of our registration statement, the holders of the underwriter warrants may request us to include in such registration statement or offering statement their underwriter warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, we have agreed that, upon request by the holders of 50% or more of the underwriter warrants during the period commencing one year from the effective date of our registration statement and expiring four years thereafter, we will, under specified circumstances, register the underwriter warrants and/or any of the securities issuable upon their exercise.


       To facilitate the offering of the common shares and warrants, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares and warrants. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the common shares and warrants for its own account. In addition, to cover over-allotments or to stabilize the price of the common shares and warrants, the underwriters may bid for, and purchase, common shares and warrants in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the common shares and warrants in the offering, if the underwriters purchases previously distributed common shares or warrants in transactions to cover the underwriters' short position in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common shares and warrants above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

       We have agreed to indemnify the underwriters against any costs or liabilities incurred by the underwriters by reason of misstatements or omissions to state material facts in connection with the statements made in our registration statement and this prospectus. The underwriters have in turn agreed to indemnify us against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement and this prospectus, based on information relating to the underwriters and furnished in writing by the underwriters. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public and therefore unenforceable.

                                    EXPERTS

       The consolidated financial statements of New China Homes as of March 31, 1998 and 1999 and for each of the three years ended in the period ending March 31, 1999 included in this prospectus have been audited by Deloitte Touche Tohmatsu, independent auditors, 26th Floor, Wing On Centre, 111 Connaught Road Central, Hong Kong, as stated in their report appearing herein, and are included in reliance upon the authority of such firm upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

       The validity of the common shares and warrants offered by this prospectus will be passed upon for us by Baker & McKenzie, 1200 Brickell Avenue, Suite 1900, Miami, Florida 33131. Legal matters in connection with the offering will be passed upon for the Underwriter by David A. Carter, P.A., 2300 Glades Road, Suite 210--West Tower, Boca Raton, Florida 33431.

       The due organization and good standing of the Company in the Cayman Islands law will be passed upon for us by Walkers, P.O. Box 265GT, Walker House, Grand Cayman, Cayman Islands. Legal matters as to Chinese law will be passed upon for us by the Tian Da Law Office, Business Office Rooms No. 1206-1207, Block A, Kuntai Building, Chaowai Dai Street, Beijing, the Peoples Republic of China. In rendering their opinion, Baker & McKenzie, Miami, Florida may rely as to matters of Cayman Islands law on the opinion of Walkers.

                      WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, and the exhibits and schedules thereto.

       You should refer to the registration statement for further information. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or document.

       Upon declaration by the Securities and Exchange Commission of the effectiveness of the registration statement, we will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. Under the Exchange Act, we will be required to file reports and other information with the Securities and Exchange Commission. Specifically, we will be required to file annually a Form 20-F no later than six months after the close of our fiscal year, which is March 31. Copies of the registration statement, its accompanying exhibits, as well as such reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. As a foreign private issuer, we are exempt from the rules under the Exchange act prescribing the furnishing and content of proxy statements, and officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

       Currently, the financial statements have been prepared in accordance with Hong Kong GAAP and have been reconciled to U.S. GAAP.

       We will furnish our shareholders with annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with Hong Kong GAAP. We intend, although we are not obligated to do so due to our status as a foreign private issuer, to furnish our shareholders with quarterly reports by mail with the assistance of a corporate services provider which will include unaudited interim financial information prepared in conformity with Hong Kong GAAP for each of the first three quarters of each fiscal year following the end of each such quarter. We may discontinue providing quarterly reports at any time without prior notice to our shareholders.

                             NEW CHINA HOMES, LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent auditors' report .............................................................       F-2

Consolidated statements of operations for the years ended March 31, 1997, 1998 and 1999
 and the six-months ended September 30, 1998 and 1999 (unaudited) ........................       F-3

Consolidated balance sheets at March 31, 1998 and 1999 and September 30, 1999
 (unaudited) .............................................................................       F-4

Consolidated statements of cash flows for the years ended March 31, 1997, 1998 and 1999
 and the six-months ended September 30, 1998 and 1999 (unaudited) ........................    F-5 - F-6

Consolidated statements of changes in stockholder's equity for the years ended March 31,
 1997, 1998, 1999 and the six-months ended September 30, 1999 (unaudited) ................       F-7

Notes to consolidated financial statements ...............................................   F-8 - F-24

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of New China Homes, Ltd.

     We have audited the accompanying consolidated balance sheets of New China Homes, Ltd. and subsidiaries as of March 31, 1998 and 1999 and the related consolidated statements of operations, cash flows and changes in stockholder's equity for each of the three years in the period ended March 31, 1999, all expressed in Hong Kong dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Hong Kong which do not differ in any material respects from those in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of New China Homes, Ltd. and its subsidiaries as of March 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999 in conformity with accounting principles generally accepted in Hong Kong (which differ in certain material respects from accounting principles generally accepted in the United States of America--see note 16).

Deloitte Touche Tohmatsu

Hong Kong
July 15, 1999 except for notes 1 and 15 as to which the date is August 10, 1999

                             NEW CHINA HOMES, LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED MARCH 31,                        SIX MONTHS ENDED SEPTEMBER 30,
                                  ------------------------------------------------------- ----------------------------------------
                                      1997           1998           1999         1999          1998          1999         1999
                                  ------------ --------------- ------------- ------------ ------------- ------------- ------------
                                       HK$           HK$            HK$           US$          HK$           HK$           US$
                                                                                           (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Revenues:
 Home sales .....................         --      73,915,682    269,918,839   34,828,238   101,776,018   115,620,847   14,918,819
 Interest income ................         --         175,476        305,006       39,355       111,441       109,225       14,093
 Other income ...................         --         106,726        606,383       78,243       410,280       216,222       27,900
                                      ------      ----------    -----------   ----------   -----------   -----------   ----------
Total revenues ..................         --      74,197,884    270,830,228   34,945,836   102,297,739   115,946,294   14,960,812
                                      ------      ----------    -----------   ----------   -----------   -----------   ----------
Cost and expenses:
 Cost of home sales .............         --      67,101,107    208,682,091   26,926,721    80,822,729    90,849,838   11,722,560
 Selling, general and
   Administrative
   Expenses .....................     10,609      10,457,371     13,481,984    1,739,611     7,312,656     8,071,682    1,041,507
 Interest expense ...............         --       1,451,955      6,306,527      813,746     1,962,622     1,799,258      232,162
                                      ------      ----------    -----------   ----------   -----------   -----------   ----------
Total cost and expenses .........     10,609      79,010,433    228,470,602   29,480,078    90,098,007   100,720,778   12,996,229
                                      ------      ----------    -----------   ----------   -----------   -----------   ----------
(Loss) income before minority
 interests and income taxes .....    (10,609)     (4,812,549)    42,359,626    5,465,758    12,199,732    15,225,516    1,964,583
Income taxes (note 5) ...........         --      (1,131,674)    15,706,408    2,026,633     4,553,762     5,708,190      736,541
                                     -------      ----------    -----------   ----------   -----------   -----------   ----------
(Loss) income before
 minority interests .............    (10,609)     (3,680,875)    26,653,218    3,439,125     7,645,970     9,517,326    1,228,042
Minority interests ..............         --         (41,358)       570,569       73,622       162,990       208,608       26,917
                                     -------      ----------    -----------   ----------   -----------   -----------   ----------
Net (loss) income ...............    (10,609)     (3,639,517)    26,082,649    3,365,503     7,482,980     9,308,718    1,201,125
                                     =======      ==========    ===========   ==========   ===========   ===========   ==========
(Loss) earnings per share--
 basic ..........................     (10.61)      (3,639.52)     26,082.65     3,365.50      7,482.98          0.90         0.12
                                     =======      ==========    ===========   ==========   ===========   ===========   ==========
Weighted average number of
 shares--basic ..................      1,000           1,000          1,000        1,000         1,000    10,400,000   10,400,000
                                     =======      ==========    ===========   ==========   ===========   ===========   ==========
Pro Forma earnings per
 share--basic (unaudited) .......                                      2.51         0.32
                                                                ===========   ==========
Pro Forma shares used in
 computing net earnings
 per share ......................                                10,400,000   10,400,000
                                                                ===========   ==========

                 See notes to consolidated financial statements

                             NEW CHINA HOMES, LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                    MARCH 31,
                                                    ------------------------------------------       SEPTEMBER 30,
                                                          1998           1999         1999                 1999
                                                    --------------- ------------- ------------ ---------------------------
                                                          HK$            HK$           US$          HK$           US$
                                                                                                (UNAUDITED)   (UNAUDITED)
ASSETS
Cash and cash equivalents .........................    13,012,737     15,197,211    1,960,930    25,832,617    3,333,241
Restricted cash (note 7) ..........................     4,982,793      4,140,889      534,308     5,363,807      692,104
Land and lots under development and
 completed homes (note 4) .........................    75,311,455    133,561,687   17,233,766   120,118,939   15,499,218
Plant, equipment and construction-in-progress,
 net (note 8) .....................................    25,374,633     35,959,160    4,639,891    47,440,614    6,121,369
Trade and other accounts receivable ...............     4,134,705     23,454,080    3,026,333    33,411,895    4,311,212
Due from related parties (note 10) ................       836,470      3,022,109      389,950     2,658,921      343,087
Deferred income taxes (note 5) ....................     1,132,732             --           --            --           --
Other prepaid taxes (note 6) ......................            --      2,151,544      277,619     2,151,544      277,619
Advances to suppliers .............................            --        825,031      106,456            --           --
Deferred compensation costs .......................            --             --           --     5,489,583      708,333
Deferred offering costs ...........................            --        848,789      109,521     4,157,332      536,430
Prepaid expenses and other assets .................     1,494,158      2,340,207      301,962     3,637,008      469,291
Pre-operating expenditure, at cost less
 accumulated amortization of 1998:
 HK$ 117,944 and 1999: HK$ 202,900.................       906,578        703,678       90,797       601,217       77,576
                                                       ----------    -----------   ----------   -----------   ----------
Total assets ......................................   127,186,261    222,204,385   28,671,533   250,863,477   32,369,480
                                                      -----------    -----------   ----------   -----------   ----------
LIABILITIES AND STOCKHOLDER'S
 EQUITY (DEFICIT)
Liabilities:
 Bank borrowings (note 9) .........................            --     35,004,677    4,516,733    43,148,601    5,567,561
 Due to related parties (note 10) .................   104,838,828     96,335,274   12,430,358    28,065,690    3,621,379
 Customer deposits ................................    12,682,845     16,770,925    2,163,990    11,994,889    1,547,728
 Trade accounts payable and
   accrued expenses ...............................    11,813,788     31,733,485    4,094,643    28,796,584    3,715,688
 Income taxes payable .............................            --     10,491,689    1,353,766    14,573,917    1,880,505
 Deferred income taxes (note 5) ...................            --      4,081,987      526,708     5,707,949      736,510
 Other taxes payable ..............................       120,417      2,959,951      381,929     3,639,874      469,661
                                                      -----------    -----------   ----------   -----------   ----------
Total liabilities .................................   129,455,878    197,377,988   25,468,127   135,927,504   17,539,032
Minority interests ................................       842,633      1,783,920      230,183     1,992,528      257,100
Commitments and contingencies (note 11)
Stockholder's equity (deficit):
 Common shares US$1 par value, authorized
   50,000 shares, issued and fully paid 1,000
   shares at March 31, 1998 and 1999 and
   authorized 50,000,000 shares, issued and
   fully paid 10,400,000 shares (unaudited) at
   September 30, 1999 .............................         7,750          7,750        1,000    80,600,000   10,400,000
 Preferred shares US$1 par value, none
   authorized, issued and fully paid at
   March 31, 1998 and 1999 and authorized
   5,000,000 shares, none issued and fully paid
   (unaudited) at September 30, 1999 ..............            --             --           --            --           --
 (Accumulated loss) retained earnings .............    (3,117,851)    22,964,798    2,963,200    32,273,516    4,164,325
 Cumulative translation adjustment ................        (2,149)        69,929        9,023        69,929        9,023
                                                      -----------    -----------   ----------   -----------   ----------
Total stockholder's (deficit) equity ..............    (3,112,250)    23,042,477    2,973,223   112,943,445   14,573,348
                                                      -----------    -----------   ----------   -----------   ----------
Total liabilities and stockholder's equity ........   127,186,261    222,204,385   28,671,533   250,863,477   32,369,480
                                                      ===========    ===========   ==========   ===========   ==========

                 See notes to consolidated financial statements

                             NEW CHINA HOMES, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED MARCH 31,
                                                ----------------------------------------------------------------
                                                      1997            1998            1999             1999
                                                --------------- --------------- ---------------- ---------------
                                                      HK$             HK$              HK$             US$
Cash flows from operating activities:
 Net (loss) income ............................       (10,609)     (3,639,517)      26,082,649       3,365,503
 Adjustments to reconcile net (loss)
  income to net cash used in
  operating activities:
  Depreciation ................................            --         131,518          588,228          75,900
  Minority interests ..........................            --         (41,358)         570,569          73,622
  Amortization of deferred
   Compensation costs .........................            --              --               --              --
  Amortization of pre-operating
   Expenditure ................................            --         117,944          202,900          26,181
  Deferred income taxes .......................            --      (1,131,674)       5,214,719         672,867
Changes in operating assets and
 liabilities:
 Land and lots under Development
  and completed Homes .........................            --     (75,311,455)     (58,250,232)     (7,516,158)
 Trade and other accounts
  Receivable ..................................            --      (4,134,705)     (19,319,375)     (2,492,822)
 Other prepaid taxes ..........................            --              --       (2,151,544)       (277,619)
 Advances to suppliers ........................            --              --         (825,031)       (106,456)
 Prepaid expenses and other Assets ............    (6,426,876)      4,943,211         (773,971)        (99,867)
 Customer deposits ............................            --      12,682,845        4,088,080         527,494
 Trade accounts payable and
  Accrued expenses ............................            --      11,807,788       19,919,697       2,570,283
 Due to related parties .......................            --      20,459,065          (61,904)         (7,988)
 Income taxes payable .........................            --              --       10,491,689       1,353,766
 Other taxes payable ..........................            --         120,417        2,839,534         366,392
                                                   ----------     -----------      -----------      ----------
Net cash (used in) provided by
 operating activities .........................    (6,437,485)    (33,995,921)     (11,383,992)     (1,468,902)
                                                   ----------     -----------      -----------      ----------
Cash flows from investing activities:
 Purchase of plant, equipment
  and expenditure on
  construction-in-progress ....................            --     (25,506,151)     (11,172,755)     (1,441,646)
 Placing of restricted cash ...................            --      (4,978,136)      (3,814,712)       (492,221)
 Receipt of restricted cash ...................            --              --        4,656,616         600,854
 Advances to related parties ..................            --        (835,688)      (2,185,639)       (282,018)
 Repayment from related Parties ...............            --              --               --              --
 Pre-operating expenditure ....................            --      (1,024,522)              --              --
                                                   ----------     -----------      -----------      ----------
Net cash used in investing activities .........            --     (32,344,497)     (12,516,490)     (1,615,031)
                                                   ----------     -----------      -----------      ----------
Cash flows from financing activities:
 Increase in short-term bank
  Borrowings ..................................            --              --       53,713,751       6,930,806
 Repayment of short-term bank
  Borrowings ..................................            --              --      (18,709,074)     (2,414,074)
 Advances from related parties ................     6,429,307      78,469,164       19,541,922       2,521,538
 Repayment to related parties .................            --              --      (27,983,572)     (3,610,783)
 Deferred offering costs incurred .............            --              --         (848,789)       (109,521)
 Contribution from minority
  Shareholder .................................            --         883,991          370,718          47,835
                                                   ----------     -----------      -----------      ----------
Net cash provided by financing
 activities ...................................     6,429,307      79,353,155       26,084,956       3,365,801
                                                   ----------     -----------      -----------      ----------
Net (decrease) increase in cash
 And cash equivalents .........................        (8,178)     13,012,737        2,184,474         281,868
Cash and cash equivalents,
 Beginning of year/period .....................         8,178              --       13,012,737       1,679,062
                                                   ----------     -----------      -----------      ----------
Cash and cash equivalents,
 end Of year/period ...........................            --      13,012,737       15,197,211       1,960,930
                                                   ==========     ===========      ===========      ==========

                                                        SIX MONTHS ENDED SEPTEMBER 30,
                                                -----------------------------------------------
                                                      1998            1999            1999
                                                --------------- --------------- ---------------
                                                      HK$             HK$             US$
                                                  (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
 Net (loss) income ............................     7,482,980       9,308,718       1,201,125
 Adjustments to reconcile net (loss)
  income to net cash used in
  operating activities:
  Depreciation ................................       274,341         328,854          42,433
  Minority interests ..........................       162,990         208,608          26,917
  Amortization of deferred
   Compensation costs .........................            --       1,097,917         141,667
  Amortization of pre-operating
   Expenditure ................................       100,436         102,461          13,221
  Deferred income taxes .......................            --       1,625,962         209,801
Changes in operating assets and
 liabilities:
 Land and lots under Development
  and completed Homes .........................    (4,852,445)     13,442,748       1,734,548
 Trade and other accounts
  Receivable ..................................    (6,188,385)     (9,957,815)     (1,284,879)
 Other prepaid taxes ..........................            --              --              --
 Advances to suppliers ........................            --         825,031         106,456
 Prepaid expenses and other Assets ............    (1,719,319)     (1,296,801)       (167,329)
 Customer deposits ............................      (123,588)     (4,776,036)       (616,263)
 Trade accounts payable and
  Accrued expenses ............................    11,937,616      (2,936,901)       (378,955)
 Due to related parties .......................     5,668,451      (1,504,078)       (194,075)
 Income taxes payable .........................     4,553,761       4,082,228         526,739
 Other taxes payable ..........................       520,712         679,923          87,732
                                                   ----------      ----------      ----------
Net cash (used in) provided by
 operating activities .........................    17,817,550      11,230,819       1,449,138
                                                   ----------      ----------      ----------
Cash flows from investing activities:
 Purchase of plant, equipment
  and expenditure on
  construction-in-progress ....................    (8,718,869)    (11,810,308)     (1,523,911)
 Placing of restricted cash ...................    (3,307,666)     (7,433,424)       (959,152)
 Receipt of restricted cash ...................     1,133,837       6,210,506         801,356
 Advances to related parties ..................    (2,187,942)       (661,443)        (85,347)
 Repayment from related Parties ...............            --       1,024,631         132,210
 Pre-operating expenditure ....................            --              --              --
                                                   ----------     -----------      ----------
Net cash used in investing activities .........   (13,080,640)    (12,670,038)     (1,634,844)
                                                  -----------     -----------      ----------
Cash flows from financing activities:
 Increase in short-term bank
  Borrowings ..................................    30,327,409      39,289,055       5,069,556
 Repayment of short-term bank
  Borrowings ..................................   (18,709,074)    (31,145,131)     (4,018,727)
 Advances from related parties ................     9,116,579      11,580,469       1,494,254
 Repayment to related parties .................   (10,289,991)     (4,341,225)       (560,158)
 Deferred offering costs incurred .............            --      (3,308,543)       (426,909)
 Contribution from minority
  Shareholder .................................       370,718              --              --
                                                  -----------     -----------      ----------
Net cash provided by financing
 activities ...................................    10,815,641      12,074,625       1,558,016
                                                  -----------     -----------      ----------
Net (decrease) increase in cash
 And cash equivalents .........................    15,552,551      10,635,406       1,372,311
Cash and cash equivalents,
 Beginning of year/period .....................    13,012,737      15,197,211       1,960,930
                                                  -----------     -----------      ----------
Cash and cash equivalents,
 end Of year/period ...........................    28,565,288      25,832,617       3,333,241
                                                  ===========     ===========      ==========

                             NEW CHINA HOMES, LTD.

                                                       YEAR ENDED MARCH 31,
                                      -------------------------------------------------------
                                        1997        1998            1999            1999
                                      ------- --------------- --------------- ---------------
                                        HK$         HK$             HK$             US$
Supplemental cash flow information:
Cash paid during the year/period for:
 Income taxes .......................    --              --              --              --
                                      =====      ==========      ==========      ==========
 Interest ...........................    --       4,908,060       8,627,850       1,113,271
 Interest capitalized ...............    --      (4,908,060)     (8,627,850)     (1,113,271)
                                      -----      ----------      ----------      ----------
 Interest (net of amount
  Capitalized) ......................    --              --              --              --
                                      =====      ==========      ==========      ==========
Non cash transactions:
 Conversion of payable to holding
  Company to common shares
  (note 1) ..........................    --              --              --              --
                                      =====      ==========      ==========      ==========
 Conversion of compensation Payable
  to consultants to common shares
  (note 1) ..........................    --              --              --              --
                                      =====      ==========      ==========      ==========

                                             SIX MONTHS ENDED SEPTEMBER 30,
                                      --------------------------------------------
                                            1998            1999          1999
                                      --------------- --------------- ------------
                                            HK$             HK$            US$
                                        (UNAUDITED)     (UNAUDITED)    (UNAUDITED)
Supplemental cash flow information:
Cash paid during the year/period for:
 Income taxes .......................            --              --           --
                                         ==========      ==========     ========
 Interest ...........................     4,505,409       1,548,228      199,771
 Interest capitalized ...............    (4,505,409)     (1,548,228)    (199,771)
                                         ----------      ----------     --------
 Interest (net of amount
  Capitalized) ......................            --              --           --
                                         ==========      ==========     ========
Non cash transactions:
 Conversion of payable to holding
  Company to common shares
  (note 1) ..........................            --      74,004,750    9,549,000
                                         ==========      ==========    =========
 Conversion of compensation Payable
  to consultants to common shares
  (note 1) ..........................            --       6,587,500      850,000
                                         ==========      ==========    =========

                 See notes to consolidated financial statements

                             NEW CHINA HOMES, LTD.

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S (DEFICIT) EQUITY

                                                                                  (ACCUMULATED
                                            COMMON SHARES           CUMULATIVE       LOSS)            TOTAL
                                    -----------------------------  TRANSLATION      RETAINED      STOCKHOLDER'S
                                        SHARES         AMOUNT       ADJUSTMENT      EARNINGS     (DEFICIT) EQUITY
                                    ------------- --------------- ------------- --------------- -----------------
                                                        HK$            HK$            HK$              HK$
Balance at April 1, 1996 ..........       1,000           7,750           --          532,275           540,025
Net loss ..........................          --              --           --          (10,609)          (10,609)
                                     ----------      ----------       ------       ----------       -----------
Balance at March 31, 1997 .........       1,000           7,750           --          521,666           529,416
Net loss ..........................          --              --           --       (3,639,517)       (3,639,517)
Translation adjustment ............          --              --       (2,149)              --            (2,149)
                                     ----------      ----------       ------       ----------       -----------
Balance at March 31, 1998 .........       1,000           7,750       (2,149)      (3,117,851)       (3,112,250)
Net income ........................          --              --           --       26,082,649        26,082,649
Translation adjustment ............          --              --       72,078               --            72,078
                                     ----------      ----------       ------       ----------       -----------
Balance at March 31, 1999 .........       1,000           7,750       69,929       22,964,798        23,042,477
(Unaudited)
Issue of shares (adjusted for
 stock split) .....................  10,399,000      80,592,250           --               --        80,592,250
Net income ........................          --              --           --        9,308,718         9,308,718
                                     ----------      ----------       ------       ----------       -----------
Balance at September 30, 1999 .....  10,400,000      80,600,000       69,929       32,273,516       112,943,445
                                     ==========      ==========       ======       ==========       ===========
US$ equivalent--balance at
 March 31, 1999 ...................               US$     1,000    US$ 9,023    US$ 2,963,200    US$  2,973,223
                                                  =============    =========    =============    ==============
US$ equivalent--balance at
 September 30, 1999 (unaudited) ...               US$10,400,000    US$ 9,023    US$ 4,164,325    US$ 14,573,348
                                                  =============    =========    =============    ==============

                 See notes to consolidated financial statements

                             NEW CHINA HOMES, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF FINANCIAL STATEMENTS

     New China Homes, Ltd. (the "Company") was incorporated in the Cayman Islands on January 6, 1999 as a wholly owned subsidiary of Far East Consortium Limited ("Far East").

     On February 23, 1999, Far East transferred all its shares in its wholly owned subsidiary, Far East Consortium China Investments Limited, to the Company for a consideration of HK$ 600,000. This was satisfied by an inter-company loan from the shareholder to the Company. The transfer of shares has been accounted for as a reorganization of entities under common control similar to a pooling of interests. The accompanying financial statements include the consolidated results of operations and financial position of the Company and its subsidiaries for all periods presented.

     The Company operates through a subsidiary incorporated in the Hong Kong Special Administrative Region ("Hong Kong") of the People's Republic of China ("China") and a subsidiary in Shanghai, China. At March 31, 1999 the Company was wholly owned by Far East. Its ultimate holding company is Far East Consortium International Limited ("Far East International"), a company incorporated in the Cayman Islands and listed in Hong Kong.

     At March 31, 1999, the Company had the following subsidiaries:

      Shanghai Chingchu Property Development Company Limited ("Chingchu") (incorporated in China)--98.2% owned by Far East Consortium China Investments Limited and the remaining 1.8% owned by Shanghai Qilian Real Estate Development General Company. Chingchu is registered as a Sino-foreign equity joint venture with limited liability for a period of 70 years from April 24, 1997 to April 23, 2067.

      Far East Consortium China Investments Limited (incorporated in Hong
      Kong)--100% owned.

     The Company, through its Hong Kong subsidiary, owns Chingchu which is developing a property in Shanghai for the sale of residential housing in a development known as Chingchu CALIFORNIA GARDENS. The Company is currently dependent on this project for its earnings and its revenues and profitability may be affected by a number of factors including local market conditions, regulatory approvals, availability of financing to the Company and prospective purchasers of the Chingchu's real estate.

     The financial statements of the Company and its subsidiaries have been prepared in accordance with accounting principles generally accepted in Hong Kong ("HK GAAP") which differ from those used in the statutory accounts of its subsidiary in China, which is prepared in accordance with the accounting principles and the relevant financial regulations applicable to the joint venture as established by the Ministry of Finance of China. The principal adjustments made to conform the statutory accounts of Chingchu to HK GAAP are as follows:

     /bullet/ to recognize revenue on a percentage of completion basis and the related cost of sales

     /bullet/ to record deferred income taxes and business tax as a result of the differences in revenue recognition

     The dividends from the Company will be declared based on the profits reported in the statutory financial statements of the subsidiaries. In the statutory accounts of Chingchu, revenue is recognized under full accrual method modified with pre-agreed profit level with local tax authorities. The accumulated losses

                             NEW CHINA HOMES, LTD.

1. ORGANIZATION AND BASIS OF FINANCIAL STATEMENTS--continued

as at March 31, 1998 and distributable retained earnings as at March 31, 1999 are approximately HK$ 14,409,000 and HK$ 5,617,000. The retained earnings as at March 31, 1998 and the accumulated losses as at March 31, 1999 of the Company and its Hong Kong subsidiary are HK$ 598,000 and HK$ 10,946,000, respectively.

     On April 2, 1999, the Company entered into management service agreements with four consultants for a three year period effective on that date. In consideration these parties were paid a total of US$ 850,000 in cash which was required under these agreements to be used in exchange for the issue of a total of 850 shares at a price of US$ 1,000 per share, which were also issued on that date. The consulting agreements establish net income thresholds for the first and second years following the closing date of a proposed offering of the Company's common shares and in each of these two years 25% of the shares are subject to redemption and cancellation by the Company in the event the net income thresholds are not met. On April 2, 1999 the Company also issued 9,549 shares at US$ 1,000 per share to Far East for cash of US$ 9,549,000, which has been used to offset an equivalent amount of the payable to Far East.

     In connection with the public offering of common shares by the Company, on August 10, 1999 the Company effected a recapitalization whereby the common shares and preferred shares authorized were increased to 50,000,000 and 5,000,000, respectively, from 50,000 common shares and no preferred shares, respectively. The Company further allotted and credited as fully paid 9,540,450 common shares to Far East and a total of 849,150 common shares to the above mentioned consultants at a par value of US$ 1.00 each by utilizing the additional paid-in capital recorded in the April 1999 issues of shares and US$ 999 from retained earnings. This stock split is reflected in the accompanying financial statements for each period presented and earnings per share has been computed after adjusting for the stock split. On the same date, the Company changed its name from China Homes, Limited to New China Homes, Ltd.

2. RESTATEMENT

     The Company has restated the accompanying financial statements to reflect a mistake in calculating the construction cost of Chingchu CALIFORNIA GARDENS as a result of the under accrual of certain infrastructure costs for Phase I at March 31, 1998, which were originally recorded in the year ended March 31, 1999.

     A summary of the impact of this restatement on stockholders' equity (deficit) as of March 1998 and 1999 and earnings (loss) and earnings (loss) per share for the years ended March 1998 and 1999 is as follows:

                                               PREVIOUSLY REPORTED                        AS RESTATED
                                       ------------------------------------ ---------------------------------------
                                           1998        1999         1999          1998          1999        1999
                                       ----------- ------------ ----------- --------------- ------------ ----------
                                           HK$          HK$         US$           HK$            HK$         US$
Stockholder's equity (deficit) .......  3,823,696   23,224,513   2,996,712     (3,112,250)   23,042,477  2,973,223
                                        =========   ==========   =========     ==========    ==========  =========
Net income (loss) ....................  3,289,866   19,328,703   2,494,026     (3,639,517)   26,082,649  3,365,503
                                        =========   ==========   =========     ==========    ==========  =========
Earnings (loss) per share--basic .....   3,289.87    19,328.70    2,494.03      (3,639.52)    26,082.65   3,365.50
                                        =========   ==========   =========     ==========    ==========  =========

                             NEW CHINA HOMES, LTD.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF CONSOLIDATED FINANCIAL STATEMENTS -- The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in Hong Kong ("HK GAAP") which differ in certain material respects from accounting principles generally accepted in the United States ("US GAAP"). See Note 16.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the assets, liabilities, revenues and expenses of all subsidiaries. All material intercompany transactions and balances have been eliminated.

     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts, and time certificates of deposit with original maturity of three months or less.

     LAND AND LOTS UNDER DEVELOPMENT AND COMPLETED HOMES -- Land and lots under development and completed homes comprise land at cost, construction costs, interest costs and attributable profit to date, less sales proceeds received and receivable and provision for possible losses to write down to fair value. The estimates utilized in calculating the fair value of land, lots under development and completed homes requires significant judgment relating to the level of sales prices, rate of new home sales, amount of marketing costs and price discounts needed in order to stimulate sales, rate of increase in the cost of building materials and labor, introduction of building code modifications, and level of consumer confidence in the economy. Accordingly, it is likely that changes in estimates will occur. During the years ended March 31, 1998 and 1999 and the three months ended September 30, 1999 (unaudited) there were no provisions made for impairment of these assets.

     Costs related to development of land or construction are capitalized. The cost of land and construction are allocated to sales based on area methods such as specific identification as allocation based on relative value is impracticable. Construction costs include all subcontractors, direct material and labor costs, and utility connection rights as well as indirect costs related to subcontract or performance, such as indirect labor and supplies. Indirect costs that do not clearly relate to development or construction, including general and administrative expenses, are charged to expense as incurred. Real estate taxes, insurance and interest are capitalized only during the period in which activities necessary to get the property ready for its intended use are in progress.

     Completed homes are held for sale and stated at the lower of cost or fair value less costs to sell and are reported net of valuation reserves.

     PLANT, EQUIPMENT AND CONSTRUCTION-IN-PROGRESS -- Plant and equipment is stated at cost. Depreciation and amortization is provided using the straight line method based on the estimated useful lives of the plant and equipment, after taking into account their residual value being 5 to 11 years. Assets held under capital leases are depreciated over their estimated useful lives on the same basis as owned assets. There were no assets held under capital leases for any of the periods presented.

     Construction-in-progress represent the common facilities of Chingchu CALIFORNIA GARDENS which are currently under construction. These facilities will be retained by the Company as fixed assets upon completion of the construction. This includes interest arising from borrowings used to finance these assets during the period of construction. Interest capitalized was nil in 1997, HK$ 631,218 in 1998 and HK$ 773,401 in 1999. The Company intends to retain ownership of the common facilities and either operate them or eventually sell the amenities. This has yet to be decided. The fair value of the amenities was

                             NEW CHINA HOMES, LTD.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--continued

determined using an undiscounted cash flow model. Upon completion the common facilities will be depreciated over a period of 15 years.

     DEFERRED OFFERING COSTS -- Deferred offering costs represent expenses incurred by the Company that are directly attributable to the Company's initial public offering. These costs will be written off against the proceeds from the offering.

     DEFERRED COMPENSATION COSTS -- Deferred compensation costs represents those costs paid to four consultants in respect of management service agreements as discussed in note 1. These costs shall be recognized over the periods of the service and any unearned portion shall be shown as an asset in the balance sheet.

     PRE-OPERATING EXPENDITURE -- Pre-operating expenditure represents those costs incurred in the period prior to the commencement of the commercial operation of a new business. Such expenses are deferred where they are directly related to placing the new business into commercial operation, and to the extent that they are expected to be recovered from future revenues. The expenditure is expensed on a straight line basis, over a period of five years from the date of commencement of full operations.

     INCOME TAXES -- The charge for income taxes is based on the results for the year as adjusted for items which are non-assessable or disallowed. Timing differences arise from the recognition for tax purposes of certain items of income and expense in a different accounting period from that in which they are recognized in the financial statements. The tax effect of timing differences, computed under the liability method, is recognized as deferred taxation in the financial statements to the extent that it is probable a liability or asset will crystalize in the foreseeable future.

     ALLOWANCE FOR WARRANTIES -- Homes purchased are provided with a two-year warranty against certain building defects as stipulated in China building regulations. This is covered by a warranty from the contractors who have built the homes. The Company does not record any warranty costs. A portion of the amounts to be paid to the contractors is withheld by the Company to cover any potential liability under this warranty. Historically, excess cash withheld by the Company was adequate to cover the warranty liabilities.

     RECOGNITION OF INCOME -- When homes are sold in advance of completion, profit recognized is calculated under a percentage of completion method when construction has progressed beyond the preliminary stage. The percentage used is the proportion of construction cost incurred at the balance sheet date to estimated total construction cost. Revenues recognized on this basis are limited to the amount of sales proceeds received and receivable.

     FOREIGN CURRENCY TRANSLATION -- The consolidated financial statements of the Company are presented in Hong Kong dollars. The Company's principal subsidiary conducts substantially all of its business in Renminbi.

     Assets and liabilities denominated in currencies other than the Hong Kong dollars are translated at year end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Gains or losses from such foreign currency transactions are included in net income and amounted to nil in 1997, a gain of HK$ 83,399 in 1998 and a loss of HK$ 33,306 in 1999.

     On consolidation, the financial statements of the subsidiary in China are translated from Renminbi, being its functional currency, into Hong Kong dollars. Accordingly all assets and liabilities are translated at

                             NEW CHINA HOMES, LTD.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--continued

the exchange rate prevailing at the balance sheet date and all income and expenditure items are translated at the average rates for each of the years. Adjustments arising from translating the foreign currency financial statements are reported as a separate component of stockholder's equity.

     EARNINGS (LOSS) PER SHARE -- Earnings (loss) per share was computed based on a weighted average number of shares outstanding of 1,000 in 1997, 1998 and 1999, after adjusting for the 999 for 1 stock split discussed in note 1. Basic earnings (loss) per share for each period presented is equal to diluted earnings per share.

     PRO FORMA EARNINGS PER SHARE -- Pro Forma earnings per share have been presented for the year ended March 31, 1999 computed by dividing the net income by the number of shares outstanding after the increases in the issued share capital in April 1999 after adjusting for the 999 to 1 stock split, both discussed in note 1.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     BUSINESS RISK -- Any substantial change in economic conditions, interest rates, currency exchange rates or significant price fluctuation related to the real estate industry could affect the Company's operations and have a material impact on the Company's business. In addition, the Company is subject to competition from other entities engaged in the business of building homes throughout China.

     CONVENIENCE TRANSLATION INTO UNITED STATES DOLLARS -- The consolidated financial statements of the Company are expressed in Hong Kong Dollars. The translations of Hong Kong Dollar amounts into United States Dollars are for convenience only and have been made at a rate of HK$ 7.75 to US$ 1, the approximate rate of exchange on March 31, 1999. Such translations should not be construed as representations that the Hong Kong Dollar amounts could be converted into United States Dollars, at that rate or any other rate.

     UNAUDITED INTERIM INFORMATION -- The financial information with respect to the six-month periods ended September 30, 1998 and 1999 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the six-month period ended September 30, 1999 are not necessarily indicative of results to be expected for the full year.

4. LAND AND LOTS UNDER DEVELOPMENT AND COMPLETED HOMES

     In May 1997 the Company's subsidiary, Chingchu, commenced construction of a residential community called Chingchu CALIFORNIA GARDENS on a site in Shanghai, China. The project is being developed and sold on a phase basis and a total of 7 phases are planned for development. The planned development period spans from 1997 to 2002 during which approximately 8,000 units are to be constructed in a planned area of about 1,334,000 square meters. As at March 31, 1999, the Company has obtained the land use rights which represent the legal ownership of three plots of land for the development of Phases 1 through 3. This represents approximately 423,048 square meters.

                             NEW CHINA HOMES, LTD.

4. LAND AND LOTS UNDER DEVELOPMENT AND COMPLETED HOMES--continued

     Sales of units in Phase 1 and Phase 2 commenced during the years ended March 31, 1998 and 1999, respectively, after obtaining the pre-sales certificates from the Shanghai House and Land Administration Bureau. Construction of Phase 3 has reached a preliminary stage at March 31, 1999 and the pre-sales certificate was obtained in April 1999.

     At the balance sheet dates, land and lots under development and completed homes comprised:

                                             MARCH 31,                               SEPTEMBER 30,
                             ------------------------------------------ ----------------------------------------
                                  1998          1999           1999          1998          1999         1999
                             ------------- -------------- ------------- ------------- ------------- ------------
                                  HK$            HK$           US$           HK$           HK$           US$
                                                                         (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Completed homes ............           --     2,575,387       332,308      4,864,379     4,423,418      570,764
Land held under 70 years
 lease, at cost ............   58,617,735    97,142,881    12,534,565     76,590,529    62,936,046    8,120,780
Construction costs .........   93,885,895   197,986,933    25,546,701     99,675,727   139,882,024   18,049,293
                               ----------   -----------    ----------     ----------   -----------   ----------
                              152,503,630   297,705,201    38,413,574    181,130,635   207,241,488   26,740,837
Add: Attributable profit
 recognized ................   10,961,831    68,301,687     8,813,121     19,753,439    21,505,218    2,774,867
                              -----------   -----------    ----------    -----------   -----------   ----------
                              163,465,461   366,006,888    47,226,695    200,884,074   228,746,706   29,515,704
Less: Sales proceeds
 received and
 Receivable ................   88,154,006   232,445,201    29,992,929    120,720,174   108,627,767   14,016,486
                              -----------   -----------    ----------    -----------   -----------   ----------
                               75,311,455   133,561,687    17,233,766     80,163,900   120,118,939   15,499,218
                              ===========   ===========    ==========    ===========   ===========   ==========

     Included above are land and lots under development of HK$ 32,691,300 (1998: Nil) which have been pledged as security for short-term bank loans.

5. INCOME TAXES

CAYMAN ISLANDS:

     The Company is not taxed in the Cayman Islands where it is incorporated.

HONG KONG:

     The Company's subsidiary incorporated in Hong Kong is subject to Hong Kong taxation on its activities conducted in Hong Kong. Under the current Hong Kong laws, dividends and capital gains arising from the realization of investments are not subject to income taxes and no withholding tax is imposed on payments of dividends by Hong Kong incorporated subsidiaries to the Company.

CHINA:

     Under the existing China tax regulations, the sale of real estate in advance of completion is subject to provisional business tax and provisional income tax. Provisional business tax amounted to nil in 1997, HK$ 4,197,038 in 1998 and HK$ 13,495,942 in 1999 calculated at 5% of the sales receivable. Provisional

                             NEW CHINA HOMES, LTD.

5. INCOME TAXES--continued

income tax is calculated at 33% of deemed profit which is based on 10% of installments received. Upon the completion of the real estate, income tax will be re-assessed and calculated at 33% of the actual taxable profit and, if any, excessive provisional income tax will be refunded.

     The components of (loss) income before minority interests and income taxes are as follows:

                                            MARCH 31,                                 SIX MONTHS ENDED SEPTEMBER 30,
                    ---------------------------------------------------------- --------------------------------------------
                        1997           1998            1999           1999           1998            1999          1999
                    ------------ --------------- --------------- ------------- --------------- --------------- ------------
                         HK$           HK$             HK$            US$            HK$             HK$            US$
                                                                                 (UNAUDITED)     (UNAUDITED)    (UNAUDITED)
China .............         --      (3,429,316)     47,404,674     6,116,732      13,608,779      17,297,547    2,231,942
Hong Kong .........    (10,609)     (1,383,233)     (5,045,048)     (650,974)     (1,409,047)     (2,072,031)    (267,359)
                       -------      ----------      ----------     ---------      ----------      ----------    ---------
                       (10,609)     (4,812,549)     42,359,626     5,465,758      12,199,732      15,225,516    1,964,583
                       =======      ==========      ==========     =========      ==========      ==========    =========

     The provision for income taxes consists of the following:

                                       MARCH 31,                         SIX MONTHS ENDED SEPTEMBER 30,
                    ----------------------------------------------- ----------------------------------------
                     1997        1998          1999         1999         1998          1999         1999
                    ------ --------------- ------------ ----------- ------------- ------------- ------------
                      HK$        HK$            HK$         US$          HK$           HK$           US$
                                                                     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
China:
 Current ..........   --              --    10,491,689   1,353,766    4,553,762     4,082,228       526,739
 Deferred .........   --      (1,131,674)    5,214,719     672,867           --     1,625,962       209,802
                      --      ----------    ----------   ---------    ---------     ---------       -------
                      --      (1,131,674)   15,706,408   2,026,633    4,553,762     5,708,190       736,541
                      ==      ==========    ==========   =========    =========     =========       =======

     A reconciliation between the provision for income taxes computed by applying the China statutory tax rate of 33% for each period to income before taxes and the actual provision for income taxes is as follows:

                                                    MARCH 31,                              SIX MONTHS ENDED SEPTEMBER 30,
                             -------------------------------------------------------- ----------------------------------------
                                 1997          1998           1999           1999          1998          1999         1999
                             ----------- --------------- -------------- ------------- ------------- ------------- ------------
                                 HK$           HK$             HK$           US$           HK$           HK$           US$
                                                                                       (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Standard income tax rate
 applied to (loss) income
 before income tax .........    (3,500)     (1,588,141)    13,978,677     1,803,700     4,025,912     5,024,420      648,312
Effect of lower standard
 income tax rate for Hong
 Kong subsidiary ...........     1,750         228,233        857,658       110,665       239,538       352,245       45,451
Income not subject to
 Taxation ..................        --         (13,761)            --            --            --            --           --
Interest expense not
 Deductible in
 Hong Kong .................     1,750         239,573        912,193       117,702       335,836       153,283       19,779
Other ......................        --           2,422        (42,120)       (5,434)      (47,524)      178,242       22,999
                                ------      ----------     ----------     ---------     ---------     ---------      -------
Income taxes ...............        --      (1,131,674)    15,706,408     2,026,633     4,553,762     5,708,190      736,541
                                ======      ==========     ==========     =========     =========     =========      =======

                             NEW CHINA HOMES, LTD.

5. INCOME TAXES--continued

     Deferred income taxes represent the difference in recognition of income under the percentage of completion method and the accounting treatment applied for tax purposes in China. At March 31, 1999, the Hong Kong subsidiary and Chingchu had no tax loss carryforwards for statutory tax reporting purposes.

     The components of deferred income tax are as follows:

                                                               MARCH 31,
                                               -----------------------------------------       SEPTEMBER 30,
                                                   1998          1999           1999                 1999
                                               ----------- --------------- ------------- ---------------------------
                                                   HK$           HK$            US$           HK$           US$
                                                                                          (UNAUDITED)   (UNAUDITED)
Deferred tax asset (liability)
Difference in recognition of income Under the
 percentage of completion method and the
 accounting treatment applied for tax purposes
 in China .................................... 1,132,732      (4,081,987)     (526,708)    5,707,949       736,510
                                               =========      ==========      ========     =========       =======

6. OTHER PREPAID TAXES

                                              MARCH 31,
                                     ----------------------------       SEPTEMBER 30,
                                      1998      1999       1999               1999
                                     ------ ----------- --------- ---------------------------
                                       HK$      HK$        US$         HK$           US$
                                                                   (UNAUDITED)   (UNAUDITED)
Provisional land appreciation tax ..   --   2,151,544   277,619     2,151,544       277,619
                                       ==   =========   =======     =========       =======

     In accordance with the Land Appreciation Tax Law all legal entities and individuals receiving income from the transfer of state-owned land use rights or buildings and their attached facilities are subject to land appreciation tax.

     Land appreciation tax is charged on the appreciated amount at the applicable rate. The amount of appreciation is calculated on the basis of sales proceeds received less deductible items. Deductible items include fees for land use rights acquisition, development costs and expenses for new buildings and facilities and other deductions as prescribed by the Ministry of Finance in China. The applicable rates are progressive ranging from 30% to 60% depending on the percentage of the appreciated amount over deductible costs.

     In accordance with the Land Appreciation Tax Law, the Company, being a taxpayer involved in real estate development, is entitled to an additional deduction equal to 20% of the aggregate of land use rights acquisition costs and land development costs, as defined in the law, in computing the land appreciation tax.

     In addition, as the Company sells ordinary standard residential apartments, as defined in the relevant regulations, the Company is exempted from land appreciation tax if the appreciated amount over the deductible cost is less than 20%. However, if the amount of the appreciated amount exceeds the deductible costs by more than 20%, the entire amount of the appreciation will be subject to land appreciation tax as stated above.

                             NEW CHINA HOMES, LTD.

7. RESTRICTED CASH

     Chingchu has entered into agreements with certain banks in respect of mortgage loans provided to house buyers of CALIFORNIA GARDENS. In accordance with those agreements, Chingchu deposits either 10% of the consideration of the properties sold and financed under the mortgage loans or between 10% and 20% of the amount of financing provided as a guarantee for settlement of the mortgage installments. Should mortgagors fail to pay mortgage installments the bank can draw down the deposits up to the amount of mortgage installments not paid during the period from the mortgage drawdown to the date of releasing such guarantees. The guarantees will be released when the property title deeds are passed to banks as security for the respective mortgage loans. At March 31, 1998 and 1999, deposits of HK$ 4,982,793 and HK$ 4,140,889, respectively, were placed with banks to guarantee the above agreements.

8. PLANT, EQUIPMENT, AND CONSTRUCTION-IN-PROGRESS, NET

     Plant, equipment and construction-in-progress consists of the following:

                                                     MARCH 31,
                                       -------------------------------------       SEPTEMBER 30,
                                           1998         1999         1999                1999
                                       ------------ ------------ ----------- ---------------------------
                                            HK$          HK$         US$          HK$           US$
                                                                              (UNAUDITED)   (UNAUDITED)
At cost:
Construction-in-progress .............  22,826,608   31,878,237   4,113,320   43,089,109    5,559,885
Machinery and equipment ..............          --       26,661       3,440       37,886        4,888
Furniture and fixtures ...............   1,011,402    1,232,241     158,999    1,277,212      164,802
Motor vehicles .......................   1,113,172    2,726,968     351,867    3,197,721      412,609
Electric equipment ...................     555,092      814,922     105,151      887,409      114,504
                                        ----------   ----------   ---------   ----------    ---------
Total ................................  25,506,274   36,679,029   4,732,777   48,489,337    6,256,688
Less: Accumulated depreciation and
 amortization ........................     131,641      719,869      92,886    1,048,723      135,319
                                        ----------   ----------   ---------   ----------    ---------
Net book value .......................  25,374,633   35,959,160   4,639,891   47,440,614    6,121,369
                                        ==========   ==========   =========   ==========    =========

9. BANK BORROWINGS

     These represent bank loans to Chingchu obtained from banks and at March 31, 1999 the weighted average interest rate on borrowings was 8.8%. At March 31, 1999, the Company and its subsidiaries did not have any unutilized facilities. In September, 1999, the Company borrowed approximately HK$ 11.2 million under credit agreements entered into in that month.

     At March 31, 1999 bank loans totalling HK$ 23,386,342, bearing interest at 6% to 7% per annum, have been guaranteed at no cost by the holding company of the minority shareholder of Chingchu. The loans matured in the amounts of HK$ 18,709,074 and HK$ 4,677,268 on May 6, 1999 and September 30, 1999,
respectively, and were subsequently extended to October and November, 1999, respectively. The remaining bank loan of HK$ 11,618,335, which bears interest at the US dollar prime lending rate plus 2% per annum, is denominated in United States dollars (US$ 1,500,000) and is secured by the land use rights of CALIFORNIA GARDENS and certain lots under development (see note 4). A subsidiary of Far East has also guaranteed this loan at no cost to the Company. This loan was revolving and repayable on July 31, 1999.

     Subsequently, the bank loans of HK$ 18,709,074 and HK$ 11,618,335 were further extended to May 15, 2000 and July 30, 2002, respectively (unaudited).

                             NEW CHINA HOMES, LTD.

9. BANK BORROWINGS--continued

     Total interest costs incurred, expensed and capitalized relating to bank borrowings and advances from Far East as mentioned in note 10 (ii) to the consolidated financial statements were:

                                                        YEAR ENDED MARCH 31,
                                         ---------------------------------------------------        SEPTEMBER 30,
                                          1997        1998            1999          1999                  1999
                                         ------ --------------- --------------- ------------ -----------------------------
                                           HK$        HK$             HK$            US$           HK$            US$
                                                                                               (UNAUDITED)    (UNAUDITED)
Interest capitalized at beginning
 of the year
 Land and lots under development .......   --              --       2,824,887      364,502       4,301,952      555,090
 Completed homes .......................   --              --              --           --          70,857        9,143
 Construction-in-progress ..............   --              --         631,218       81,447       1,404,619      181,241
                                           --      ----------       ---------      -------       ---------      -------
 Total interest capitalization .........   --              --       3,456,105      445,949       5,777,428      745,474
                                           ==      ==========       =========      =======       =========      =======
Interest capitalized at beginning
 of the year ...........................   --              --       3,456,105      445,949       5,777,428      745,474
Plus interest incurred .................   --       4,908,060       8,627,850    1,113,271       1,548,228      199,771
Less interest expensed as cost
 of home sales .........................   --      (1,451,955)     (6,306,527)    (813,746)     (1,799,258)    (232,162)
                                           --      ----------      ----------    ---------      ----------     --------
Interest capitalized at end
 of the year/period ....................   --       3,456,105       5,777,428      745,474       5,526,398      713,083
                                           ==      ==========      ==========    =========      ==========     ========
Interest capitalized at end
 of the year/period
 Land and lots under development .......   --       2,824,887       4,301,952      555,090       3,785,528      488,455
 Completed homes .......................   --              --          70,857        9,143         127,033       16,391
 Construction-in-progress ..............   --         631,218       1,404,619      181,241       1,613,837      208,237
                                           --      ----------      ----------    ---------      ----------     --------
 Total interest capitalization .........   --       3,456,105       5,777,428      745,474       5,526,398      713,083
                                           ==      ==========      ==========    =========      ==========     ========

                             NEW CHINA HOMES, LTD.

10. RELATED PARTY TRANSACTIONS

     At the balance sheet dates the Company and its subsidiaries had balances with the following parties:

                                                             MARCH 31,
                                              ---------------------------------------       SEPTEMBER 30,
                                                   1998         1999         1999                 1999
                                       NOTES  ------------- ------------ ------------ ---------------------------
                                                   HK$           HK$          US$          HK$           US$
                                                                                       (UNAUDITED)   (UNAUDITED)
Due from related parties:
 Subsidiaries of Far East
   International ...................   (i)              --    1,644,292      212,167    1,281,861      165,402
 Parties related to the minority
   shareholder of Chingchu .........   (i)         836,470    1,377,817      177,783    1,377,060      177,685
                                                   -------    ---------      -------    ---------      -------
                                                   836,470    3,022,109      389,950    2,658,921      343,087
                                                   =======    =========      =======    =========      =======
Due to related parties:
 Far East ..........................  (ii)      84,360,624   75,918,974    9,795,997    1,619,784      209,004
 A subsidiary of Far East
   International ...................   (i)              --           --           --    1,920,962      247,866
 Party related to the minority
   shareholder of Chingchu ......... (iii)      20,478,204   20,416,300    2,634,361   18,912,222    2,440,287
 Minority shareholder
   of Chingchu .....................  (iv)              --           --           --    5,612,722      724,222
                                                ----------   ----------    ---------   ----------    ---------
                                               104,838,828   96,335,274   12,430,358   28,065,690    3,621,379
                                               ===========   ==========   ==========   ==========    =========

----------------
  (i)     The amounts due from related companies represent unsecured advances which are interest free and repayable on demand.
 (ii)     During the three years ended in the period ended March 31, 1999, the Company has been financed by advances from Far East which have no specific repayment terms. Far East advanced HK$ 6,429,307 in 1997, HK$ 78,469,164 in 1998 and HK$ 19,506,948
          in 1999 and was repaid HK$ 27,948,598 in 1999. On April 2, 1999, as explained in note 1, the Company issued shares to Far
          East for cash of US$ 9,549,000 which was used to offset the payable to Far East, which amounted to US$ 9,795,997 at March
          31, 1999. The Company was charged interest at Hong Kong dollar prime rate per annum by Far East in respect of advance for these two years. The interest expense of HK$ 4,908,060 in 1998 and HK$ 7,292,626 in 1999, respectively, has been capitalized and will be expensed along with the associated cost of sales as homes are sold.
(iii)     At March 31, 1999, the amount due to the party related to the minority shareholder of Chingchu represented payables for land fees and infrastructure costs amounting to HK$ 16,434,556 (1998: HK$ 10,046,773) and HK$ 3,981,744 (1998: HK$
          10,431,431), respectively. Transactions in each year with this party, which are included in the land and construction costs of Chingchu CALIFORNIA GARDENS, are as follows.

                                                     MARCH 31,                        SIX MONTHS ENDED SEPTEMBER 30,
                                    -------------------------------------------- ----------------------------------------
                                     1997      1998         1999         1999         1998          1999         1999
                                    ------ ------------ ------------ ----------- ------------- ------------- ------------
                                      HK$       HK$          HK$         US$          HK$           HK$           US$
                                                                                  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
   Land fees and costs ............   --    70,373,832   28,052,573   3,619,687   28,462,777    13,775,865    1,777,531
   External infrastructure Costs ..   --    14,953,271   38,640,037   4,985,811    9,054,228            --           --
   Penalty on late payment ........   --            --      748,363      96,563      374,181            --           --
                                      --    ----------   ----------   ---------   ----------    ----------    ---------
                                      --    85,327,103   67,440,973   8,702,061   37,891,186    13,775,865    1,777,531
                                      ==    ==========   ==========   =========   ==========    ==========    =========

(iv)     The amount due to minority shareholder of Chingchu represented unsecured advances at an interest rate of 6.44% per annum and repayable on October 24, 1999 (unaudited).

     The average amount due to party related to the minority shareholder during the years ended March 31, 1998 and 1999 was HK$ 2,357,830 and HK$ 26,522,571,
respectively which represented

                             NEW CHINA HOMES, LTD.

10. RELATED PARTY TRANSACTIONS--continued

RMB 2,520,520 and RMB 28,352,628, respectively, translated using an average exchange rate of RMB 1.069 to HK$ 1. The party related to the minority shareholder did not charge the Company any interest during the years ended March 31, 1998 and 1999 except penalty for the delayed payment of land fees as shown above.

11. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company and its subsidiaries lease office and employee accommodation under various operating leases which do not contain any renewal or escalation clauses. Rental expense under operating leases was nil in 1997, HK$ 272,897 in 1998 and HK$ 293,078 in 1999. At March 31, 1999, the Company and its subsidiaries were committed under operating leases requiring minimum rentals of HK$ 130,145 during the year ending March 31, 2000.

CAPITAL EXPENDITURE

     At March 31, 1999, the Company had contracted for expenditure of approximately HK$ 221,000,000 in respect of land and lots under development which is expected to be expended within the next two years. The Company has authorized but not yet contracted for additional expenditure on Chingchu CALIFORNIA GARDENS of approximately HK$ 215,000,000.

GUARANTEES

     The Company has given guarantees in respects of mortgage loans provided to the buyers of Chingchu CALIFORNIA GARDENS as disclosed in note 7 to the financial statements. Included in the prepaid expenses and other assets as at March 31, 1999 was the amount of HK$ 30,017 withdrawn by the banks in accordance with the above guarantee. In the opinion of the directors, the amount will be recovered when the title deeds of the property are transferred to the buyers or the banks. All amounts that have been withdrawn by the banks have been recovered. Historically, there have been no defaults associated with the amounts withdrawn by banks.

     At March 31, 1998 and 1999, the total amount of mortgages outstanding which are subject to these guarantees was HK$ 31 million and HK$ 81 million, respectively. At September 30, 1998 and 1999, the total amount of mortgages outstanding which are subject to these guarantees was HK$ 124 million and HK$ 83 million, respectively (unaudited).

PROVISIONAL TAX PAYMENTS

     The Company has pre-sold part of the real estate development project and has accrued the full amount of provisional foreign enterprises income tax on the deemed profits arising from the pre-sales pursuant to the relevant tax regulations. The Company, however, has not made installment payments on account of the provisional tax liability based on the informal understanding that it has reached with the competent tax authority allowing the installments to the delayed until the project is completed. In the absence of such approval, the Company may be liable for delinquent charges approximating HK$ 4,368,000 calculated at a daily rate of 0.2% on the unpaid amount at March 31, 1999.

                             NEW CHINA HOMES, LTD.

12. EMPLOYEE BENEFITS

     In accordance with local government regulations, Chingchu is required to make contributions to a defined contribution retirement fund which is administered by the Labour Bureau of the local government. Chingchu is required to contribute 25.5% of the total salary. Chingchu has no obligation for the pension payments or any post-retirement benefits beyond the annual contributions described above. Chingchu contributions for the year ended March 31, 1997, 1998 and 1999 were approximately nil, HK$ 91,735 and HK$ 314,330, respectively. The Company and its Hong Kong subsidiary have no other pension plans or post-retirement obligations.

13. CONCENTRATION OF CREDIT RISK

     The Company maintains its cash and cash equivalents with bank and financial institutions in China. All sales are made to Chinese domestic home buyers. As the Company does not have any major customers, it does not consider itself exposed to significant credit risk with regards to collection of related receivables. No credit losses have been recorded since commencement of operation.

14. FAIR VALUE OF FINANCIAL STATEMENTS

     The carrying amount of cash and cash equivalent, trade and other accounts receivable, short-term bank borrowings, customer deposits, trade accounts payable and accrued expenses and amounts due to/from related parties approximate fair value because of the short maturities of these instruments. There is no quoted market price for amounts due to/from related parties and accordingly a reasonable estimate of their fair value could not be made without incurring excessive costs.

15. STOCK OPTION PLAN

     In August 1999, the Company adopted a 1999 Stock Option and Restricted Stock Purchase Plan (the "Plan") conditioned upon the shareholders of Far East approving the terms of the Plan and subject to the review of the Stock Exchange of Hong Kong Limited. Under the Plan, the compensation committee of the board of directors has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each grant, the status of any granted option, the vesting schedule to be in effect for the option grant and maximum term for which any granted option is to remain outstanding. Each option granted under the Plan has a maximum term of 10 years. No options have been granted under the Plan.

                             NEW CHINA HOMES, LTD.

16. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Company's financial statements are prepared in accordance with HK GAAP, which differs in certain significant respects from US GAAP. The significant differences relate principally to the following items and the adjustments necessary to restate net income and stockholder's equity in accordance with US GAAP are shown in the tables set out below.

PRE-OPERATING EXPENDITURE

     Under HK GAAP, expenses incurred prior to the commencement of new operations are capitalized as deferred pre-operating expenditure and are amortized on a straight line basis over a period of time when the related operation commences on a commercial basis.

     Under US GAAP, such expenses are written off to the statement of operations when incurred.

DERIVATIVES

     HK GAAP does not specifically cover derivatives other than forward exchange contracts.

     US GAAP has recently been amended by Statement of Financial Accounting Standards ("FASB") No. 133 "Accounting for Derivative Instruments and Hedging Activities" which broadly defines derivatives and requires them to be recorded as assets or liabilities at fair value. For derivatives that are designated as hedges of certain items, in certain circumstances any change in fair value is recorded in other comprehensive income, in other circumstances in earnings for the period. For derivatives that are not designated as hedges, any changes in fair value will be reflected in earnings for the period. FASB 133 is not yet mandatory and the Company has not yet evaluated the impact this would have on the financial statements of the Company.

     The Company does not currently use any derivative financial instruments to manage its risks or obligations.

IMPAIRMENT OF LONG-LIVED ASSETS

     Under HK GAAP, where in the opinion of the directors the recoverable amounts of long-lived assets have declined below their carrying amounts, provisions are made to write down the carrying amounts of such assets to their recoverable amounts. Recoverable amounts are not determined using discounted cash flows.

     Under US GAAP, long-lived assets including land and lots under development must be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized if the expected future cash flows (undiscounted) are less than the carrying amount of the assets. The impairment is measured based on the fair value of the asset.

DEFERRED INCOME TAXES

     Under HK GAAP, deferred taxation is provided in respect of the taxation effect of all timing differences which are expected, with reasonable probability, to crystalize in the foreseeable future, and is

                             NEW CHINA HOMES, LTD.

16. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES--continued

calculated under the liability method. With respect to recognizing a deferred tax asset related to prior operation losses, HK GAAP requires these deferred tax assets to be probable of recovery in the foreseeable future, and requires assurance beyond a reasonable doubt that taxable income will be generated in the future.

     US GAAP requires that all provision be made for the deferred tax effects of all temporary differences as they arise, except that a valuation allowance is provided on deferred tax assets to the extent that it is "more likely than not" that such deferred tax assets will not be realized. Under US GAAP, "more likely than not" is defined as a likelihood of more than 50 per cent.

STOCK-BASED COMPENSATION

     Under HK GAAP, the granting of share options to employees does not require the recognition of compensation expense.

     Under US GAAP, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" compensation expense is recognized to the extent that the fair value of the equity instrument exceeds the exercise price of the option granted at a defined measurement date, which is generally the grant date unless certain conditions apply. Under FASB No. 123 "Accounting for Stock-Based Compensation", the Company may alternatively compute compensation expense based on the fair value of the options granted. Stock or options issued to non-employees for services is accounted for in accordance with FASB No. 123.

COMPREHENSIVE INCOME

     Under HK GAAP no display of total comprehensive income is required.

     Under US GAAP total comprehensive income is required to be displayed for all years in which an income statement is presented. Comprehensive income comprises net income and other comprehensive income such as unrealized gains and losses on securities and foreign currency translation adjustments. Under US GAAP, total comprehensive income (loss) was a loss of HK$ 10,609 and HK$ 4,248,505 for 1997 and 1998 respectively and total comprehensive income of HK$ 24,643,670 for 1999.

NONMONETARY TRANSACTIONS

     Under US GAAP, accounting for nonmonetary transactions is generally based on the fair values of the assets or services provided. The estimated fair value of services contributed to the Company by consultants in the year ended March 31, 1999 has been recorded as an expense and credited to additional paid-in capital. HK GAAP would generally not record such an expense.

                             NEW CHINA HOMES, LTD.

16. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES--continued

     The following table summarizes the effect on net (loss) income of differences between HK GAAP and US GAAP.

                                                      MARCH 31,
                              ----------------------------------------------------------
                                  1997           1998            1999           1999
                              ------------ --------------- --------------- -------------
                                   HK$           HK$             HK$            US$
Net (loss) income as
 reported ...................    (10,609)     (3,639,517)     26,082,649     3,365,503
US GAAP material
 adjustments:
 Deferred pre-operating
   Expenditure ..............         --      (1,023,675)             --            --
Amortization of deferred
 pre-operating
 expenditure ................         --         117,944         202,900        26,181
Contribution of services
 by consultants credited
 to additional paid-in
 capital ....................         --              --      (1,647,000)     (212,516)
Additional compensation
 expense to consultants
 arising from fair value of
 the common shares
 credited to additional
 paid-in capital ............         --              --              --            --
Additional deferred tax
 credit (charge) due to
 timing difference arising
 from adjustment on
 pre-operating
 expenditure ................         --         298,892         (66,957)       (8,640)
                                 -------      ----------      ----------     ---------
Net (loss) income under
 US GAAP ....................    (10,609)     (4,246,356)     24,571,592     3,170,528
                                 =======      ==========      ==========     =========
(Loss) earnings per share
 under US GAAP ..............     (10.61)      (4,246.36)      24,571.59      3,170.53
                                 =======      ==========      ==========     =========
Pro Forma (loss) earnings
 per share under
 US GAAP ....................                                       2.36          0.30
                                                              ==========     =========

                                    SIX MONTHS ENDED SEPTEMBER 30,
                              ------------------------------------------
                                   1998           1999          1999
                              ------------- --------------- ------------
                                   HK$            HK$            US$
                               (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Net (loss) income as
 reported ...................   7,482,980       9,308,718    1,201,125
US GAAP material
 adjustments:
 Deferred pre-operating
   Expenditure ..............          --              --           --
Amortization of deferred
 pre-operating
 expenditure ................     100,436         102,461       13,221
Contribution of services
 by consultants credited
 to additional paid-in
 capital ....................          --         274,478       35,417
Additional compensation
 expense to consultants
 arising from fair value of
 the common shares
 credited to additional
 paid-in capital ............          --      (4,940,625)    (637,500)
Additional deferred tax
 credit (charge) due to
 timing difference arising
 from adjustment on
 pre-operating
 expenditure ................     (33,144)        (33,812)      (4,363)
                                ---------      ----------    ---------
Net (loss) income under
 US GAAP ....................   7,550,272       4,711,220      607,900
                                =========      ==========    =========
(Loss) earnings per share
 under US GAAP ..............    7,550.27            0.45         0.06
                                =========      ==========    =========
Pro Forma (loss) earnings
 per share under
 US GAAP ....................

                             NEW CHINA HOMES, LTD.

16. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES--continued

     The following table summarizes the effect on stockholder's equity (deficit) of the differences between HK GAAP and US GAAP.

                                                             MARCH 31,
                                            --------------------------------------------         SEPTEMBER 30,
                                                  1998           1999           1999                   1999
                                            --------------- -------------- ------------- -------------------------------
                                                  HK$             HK$           US$            HK$             US$
                                                                                           (UNAUDITED)     (UNAUDITED)
Stockholder's equity (deficit) as reported     (3,112,250)    23,042,477     2,973,223     112,943,445     14,573,348
US GAAP material adjustments:
 Deferred pre-operating expenditure, net ..      (906,578)      (703,678)      (90,797)       (601,217)       (77,576)
 Additional deferred tax credit (charge)
   due to timing difference arising
   from adjustment on pre-operating
   expenditure ............................       299,171        (66,957)       (8,640)        (33,812)        (4,363)
 Contribution of services by consultants ..            --             --            --      (5,489,583)      (708,333)
                                               ----------     ----------     ---------     -----------     ----------
Stockholder's equity (deficit) under
 US GAAP ..................................    (3,719,657)    22,271,842     2,873,786     106,818,833     13,783,076
                                               ----------     ----------     ---------     -----------     ----------

[Pictures of the exterior and interior of homes in the California Gardens development. Pictures of play areas for young children.]

"New China Homes First China Project: California Gardens in Shanghai."

"Each California Gardens three-level townhouse averages 1,600 square feet and has its own parking/driveway area, as well as front and rear entrance and terraces."

"Our homes provide spacious interiors and independent living area for middle-income families, who are China's new and emerging consumer market."

"Schools have been constructed within the development (kindergarten, elementary, and high schools) as well as amenities which include retail shops and country club facilities."

 YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES AND WARRANTS ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON SHARES.

 UNTIL APRIL 3, 2000, ALL DEALERS SELLING COMMON SHARES OR WARRANTS WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                      -----------------------------------

                             NEW CHINA HOMES, LTD.

                                   2,000,000
                                 COMMON SHARES

                                      AND

                             2,000,000 REDEEMABLE
                        COMMON SHARES PURCHASE WARRANTS

                      -----------------------------------
                                   PROSPECTUS
                      -----------------------------------
                         [BARRON CHASE SECURITIES LOGO]


                              7700 W. Camino Real
                           Boca Raton, Florida 33433
                                (561) 347-1200

                           Beverly Hills, California
                              Boca Raton, Florida
                             Boston, Massachusetts
                               Buffalo, New York
                               Chicago, Illinois
                              Clearwater, Florida
                              Edison, New Jersey
                           Eureka Springs, Arkansas
                           Fort Lauderdale, Florida
                         Hasbrouk Heights, New Jersey
                             La Jolla, California
                              New York, New York
                               Orlando, Florida
                          Rockville Centre, New York
                               Sarasota, Florida
                                Tampa, Florida

                                 March 8, 2000

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